Exhibit 10.1

LEASE

DATED

May 26, 2017

by and between

IIP-MD 1 LLC,

a Delaware limited liability company

and

HOLISTIC INDUSTRIES LLC,

a Maryland limited liability company

LEASE AGREEMENT

This Lease Agreement (this "Lease"), dated May 26, 2017 (the "Execution Date"), is made between IIP-MD 1 LLC, a Delaware limited liability company ("Landlord"), and HOLISTIC INDUSTRIES LLC, a Maryland limited liability company ("Tenant").

RECITALS

A.          WHEREAS, concurrent with the execution of this Lease, Landlord closed on the purchase of certain real property (the "Property") and the improvements on the Property located at 9220 Alaking Court, Capitol Heights, Maryland 20743, including the building constructed or to be constructed thereon (the "Building" and, together with the Property, the "Project"), pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions, dated May 1st, 2017 (the "Purchase Agreement"), by and between Landlord and PGHI LLC, a Maryland limited liability company ("Prior Owner"), an affiliate of Tenant; and

B.           WHEREAS, Landlord wishes to lease to Tenant, and Tenant desires to lease from Landlord, the Premises (as defined below), pursuant to the terms and conditions of this Lease, as detailed below;

C.           WHEREAS, pursuant to the Purchase Agreement, the Prior Owner is obligated to complete certain Construction Work (as defined in the Purchase Agreement) at the Project, which Construction Work is anticipated to continue during the initial Term of the Lease;

D.          WHEREAS, Landlord, Tenant and Prior Owner have entered into that certain Right of Entry Agreement, dated as of the Execution Date (the "Access Agreement"), whereby Landlord and Tenant have each granted to Prior Owner and its employees, contractors and subcontractors a temporary right of entry to enter the Project for the purpose of completing the Construction Work;

E.           WHEREAS, any affiliates (as defined in Section 16.8) of Tenant now existing or hereafter formed which conduct business in the state of Maryland in the cannabis industry (each, a “Full Guarantor”) will be required pursuant to the terms of this Lease to enter into a guaranty in the form attached as Exhibit D (the “Full Guaranty”), without which Landlord would not agree to enter into this Lease. For purposes of this Lease, the term “Guarantor” as used herein shall mean and refer to the Limited Guarantor (as defined below), as applicable, and any Full Guarantor, as applicable, and the term “Guaranty” shall mean and refer to any Full Guaranty and the Limited Guaranty (as defined below), as applicable; and

F.           WHEREAS, Willco Construction Co., Inc. a Maryland corporation ("Completion Guarantor"), is deriving a benefit from Landlord and Tenant entering into this Lease, and has agreed to enter into a completion guaranty in the form attached as Exhibit F hereto (the "Completion Guaranty") to guaranty Tenant’s completion of the Tenant Improvements (as defined below).

AGREEMENT

NOW, THEREFORE, Landlord and Tenant, in consideration of the mutual promises contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, agree as follows:

1.           Lease of Premises. Subject to the terms and conditions of the Access Agreement, Landlord hereby leases to Tenant, and Tenant hereby leases from Landlord, the real property described on Exhibit A attached hereto, and all improvements thereon, including the Building and the shafts, cable runs, mechanical spaces, rooftop areas, landscaping, parking facilities, private drives and other improvements and appurtenances related thereto, for use by Tenant in accordance with the Permitted Use (as defined below) and no other uses (collectively, the "Premises").

2.           Basic Lease Provisions. For convenience of the parties, certain basic provisions of this Lease are set forth herein. The provisions set forth herein are subject to the remaining terms and conditions of this Lease and are to be interpreted in light of such remaining terms and conditions.

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2.1.        Initial Base Rent: One Hundred Thousand Dollars ($100,000.00) per month, subject to subsequent adjustment under this Lease.

2.2.        "Security Deposit": One Million One Hundred Thousand Dollars ($1,100,000.00), subject to adjustment under this Lease.

2.3.        "Permitted Use": Agricultural growth and processing of agricultural materials, including but not limited to, cannabis, industrial and office space, in accordance with current zoning for the Premises and, subject to the terms of this Lease, in conformity with all Applicable Laws (as defined below). Permitted use shall include the cultivation and processing of cannabis plant parts and resins into products, and the storage of same for transport, and such other related use or uses which, subject to the terms of this Lease, are permitted under Applicable Laws.

2.4.	Address for Rent Payment:

IIP-MD 1 LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: General Counsel

2.5.	Address for Notices to Landlord:

IIP-MD 1 LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attn: General Counsel

2.6.	Address for Notices and Invoices to Tenant:

Holistic Industries LLC

c/o Willco Companies

7811 Montrose Road

Suite 200

Potomac MD 20854

Attn: Legal

With a copy of notices to:

Legal via Email: pla@willco.com

With a copy of default notices to:

Grossberg, Yochelson, Fox & Beyda, LLP

1200 New Hampshire Ave, NW

Suite 555

Washington, DC 20036

Attn: Richard F. Levin, Esq.

2.7.	The following Exhibits are attached hereto and incorporated herein by reference:

Exhibit A	Premises
Exhibit B	Tenant's Personal Property
Exhibit C	Form of Estoppel Certificate
Exhibit D	Form of Guaranty
Exhibit E	Form of Limited Guaranty
Exhibit F	Form of Completion Guaranty
Exhibit G	Work Letter
Exhibit G-1	Tenant Work Insurance Requirements

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3.	Term and Extension Options.

3.1.        Term. The actual term of this Lease (as the same may be extended or earlier terminated in accordance with this Lease, the "Term") shall commence on May 26, 2017 (the "Commencement Date") and end on May 31, 2033, subject to extension or earlier termination of this Lease as provided herein.

3.2.        Options to Extend Term. Tenant shall have three (3) options (each an "Extension Option") to extend the Term of this Lease for a period of five (5) years each (each an "Extension Period"), on the same terms and conditions in effect under this Lease immediately prior to the commencement of the Extension Period, except that (a) Tenant shall have no further right to extend the Term of this Lease after the third Extension Period, (b) the Base Rent payable during the Extension Period shall be an amount equal to the fair market value for similar space in the Capitol Heights, Maryland market, subject to a fair market value rent escalation during the Extension Period consistent with similar space in such market (collectively, the "FMV").

3.2.1.        Upon Landlord’s receipt of an Extension Notice (as defined below), Landlord and Tenant will use good faith efforts to negotiate the FMV, taking into account all relevant factors including, without limitation, all uses which the Premises are adapted and might in reason be applied, rent for comparable premises in the relevant competitive market, concessions offered to new tenants, Tenant’s creditworthiness and the quality and location of the Building and Premises. If Landlord and Tenant cannot agree on the FMV within thirty (30) days after Landlord’s receipt of an Extension Notice (as defined below), then either party may request that the same be determined as follows: a senior officer of a nationally recognized leasing brokerage firm with local knowledge of the Capitol Heights, Maryland leasing market (the "Baseball Arbitrator") shall be selected and paid for jointly by Landlord and Tenant. In the event that Landlord and Tenant cannot agree upon the Baseball Arbitrator, then the same shall be designated by the local chapter of the Judicial Arbitration and Mediation Services or any successor organization thereto (the "JAMS"). The Baseball Arbitrator selected by the parties or designated by JAMS shall (a) have at least ten (10) years’ experience in the leasing of relevant space in the applicable market and (b) not have been employed or retained by either Landlord or Tenant or any affiliate of either for a period of at least ten (10) years prior to appointment pursuant hereto. Each of Landlord and Tenant shall submit to the Baseball Arbitrator and to the other party its determination of the FMV. The Baseball Arbitrator shall grant to Landlord and Tenant a hearing and the right to submit evidence. The Baseball Arbitrator shall determine which of the two (2) FMV determinations more closely represents the actual FMV. The Baseball Arbitrator may not select any other FMV for the Premises other than one submitted by Landlord or Tenant. The FMV selected by the Baseball Arbitrator shall be binding upon Landlord and Tenant and shall serve as the basis for determination of Base Rent payable for the applicable Extension Period. After the final determination of Base Rent payable for the Extension Period, the parties shall promptly execute a written amendment to this Lease specifying the amount of Base Rent to be paid during the applicable Extension Period. Any failure of the parties to execute such amendment shall not affect the validity of the FMV determined pursuant to this Section.

3.2.2.        If Tenant exercises an Extension Option, such Extension Option shall apply to the entire Premises (and no less than the entire Premises). Tenant may exercise an Extension Option only by giving Landlord irrevocable and unconditional written notice thereof (the "Extension Notice") not later than twelve (12) months prior to the commencement date of the Extension Period. Upon delivery of the Extension Notice, Tenant shall be irrevocably bound to lease the Premises for the Extension Period.

3.2.3.        Notwithstanding the foregoing, Tenant shall not have the right to exercise an Extension Option (a) during the time that Tenant is in Default (i.e. beyond any applicable notice and cure period) under this Lease, in the case of any Default that arose during the twelve (12) month period immediately prior to the date that Tenant intends to exercise an Extension Option; or (b) in the event that Tenant has been in Default with respect to any of its monetary obligations under this Lease two (2) or more times during the twelve (12) month period immediately prior to the date that Tenant intends to exercise an Extension Option, whether or not Tenant has cured such Defaults. If Tenant shall fail to timely exercise the Extension Option in accordance with the provisions of this Section 3.2, then the Extension Option shall terminate, and shall be null and void and of no further force and effect.

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3.2.4.        All of Tenant’s rights with respect to the Extension Option shall terminate and be of no further force or effect even after Tenant’s due and timely exercise of the Extension Option if, after such exercise, but prior to the commencement date of the Extension Period, (i) Tenant fails to pay to Landlord a monetary obligation of Tenant for a period of twenty (20) days after written notice from Landlord to Tenant, or (ii) Tenant fails to commence to cure a material non-monetary default within thirty (30) days after the date Landlord gives notice to Tenant of such material non-monetary default. If this Lease or Tenant's right to possession of the Premises shall terminate in any manner whatsoever before Tenant shall exercise the Extension Option, or if Tenant shall have assigned or transferred any interest in this Lease or sublet any part of the Premises other than in the case of a Permitted Transfer, then immediately upon such termination, assignment, transfer or sublease, the Extension Option shall simultaneously terminate and become null and void. Time is of the essence with regard to this Section 3.2.

3.2.5.        The Extension Options are conditioned upon (a) each Full Guarantor executing an amendment to such Guarantor’s Guaranty that explicitly extends such Guarantor’s obligations so that each Guarantor guarantees Tenant's Lease obligations incurred pursuant to Tenant's successful exercise of an Extension Option; and (b) delivery of one of the following: (i) in the event the Limited Guaranty has not been substituted pursuant to Section 6.4 below, the Limited Guarantor executing and delivering an amendment to its Limited Guaranty that explicitly extends the Limited Guarantor’s obligations so that the Limited Guarantor guarantees, subject to the limitations set forth in such Limited Guaranty, Tenant’s lease obligations incurred pursuant to Tenant’s successful exercise of an Extension Option, or (ii) in the event there is a Substitute Guarantor(s), such Substitute Guarantor(s) executing and delivering an amendment to the applicable Guaranty, subject to any limitations set forth in such Guaranty, guaranteeing Tenant’s lease obligations incurred pursuant to Tenant’s successful exercise of an Extension Option.

4.	Possession.

4.1.        Possession. Tenant hereby acknowledges that Tenant is familiar with the condition of the Premises, including the ongoing Construction Work (as defined in the Purchase Agreement) being conducted by the Prior Owner on the Premises, and agrees to accept the Premises in its "as is" condition with all faults as of the Commencement Date, and Landlord makes no representation or warranty of any kind with respect the Premises, and Landlord will have no obligation to improve, alter or repair the Premises. It is understood and agreed that Landlord is not obligated to install any equipment, or make any repairs, improvements or alterations to the Premises. Tenant’s occupancy and possession of the Premises at the time of the Closing (as defined in the Purchase Agreement) shall conclusively establish that the Premises, the Building and the Project were at such time in good, sanitary and satisfactory condition and repair.

4.2.        NOTWITHSTANDING ANYTHING TO THE CONTRARY HEREIN, IT IS EXPRESSLY UNDERSTOOD AND AGREED THAT LANDLORD IS LEASING THE PREMISES "AS IS" AND "WHERE IS," AND WITH ALL FAULTS, AND THAT LANDLORD IS MAKING NO REPRESENTATIONS AND WARRANTIES WHETHER EXPRESS OR IMPLIED, BY OPERATION OF LAW OR OTHERWISE, WITH RESPECT TO THE QUALITY OR PHYSICAL CONDITION OF THE PREMISES, THE INCOME OR EXPENSES FROM OR OF THE PREMISES, OR THE COMPLIANCE OF THE PREMISES WITH APPLICABLE BUILDING OR FIRE CODES, ENVIRONMENTAL LAWS OR OTHER LAWS, RULES, ORDERS OR REGULATIONS. WITHOUT LIMITING THE FOREGOING, IT IS UNDERSTOOD AND AGREED THAT LANDLORD MAKES NO WARRANTY WITH RESPECT TO THE HABITABILITY, SUITABILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. TENANT AGREES THAT IT ASSUMES FULL RESPONSIBILITY FOR, AND THAT IT HAS PERFORMED EXAMINATIONS AND INVESTIGATIONS OF THE PREMISES, INCLUDING SPECIFICALLY, WITHOUT LIMITATION, EXAMINATIONS AND INVESTIGATIONS FOR THE PRESENCE OF ASBESTOS, PCBS AND OTHER HAZARDOUS SUBSTANCES, MATERIALS AND WASTES (AS THOSE TERMS MAY BE DEFINED HEREIN OR BY APPLICABLE FEDERAL OR STATE LAWS, RULES OR REGULATIONS) ON OR IN THE PREMISES. WITHOUT LIMITING THE FOREGOING, TENANT IRREVOCABLY WAIVES ALL CLAIMS AGAINST LANDLORD WITH RESPECT TO ANY ENVIRONMENTAL CONDITION, INCLUDING CONTRIBUTION AND INDEMNITY CLAIMS, WHETHER STATUTORY OR OTHERWISE. THE FOREGOING WAIVER BY TENANT SHALL EXPRESSLY EXCLUDE ANY CLAIMS MADE BY TENANT BY REASON OF ANY GROSSLY NEGLIGENT OR WILLFUL ACT OR OMISSION OF LANDLORD.

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4.3.	Holding Over.

4.3.1.        If, with Landlord's prior written consent, Tenant holds possession of all or any part of the Premises after the Term, Tenant shall become a tenant from month-to-month after the expiration or earlier termination of the Term, and in such case Tenant shall continue to pay (a) Base Rent, as adjusted in accordance with Section 6.2, (b) Additional Rent, and (c) any amounts for which Tenant would otherwise be liable under this Lease if the Lease were still in effect. Any such month-to-month tenancy shall be subject to every other term, covenant and agreement contained herein.

4.3.2.        If Tenant retains possession of any portion of the Premises after the Term without Landlord's prior written consent, then (a) Tenant shall be a tenant at sufferance subject to the terms and conditions of this Lease, except that the monthly rent shall be equal to one hundred fifty percent (150%) of the monthly Rent in effect during the last thirty (30) days of the Term, and (b) to the extent such holdover continues beyond thirty (30) days after the expiration or earlier termination of the Term, Tenant shall be liable to Landlord for any and all damages suffered by Landlord as a result of such holdover, including any lost rent or consequential, special and indirect damages (in each case, regardless of whether such damages are foreseeable).

4.3.3.        Acceptance by Landlord of Rent after the expiration or earlier termination of the Term shall not result in an extension, renewal or reinstatement of this Lease. The foregoing provisions of this Section 4.3 are in addition to and do not affect Landlord's right of reentry or any other rights of Landlord hereunder or as otherwise provided by Applicable Laws. The provisions of this Section 4.3 shall survive the expiration or earlier termination of this Lease.

5.	Tenant Improvements.

5.1.        Tenant shall cause appropriate improvements consistent with the Permitted Use (the "Tenant Improvements") to be constructed in the Premises pursuant to the Work Letter attached hereto as Exhibit G (the "Work Letter") at a cost to Landlord not to exceed Four Million Dollars ($4,000,000.00) (the "TI Allowance"). The TI Allowance may be applied to the costs of (a) construction, (b) project review by Landlord (which shall be limited to reimbursement for Landlord’s third party costs up to a maximum amount of Forty Thousand Dollars ($40,000.00)), (c) commissioning of mechanical, electrical and plumbing systems by a licensed, qualified commissioning agent hired by Tenant, and review of such party's commissioning report by a licensed, qualified commissioning agent hired by Landlord, (d) space planning, architect, engineering and other related services performed by third parties unaffiliated with Tenant, (e) building permits and other taxes, fees, charges and levies by Governmental Authorities (as defined below) for permits or for inspections of the Tenant Improvements, and (f) costs and expenses for labor, material, equipment and fixtures, including, without limitation, payments for such purposes to Tenant or any affiliates of Tenant, provided such amounts are consistent with competitive market rates charged for the services and materials rendered by unrelated persons or entities of similar skill, competence and experience in an arms-length transaction. In no event shall the TI Allowance be used for (m) the cost of work that is not authorized by the Approved Plans (as defined in the Work Letter) or otherwise approved in writing by Landlord, (n) the purchase of any furniture, personal property or other non-building system equipment, (o) costs resulting from any default by Tenant of its obligations under this Lease or (p) costs that are recoverable by Tenant from a third party (e.g., insurers, warrantors, or tortfeasors).

5.2.        Tenant shall have until December 31, 2017 (the "TI Deadline") to request disbursement for the unused portion of the TI Allowance. Landlord shall not be obligated to fund requests of the TI Allowance made after such date, provided that the TI Deadline shall be subject to extension on a day-for-day basis for any delay in the Construction Work caused by force majeure events. Tenant shall notify Landlord in writing upon the occurrence of any force majeure event that delays or is reasonably expected to delay the Construction Work and shall use commercially reasonable efforts to mitigate any such delays to the extent reasonably practicable. To the extent that the total cost of the Tenant Improvements exceeds the TI Allowance (such excess, the "Excess TI Costs"), Tenant shall be solely responsible for any overages. In no event shall any unused TI Allowance entitle Tenant to a credit against Rent payable under this Lease. Following Substantial Completion of the Tenant Improvements, Tenant shall deliver to Landlord (a) a certificate of occupancy for the Premises suitable for the Permitted Use and (b) a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect.

5.3.        Concurrently with Tenant’s execution of this Lease, Tenant shall furnish to Landlord evidence satisfactory to Landlord that insurance coverages required of Tenant under the provisions of this Lease are in effect.

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5.4.        Landlord's obligation to disburse any portion of the TI Allowance shall be conditional upon the satisfaction of the following: (a) Tenant's delivery to Landlord of a certificate of occupancy for the Premises suitable for the Permitted Use; (b) Tenant's delivery to Landlord of a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect; (c) Landlord's receipt of written confirmation of final approval by the Maryland Cannabis Commission to commence cannabis cultivation operations at the Property; and (d) Tenant’s satisfaction of the conditions precedent to funding of the TI Allowance set forth in Section 6.3 of the Work Letter.

5.5.        In the event Landlord fails to fund any portion of the TI Allowance within fifteen (15) business days following Tenant’s request therefor and delivery of all required documentation in connection therewith, Tenant may deliver Landlord a second written request for disbursement, and in the event such disbursement is not made within five (5) business days thereafter, and provided that Landlord has not provided Tenant with written notice of any missing or incomplete documentation that Landlord reasonably believes is required to be submitted by Tenant, then in addition to Tenant’s other rights and remedies, Tenant shall have the right to credit such portion of the TI Allowance required to be disbursed by Landlord against Rent next coming due under this Lease, plus interest thereon at the Default Rate, until such amount is fully recouped by Tenant.

5.6        Any assets acquired by Tenant that are paid for from the TI Allowance shall belong to Landlord, and upon termination of the Lease shall be surrendered to Landlord in its then “as-is” condition.

6.	Rent.

6.1.        Rent. Base Rent and Additional Rent (defined below) shall together be denominated "Rent." Rent shall be paid by ACH, wire transfer or check (but in no event may Rent be payable in cash) to Landlord, without abatement, deduction or offset, in lawful money of the United States of America to the address set forth in Section 2.4 or to such other person or at such other place as Landlord may from time designate in writing. In the event the Term commences on a day other than the first day of a calendar month or ends on a day other than the last day of a calendar month, then the Rent for such fraction of a month shall be prorated for such period on the basis of the number of days in the month and shall be paid at the then-current rate for such fractional month.

6.2.        Base Rent.

6.2.1.        Initial Base Rent Period. Tenant shall pay to Landlord as Base Rent for the Premises, for the time period commencing upon the Commencement Date and ending on the date that the Additional Purchase Price (as defined in the Purchase Agreement) is required to be paid by Landlord to Prior Owner (the "Initial Base Rent Period"), an amount equal to the sum set forth in Section 2.1, subject to the rental adjustments provided in this Section 6.2. Base Rent shall be paid in equal monthly installments, subject to the rental adjustments provided in this Section 6.2, each in advance on, or before, the first day of each and every calendar month during the Term; provided that Base Rent shall be abated for the first three (3) months of the Term (the "Base Rent Abatement Period"). In the event that the Commencement Date occurs on a day other than the first day of a calendar month, then monthly Base Rent payable on or before the first day of the first month of the Base Rent Abatement Period shall be a prorated amount based on the actual number of days in such calendar month, based on a 360 day year, following the expiration of the Base Rent Abatement Period. For purposes of clarity, Tenant shall be responsible for all other Rent due pursuant to the terms of this Lease during the Base Rent Abatement Period. Notwithstanding the foregoing, in the event that the Base Rent is abated during the Base Rent Abatement Period for any other reason under this Lease, the Base Rent Abatement Period shall be extended during such other abatement such that Tenant shall receive the full benefit of the intended three (3) month Base Rent Abatement Period.

6.2.2.        Second Base Rent Period. Subject to the Base Rent Abatement Period, for the time period commencing upon the expiration of the Initial Base Rent Period and ending on the date that the TI Allowance (or any portion thereof) is paid to Tenant (the "Second Base Rent Period"), Tenant shall pay to Landlord as monthly Base Rent for the Premises the amount derived from the following calculation: fifteen percent (15%) of the sum of the Purchase Price (as defined in the Purchase Agreement) and the Additional Purchase Price, divided by twelve (12). For purposes of clarity, assuming the sum of the Purchase Price and the Additional Purchase Price is Eleven Million Dollars ($11,000,000.00), Base Rent during the Second Base Rent Period would be equal to One Hundred Thirty-Seven Thousand Five Hundred Dollars ($137,500.00) per month. In the event that the commencement of the Second Base Rent Period occurs on a day other than the first day of a calendar month, then the adjusted Base Rent shall be payable as if the commencement of the Second Base Rent Period had been the first day of the applicable calendar month.

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6.2.3.        Third Base Rent Period. For the time period commencing upon the expiration of the Second Base Rent Period and continuing for the remainder of the Term of this Lease (the "Third Base Rent Period"), Tenant shall pay to Landlord as monthly Base Rent for the Premises the amount derived from the following calculation: fifteen percent (15%) of the sum of the Purchase Price, the Additional Purchase Price and the TI Allowance disbursed to Tenant, divided by twelve (12). For purposes of clarity, assuming the sum of the Purchase Price, the Additional Purchase Price and the disbursed TI Allowance is Fifteen Million Dollars ($15,000,000.00), Base Rent during the Second Base Rent Period would be equal to One Hundred Eighty-Seven Thousand Five Hundred Dollars ($187,500.00) per month. In the event that the commencement of the Third Base Rent Period occurs on a day other than the first day of a calendar month, then the adjusted Base Rent shall be payable as if the commencement of the Third Base Rent Period had been the first day of the applicable calendar month.

6.2.4.        Additional Base Rent. Landlord and Tenant acknowledge that Landlord has agreed to hold in escrow the amount of One Million Nine Hundred Thousand Dollars ($1,900,000.00) (the "Rent Reserve") to be applied by Landlord toward Tenant’s obligation to pay Base Rent and the Property Management Fee and the amortization charge commencing on the fourth month following the Commencement Date and continuing until the full amount of the Rent Reserve has been depleted. Commencing on the fourth (4th) month following the Commencement Date, monthly Base Rent shall be increased by Twenty Six Thousand Two Hundred Fifty-Nine and 74/100 Dollars ($26,259.74), which is equal to the amount of the Rent Reserve amortized over the remainder of the initial Term at a rate of fifteen percent (15%) annually. For purposes of clarity, in no event shall the Rent Reserve be applied toward Tenant’s obligation to pay Additional Rent or any other Rent aside from Base Rent, the Property Management Fee and the amortization charge, provided if Tenant is in Default (including any monetary Default) of any of its obligations under this Lease, Landlord shall have the right to apply the Rent Reserve to cure such Default as though the Rent Reserve constituted a part of the Security Deposit held by Landlord pursuant to Section 6.4.

6.2.5.        Annual Escalation. Base Rent payable under this Lease shall be subject to an annual upward adjustment of three and one-quarter percent (3.25%) of the then-current Base Rent. The first such adjustment shall become effective commencing on the earlier of (a) the first annual anniversary of the beginning of the Second Base Rent Period and (b) June 30, 2018; provided however that if the commencement of the Second Base Rent Period shall be delayed beyond June 30, 2017 by reason of any force majeure delays incurred by Tenant in the substantial completion of the Construction Work (as defined in the Purchase Agreement) beyond June 30, 2017, then and in such event the June 30, 2018 date shall be postponed on a day-for-day basis for each such day of delay. Subsequent adjustments shall become effective on every successive annual anniversary during the Term.

6.2.6.        Allocation of Base Rent. Landlord acknowledges that Tenant intends to allocate Base Rent primarily to those portions of the Premises wherein leasehold improvements have been completed, with the sum of $100 per month allocated to the non-improved portions of the Premises.

6.3.        Additional Rent. In addition to Base Rent, Tenant shall pay to Landlord as additional rent ("Additional Rent") at times hereinafter specified in this Lease (a) amounts related to Operating Expenses and Taxes (each as defined below), unless paid directly by Tenant to third parties to whom such amounts are owed, (b) the Property Management Fee (as defined below) and (c) any other amounts that Tenant assumes or agrees to pay under the provisions of this Lease that are owed to Landlord (whether or not such amounts are referred to herein as Additional Rent), including any and all other sums that may become due by reason of any default of Tenant or failure on Tenant's part to comply with the agreements, terms, covenants and conditions of this Lease to be performed by Tenant.

6.3.1.        Operating Expenses. Tenant will pay directly all Operating Expenses of the Premises in a timely manner and prior to delinquency, unless otherwise specified herein that Landlord shall pay directly such Operating Expenses and receive reimbursement from Tenant. In the event that Tenant fails to pay any Operating Expense within fifteen (15) days after written notice by Landlord to Tenant, and without being under any obligation to do so and without hereby waiving any default by Tenant, Landlord may pay any delinquent Operating Expenses. Any Operating Expense paid by Landlord and any expenses reasonably incurred by Landlord in connection with the payment of the delinquent Operating Expense may be billed immediately to Tenant, or at Landlord's option and upon written notice to Tenant, may be deducted from the Security Deposit. "Operating Expenses" means all costs and expenses incurred by Landlord with respect to the ownership, maintenance and operation of the Premises including, but not limited to: insurance, utilities; maintenance, repair and replacement performed by Landlord (to the extent the foregoing are not performed by Tenant as more fully set forth in Section 6.5); any services provided by Landlord (if not performed by Tenant as more fully set forth in Section 6.5); building personnel costs; personal property taxes; rentals or lease payments paid by Landlord for rented or leased personal property used in the operation or maintenance of the Premises; and fees for required licenses and permits. Operating Expenses shall expressly exclude those costs and expenses specific to the cultivation and processing operations of Tenant, which costs shall be borne solely by Tenant.

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6.3.2.        Taxes. Tenant will promptly pay to Landlord upon Landlord's written request the amount of all Taxes levied and assessed for any such year upon the Premises. "Taxes" means any and all real estate taxes, fees, assessments and other charges of any kind or nature, whether general, special, ordinary or extraordinary, that Landlord shall pay or accrue (without regard to any different fiscal year used by such governmental authority) that are levied in respect of the Premises, or in respect of any improvement, fixture, equipment or other property of Landlord, real or personal, located at the Premises, or used in connection with the operation of the Premises, and all fees, expenses, and costs incurred by Landlord in investigating, protesting, contesting, or in any way seeking to reduce or avoid increases in any assessments, levies, or the tax rate pertaining to the Taxes. Taxes shall not include Landlord's corporate franchise taxes, estate taxes, inheritance taxes or federal or state income taxes, transfer or recording taxes. If any such tax is levied or assessed in such a manner that the amount thereof required to be paid by Tenant is not ascertainable because such tax relates to more than the Premises or to more than the rents received by Landlord from the Premises, then said items to be paid by Tenant forming a part of the Taxes aforesaid shall be as reasonably determined by Landlord; and in such event Landlord shall provide Tenant the documentation of Landlord’s calculation of such amounts. The Taxes to be paid or reimbursed by Tenant to Landlord under this Section 6 shall not include any penalty or interest imposed by the taxing authority due to Landlord’s late payment of Taxes (unless Tenant has failed timely to pay the amount of such Taxes to Landlord when and as due under this Lease). Any Tax that is payable over a period in excess of one (1) year shall be charged to Tenant as if Landlord elected to pay the same over the longest permitted term.

6.3.3.        Estimated Costs. If and to the extent applicable, within sixty (60) days after the Commencement Date, and within sixty (60) days after the beginning of each calendar year, Landlord shall give Tenant a written estimate, for such calendar year, of the cost of Taxes and Operating Expenses payable by Landlord. Tenant shall pay such estimated amount to Landlord in equal monthly installments, in advance. Within ninety (90) days after the end of each calendar year, Landlord shall furnish to Tenant a statement showing in reasonable detail the cost of Taxes and Operating Expenses paid or payable by Landlord during such year (the "Annual Statement"), and Tenant shall pay to Landlord the cost incurred by Landlord in excess of the payments made by Tenant within ten days of receipt of such Annual Statement. In the event that the payments made by Tenant to Landlord for the estimated Taxes and Operating Expenses exceed the aggregate amount set forth in the Annual Statement, such excess amount shall be credited by Landlord to the Rent or other charges next due and owing, provided that, if the Term has expired, Landlord shall accompany said statement with the amount due Tenant.

6.3.4.        Property Management Fee. Tenant shall pay to Landlord on, or before, the first day of each calendar month of the Term, as Additional Rent and a component of Operating Expenses, the Property Management Fee. The annual “Property Management Fee” shall equal one and one-half percent (1.5%) of the then-current Base Rent due from Tenant. Such Property Management Fee shall be prorated with respect to partial years occurring during the Term. Commencing on the Commencement Date, Tenant shall pay the Property Management Fee with respect to the entire Term, including any extensions thereof or any holdover periods, regardless of whether Tenant is obligated to pay Base Rent or any other Rent with respect to any such period or portion thereof.

6.3.5.        Absolute Net Lease. This Lease shall be deemed and construed to be an "absolute net lease" and, except as herein expressly provided, the Landlord shall receive all payments required to be made by Tenant, free from all charges, assessments, impositions, expenses, deductions of any and every kind or nature whatsoever. Except as expressly provided herein, Tenant shall, at Tenant’s sole cost and expense, maintain the landscaping and parking lot, and make all additional repairs, replacements and alterations required to maintain the Premises as required pursuant to this Lease.

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6.3.6.        Tax Contest. Promptly following receipt by Landlord, Landlord shall deliver to Tenant copies of all assessments and/or bills or invoices received from applicable taxing authorities relating to Taxes. If Tenant reasonably determines that any levy or imposition of Taxes is excessive, Tenant may request in writing that either Landlord contest or object ("Contest") or Tenant Contest on Landlord’s behalf to the levying or imposition of any such Taxes. Tenant shall so notify Landlord promptly after the assessment is made. In the event Landlord disagrees with Tenant's request, Landlord shall so notify Tenant within thirty (30) days following receipt of Tenant's notice and, if Tenant desires to continue with such Contest, then Tenant shall so notify Landlord in writing and within ten (10) business days after Landlord's receipt of such notice, the parties shall appoint a mutually agreeable independent expert with at least ten (10) years' experience with real estate tax appeals for commercial properties in Prince Georges County to determine whether such an appeal should be brought. Such expert shall inform the parties of his or her determination within ten (10) business days of his or her appointment and receipt of all relevant information. If such expert agrees with Landlord that a Contest should not be brought, Tenant shall pay for the entire cost of such expert, or reimburse Landlord for such costs as Additional Rent within thirty (30) days following Landlord's written demand therefor. If such expert agrees with Tenant that a Contest should be brought, the costs of such expert shall be paid by Landlord, which costs shall not be included as an Operating Expense under this Lease. If such expert determines that such a Contest should be brought, then Landlord or Tenant, if Tenant requested to make such Contest on Landlord’s behalf, agrees to pursue diligently, in a commercially reasonable manner, such Contest. If Real Estate Taxes are subsequently reduced by a Contest or by any application or proceeding brought by or on behalf of Landlord for reduction in the amount of Taxes, the Taxes deemed to have accrued during such applicable period shall be correspondingly decreased and Landlord shall provide Tenant with a credit for any excess payment previously paid by Tenant for such period during the Term, based upon its share of the reduced amount of Taxes accruing during such period, which credit shall be applied first, to reimburse Landlord for any costs and expenses incurred by Landlord in connection with such Contest, second, to any sums then due Landlord under this Lease, and third, to the next installment(s) of Rent due hereunder, until Tenant is fully credited for any excess payment, or at Landlord's option, Landlord shall promptly pay Tenant the amount of the credit due to Tenant, less any costs and expenses incurred by Landlord in connection with such Contest. In the event that such Contest does not result in any reduction in Real Estate Taxes, Tenant shall reimburse Landlord for the costs and expenses incurred by Landlord in connection with the Contest within thirty (30) days following written demand therefor.

6.4.        Security Deposit. On or before the Execution Date of this Lease, Tenant shall deposit with Landlord the initial Security Deposit sum set forth in Section 2.2, which sum shall be held by Landlord as security for the faithful performance by Tenant of all of the terms, covenants and conditions of this Lease to be kept and performed by Tenant during the Term. Landlord shall not be required to maintain a separate account for the Security Deposit, but may intermingle it with other funds of Landlord. If Tenant defaults with respect to any provision of this Lease beyond the expiration of applicable notice and cure periods, then without notice to Tenant, Landlord may (but shall not be required to), apply all or any part of the Security Deposit for the payment of any Rent or any other sum in default. If any portion of the Security Deposit is so used or applied, then Tenant shall, within ten (10) days following written demand therefor, restore the Security Deposit to its original amount. The unapplied portion of the Security Deposit shall be returned to Tenant, or, at Landlord's option, to the last assignee of Tenant's interest hereunder, within sixty (60) days following the expiration of the Term. Tenant shall not be entitled to any interest on the Security Deposit. Tenant hereby irrevocably waives and relinquishes any and all rights, benefits, or protections, if any, Tenant now has, or in the future may have under any provision of Applicable Law which (a) establishes the time frame by which a landlord must refund a security deposit under a lease, or (b) provides that a landlord may claim from a security deposit only those sums reasonably necessary to remedy defaults in the payment of rent, to repair damage caused by a tenant, or to clean the subject premises. Tenant acknowledges and agrees that (w) any statutory time frames for the return of a security deposit are superseded by the express period identified in this Section 6.4, and (x) rather than be so limited, Landlord may claim from the Security Deposit (i) any and all sums expressly identified in this Section 6.4, and (ii) any additional sums reasonably necessary to compensate Landlord for any and all losses or damages caused by Tenant's default of this Lease, including, but not limited to, all damages or rent due upon termination of this Lease. In the event of bankruptcy or other debtor-creditor proceedings against Tenant, the Security Deposit shall be deemed to be applied first to the payment of Rent and other charges due Landlord for all periods prior to the filing of such proceedings. Tenant shall, concurrently with or prior to the first payment date for the Second Base Rent Period and the Third Base Rent Period, pay to Landlord three (3) times the amount of such increase as an additional Security Deposit, as a component of its obligations hereunder, such that at all times Landlord shall hold a Security Deposit that is not less than the amount of three months of the then-current Base Rent (the “Minimum Security Deposit”).

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The Security Deposit may be in the form of cash, a letter of credit or any other security instrument, provided in the case of any other security instrument, such instrument shall be acceptable to Landlord in its sole discretion. In the event the cash Security Deposit (or any portion thereof) is to be replaced with a letter of credit, the letter of credit shall be issued by an issuer reasonably satisfactory to Landlord and shall otherwise be in form and substance reasonably acceptable to Landlord. Tenant shall reimburse Landlord for its legal costs in handling Landlord’s acceptance of the letter of credit or any other replacement security. Tenant shall not seek to enjoin, prevent or otherwise interfere with Landlord’s draw under any letter of credit. Landlord shall hold the proceeds of any draw in the same manner and for the same purposes as a cash Security Deposit. In the event Landlord transfers its interest in the Premises, then Tenant shall at Tenant’s expense, deliver an amendment to the letter of credit naming Landlord’s grantee as substitute beneficiary. If the amount of the required Security Deposit changes while a letter of credit is in force, then Tenant shall deliver a corresponding amendment to the letter of credit, and Landlord shall acknowledge and confirm to the issuer such amendment to the extent requested by the issuer.

On or before the first anniversary of the Commencement Date (the “Additional Security Deposit Deadline”), Tenant shall deliver to Landlord one of the following as additional security for the performance of Tenant’s obligations under this Lease (the “Additional Security Deposit”): (A) sufficient funds to increase Landlord’s Security Deposit to the aggregate sum of Three Million Dollars ($3,000,000.00) plus the Minimum Security Deposit (the “Increased Security Deposit”); (B) a letter of credit in the amount of Three Million Dollars ($3,000,000.00) issued by an issuer reasonably satisfactory to Landlord and otherwise in form and substance reasonably acceptable to Landlord, which letter of credit shall be deemed part of the Security Deposit; or (C) a limited guaranty in the form attached as Exhibit E hereto (the “Limited Guaranty”) from Richard Cohen, an individual (the “Limited Guarantor”). In the event that Tenant timely delivers the Additional Security Deposit in accordance with clause (b) or (c) in the preceding sentence, then the cash Security Deposit held by Landlord shall be reduced to the Minimum Security Deposit and Landlord shall remit any excess funds held by Landlord to Tenant within five (5) business days of receipt of such Additional Security Deposit. For the avoidance of doubt, following the Additional Security Deposit Deadline, Landlord shall thereafter be entitled to hold, in accordance with the terms and conditions of this Lease, either: (y) a Security Deposit that is not less than the Increased Security Deposit; or (z) a Security Deposit in the amount of the Minimum Security Deposit and a Limited Guaranty (or Substitute Guaranty, as defined below), unless Landlord otherwise agrees in writing to another form of security in its sole and absolute discretion.

In the event that Tenant delivers the Limited Guaranty as the Additional Security Deposit, Landlord acknowledges and agrees that Tenant shall have the right, exercisable at any time during the Term that Tenant is not in Default, to replace the Limited Guaranty by delivering an Additional Security Deposit in the form set forth in clauses (a) or (b) of the immediately preceding paragraph in an amount equal to the then-current liability of the Limited Guarantor under such Limited Guaranty (the “Substitute Security Deposit”), which Substitute Security Deposit shall be deemed part of the Security Deposit and subject to the terms and provision set forth in this Section. At such time as Landlord has received the Substitute Security Deposit, the Limited Guaranty shall be terminated and of no further force and effect. Landlord further acknowledges and agrees that provided Tenant is not in Default, Tenant shall have the right to elect to replace the Substitute Security Deposit with a Limited Guaranty from Limited Guarantor or with a substitute Guaranty (the “Substitute Guaranty”) from another guarantor(s) with a net worth and liquidity sufficient to satisfy the Limited Guarantor’s obligations (and in any case, a net worth not less than $8,000,000) and otherwise acceptable to Landlord in Landlord’s sole but reasonable discretion (the “Substitute Guarantor”). Similarly, in the event that the Limited Guarantor is no longer an owner of Tenant and provided that Tenant is not in Default, Tenant shall have the right to replace the Limited Guarantor with a Substitute Guarantor reasonably acceptable to Landlord. Tenant may effect such substitutions on multiple occasions during the Term, provided Tenant shall not effect such substitutions more than twice in any calendar year.

6.5.        No Discharge of Rent Obligations. Tenant's obligation to pay Rent shall not be discharged or otherwise affected by (a) any Applicable Laws now or hereafter applicable to the Premises, (b) any other restriction on Tenant's use, (c) except as expressly provided herein, any casualty or taking or (d) any other occurrence; and Tenant waives all rights now or hereafter existing to terminate or cancel this Lease or quit or surrender the Premises or any part thereof, or to assert any defense in the nature of constructive eviction to any action seeking to recover rent. Tenant's obligation to pay Rent with respect to any period or obligations arising, existing or pertaining to the period prior to the date of the expiration or earlier termination of the Term or this Lease shall survive any such expiration or earlier termination; provided, however, that nothing in this sentence shall in any way affect Tenant's obligations with respect to any other period.

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7.	Use.

7.1.        Use. Tenant shall use the Premises solely for the Permitted Use, and shall not use the Premises, or permit or suffer the Premises to be used, for any other purpose without Landlord's prior written consent, which consent Landlord may withhold in its sole and absolute discretion. Tenant shall comply, and cause Tenant Parties to comply, with all Applicable Laws, zoning ordinances and certificates of occupancy issued for the Premises or any portion thereof. Tenant shall not use any portion of the roof of the Premises. Tenant shall not commit, or allow Tenant Parties (as defined below) to commit, any waste of the Premises. Tenant shall not do, or permit Tenant Parties to do, anything on or about the Premises that in any way increases the rate, or invalidates or prevents the procuring, of any insurance protecting against loss or damage to any portion of the Premises or its contents, or against liability for damage to property or injury to persons in or about any portion of the Premises. For purposes hereof, the term "Tenant Parties" means Tenant's agents, contractors, subcontractors, employees, customers, licensees, invitees, assignees and subtenants, and the term "Applicable Laws" means all federal (to the extent not in direct conflict with applicable state, municipal or local cannabis licensing and program laws, rules and regulations), state, municipal and local laws, codes, ordinances, rules and regulations of governmental authorities, committees, associations, or other regulatory committees, agencies or governing bodies having jurisdiction over the Premises or any portion thereof, Landlord or Tenant, including both statutory and common law, hazardous waste rules and regulations, and state cannabis licensing and program laws, rules and regulations. Tenant may only place equipment within the Premises with floor loading consistent with the Building's structural design unless Tenant obtains Landlord's prior written approval. Tenant may place such equipment only in a location designed to carry the weight of such equipment.

7.2.        Legal Compliance. Tenant shall be responsible for all improvements or alterations required to be made and all liabilities, costs and expenses arising out of or in connection with the compliance of the Premises with Applicable Laws including, without limitation, the Americans with Disabilities Act, 42 U.S.C. § 12101, et seq., and any state and local accessibility laws, codes, ordinances and rules (collectively, and together with regulations promulgated pursuant thereto, the "ADA"). Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising out of any such failure of the Premises to comply with Applicable Laws including, without limitation, the ADA.

7.3.        Indemnification. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord and its affiliates, lenders, employees, agents and contractors (collectively, the "Landlord Indemnitees") harmless from and against any and all demands, claims, liabilities, losses, costs, expenses, criminal or civil actions, forfeiture seizures, causes of action, damages, suits or judgments, and all reasonable expenses (including reasonable attorneys' fees, charges and disbursements, regardless of whether the applicable demand, claim, action, cause of action or suit is voluntarily withdrawn or dismissed) incurred in investigating or resisting the same (collectively, "Claims") of any kind or nature that arise before, during or after the Term as a result of Tenant's breach of this Section 7.

7.4.        Marijuana Law. Landlord acknowledges that Tenant intends to use the Premises to operate a “medical marijuana organization” as such term is defined in the Maryland Medical Marijuana Law (Md. Code Ann., Health-Gen. §§13-3301–13-3316 (2016); MD CODE REGS. §§10.62.01-10.62-35; Md. Code Ann., Health-Gen. § 13-3313; MD CODE REGS. §§10.62.01-10.62-35) , as the same may be amended from time to time (collectively, the “Marijuana Law”). LANDLORD HEREBY ACKNOWLEDGES THAT, NOTWITHSTANDING THE CURRENT LEGAL STATUS OF MARIJUANA IN THE STATE OF MARYLAND AND THE ENACTMENT OF THE MARIJUANA LAW, WHICH LEGALIZES THE USE OF MARIJUANA FOR MEDICAL PURPOSES UNDER CERTAIN CONDITIONS AS MORE FULLY SET FORTH IN THE MARIJUANA LAW, THE MANUFACTURING, SALE AND/OR DISTRIBUTION OF MARIJUANA, AND/OR HEMP VIOLATES FEDERAL LAW, SPECIFICALLY INCLUDING, BUT NOT LIMITED TO, THE CONTROLLED SUBSTANCES ACT (CODIFIED AS AMENDED AT 21 U.S.C. §§801-889 (2006)) (THE “CONTROLLED SUBSTANCES ACT”). Notwithstanding any provisions of the Lease to the contrary, Landlord hereby consents, without payment of a fee and without the need for further Landlord consent, to Tenant’s operation of a medical marijuana organization at the Premises, together with all uses ancillary thereto, and shall use commercially reasonably efforts, without any obligation to incur costs (other than minimal costs) or liability to Landlord, to assist Tenant, where required, in connection with Tenant’s efforts to obtain permits or approvals necessary for the operation of a “medical marijuana organization” at the Premises. Landlord further agrees that the provisions of Section 7.3 above shall not pertain to any Claims arising by reason of any alleged violation of the Controlled Substances Act or similar federal laws prohibiting Tenant’s operation of a medical marijuana organization at the Premises, provided the foregoing is not intended to limit Claims for any non-compliance with the Marijuana Law or any other Applicable Laws.

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7.5.        Additional Acknowledgements and Consents. Landlord further acknowledges that Tenant is subject to certain requirements under the Marijuana Law with the respect to the Premises and the Permitted Use and, as a result, Tenant shall be permitted to operate at the Premises in accordance with such requirements. In connection therewith and in furtherance of Tenant’s compliance with the Marijuana Law, Landlord hereby agrees to adhere to the following, to the extent reasonably required for compliance with the Marijuana Law:

(i)        No changes, alterations, modifications, additions or other improvements shall be made to the Premises without Tenant’s prior written consent, and Tenant shall be permitted to make any such changes, alterations, modifications, additions or improvements as required by or in connection with the Marijuana Law.

(ii)       Except as expressly provided in this Lease, Landlord shall neither access nor permit any third party to access the Premises without Tenant’s prior written consent.

(iii)      Landlord may not market or advertise the Premises or the Permitted Use without Tenant’s prior written consent, and shall, in each instance, obtain the prior written approval of Tenant concerning exact text and timing of any news releases, articles, brochures, advertisements, prepared speeches or any other information releases concerning the Lease. Landlord shall not use Tenant’s name or logotype and will not issue any press release or other information pertaining to the Lease or Tenant without Tenant’s prior written consent.

(iv)      Landlord shall permit Tenant to perform all security requirements under the Marijuana Law with respect to the Premises, including without limitation, installation of (a) professionally-monitored security alarm systems, (b) professionally-monitored security and surveillance systems, (c) commercial grade, nonresidential doors and locks, and (d) certain signage and lighting throughout the Premises.

7.6.        Licensing Requirements. Subject to the terms of this Lease, Tenant shall procure and maintain in full force and effect all licenses, permits, approvals and other authorization required for Tenant to operate the Premises for the Permitted Use. Tenant shall use its best efforts to obtain a license to cultivate medical-use cannabis from the Maryland Medical Cannabis Commission (the “License”). Once obtained by Tenant, Tenant shall not transfer, assign or convey the License to any other person or entity without Landlord’s prior written consent. Furthermore, Tenant shall promptly deliver to Landlord any notices or other communications received by Tenant from the Maryland Medical Cannabis Commission or any other governmental authority alleging a violation of Applicable Law or notifying Tenant of any termination, suspension, or violation with respect to the License or of any investigation of the Premises or Tenant’s operations.

8.	Hazardous Materials.

8.1.        Tenant shall not cause or permit any Hazardous Materials (as defined below) to be brought upon, kept or used in or about the Premises in violation of Applicable Laws by Tenant or any Tenant Party. If (a) Tenant breaches such obligation, (b) the presence of Hazardous Materials as a result of such a breach results in contamination of the Premises, any portion thereof, or any adjacent property, (c) contamination of the Premises otherwise occurs during the Term or any extension or renewal hereof or holding over hereunder or (d) contamination of the Premises occurs as a result of Hazardous Materials that are placed on or under or are released into the Premises by a Tenant Party, then Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, including (w) diminution in value of the Premises or any portion thereof, (x) damages for the loss or restriction on use of rentable or usable space or of any amenity of the Premises, (y) damages arising from any adverse impact on marketing of space in the Premises or any portion thereof and (z) sums paid in settlement of Claims that arise before, during or after the Term as a result of such breach or contamination. This indemnification by Tenant includes costs incurred in connection with any investigation of site conditions or any clean-up, remedial, removal or restoration work required by any governmental authority because of Hazardous Materials present in the air, soil or groundwater above, on, under or about the Premises. Without limiting the foregoing, if the presence of any Hazardous Materials in, on, under or about the Premises, any portion thereof or any adjacent property caused or permitted by any Tenant Party results in any contamination of the Premises, any portion thereof or any adjacent property, then Tenant shall promptly take all actions at its sole cost and expense as are necessary to return the Premises, any portion thereof or any adjacent property to its respective condition existing prior to the time of such contamination; provided that Landlord's written approval of such action shall first be obtained, which approval Landlord shall not unreasonably withhold; and provided, further, that it shall be reasonable for Landlord to withhold its consent if such actions could have a material adverse long-term or short-term effect on the Premises, any portion thereof or any adjacent property. Tenant's obligations under this Section shall not be limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation.

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8.2.        Landlord acknowledges that it is not the intent of this Section 8 to prohibit Tenant from operating its business for the Permitted Use. Tenant may operate its business according to the custom of Tenant's industry so long as the use or presence of Hazardous Materials is strictly and properly monitored in accordance with Applicable Laws. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord (a) a list identifying each type of Hazardous Material to be present at the Premises that is subject to regulation under any environmental Applicable Laws in the form of a Tier II form pursuant to Section 312 of the Emergency Planning and Community Right-to-Know Act of 1986 (or any successor statute) or any other form reasonably requested by Landlord, (b) a list of any and all approvals or permits from governmental authorities required in connection with the presence of such Hazardous Material at the Premises and (c) correct and complete copies of notices of violations of Applicable Laws related to Hazardous Materials (collectively, "Hazardous Materials Documents"). Tenant shall deliver to Landlord updated Hazardous Materials Documents, within fourteen (14) days after receipt of a written request therefor from Landlord, not more often than once per year, unless (m) there are any changes to the Hazardous Materials Documents or (n) Tenant initiates any Alterations or changes its business, in either case in a way that involves any material increase in the types or amounts of Hazardous Materials. In the event that a review of the Hazardous Materials Documents indicates non-compliance with this Lease or Applicable Laws, Tenant shall, at its expense, diligently take steps to bring its storage and use of Hazardous Materials into compliance. Notwithstanding anything in this Lease to the contrary or Landlord's review into Tenant's Hazardous Materials Documents or use or disposal of hazardous materials, however, Landlord shall not have and expressly disclaims any liability related to Tenant's or other tenants' use or disposal of Hazardous Materials, it being acknowledged by Tenant that Tenant is best suited to evaluate the safety and efficacy of its Hazardous Materials usage and procedures.

8.3.        Tenant represents and warrants to Landlord that Tenant is not nor has it been, in connection with the use, disposal or storage of Hazardous Materials, (a) subject to a material enforcement order issued by any governmental authority or (b) required to take any remedial action.

8.4.        At any time, and from time to time, prior to the expiration of the Term, Landlord shall have the right to conduct appropriate tests of the Premises or any portion thereof to demonstrate that Hazardous Materials are present or that contamination has occurred due to the acts or omissions of a Tenant Party, the cost of which shall be an Operating Expense.

8.5.        If underground or other storage tanks storing Hazardous Materials installed or utilized by Tenant are located on the Premises, or are hereafter placed on the Premises by Tenant (or by any other party, if such storage tanks are utilized by Tenant), then Tenant shall monitor the storage tanks, maintain appropriate records, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other steps necessary or required under the Applicable Laws.

8.6.        Tenant shall promptly report to Landlord any actual or suspected presence of mold or water intrusion at the Premises.

8.7.        Tenant's obligations under this Section 8 shall survive the expiration or earlier termination of the Lease. During any period of time needed by Tenant or Landlord after the termination of this Lease to complete the removal from the Premises of any such Hazardous Materials, Tenant shall be deemed a holdover tenant and subject to the provisions of Section 4.3.

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8.8.        As used herein, the term "Hazardous Material" means: (i) petroleum-based products, diesel fuel, paints, solvents, lead, radioactive materials, cyanide, biohazards, infectious or medical waste and “sharps”, printing inks, acids, DDT, pesticides, ammonia compounds, and any other items which now or subsequently are found to have an adverse effect on the environment or the health and safety of persons or animals or the presence of which require investigation or remediation under any Law or governmental policy, and (ii) any item defined as a “hazardous substance”, “hazardous material”, “hazardous waste”, “regulated substance” or “toxic substance” under the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, 42 U.S.C. §9601, et seq., Hazardous Materials Transportation Act, 49 U.S.C. §1801, et seq., Resource Conservation and Recovery Act of 1976, 42 U.S.C. §6901 et seq., Clean Water Act, 33 U.S.C. §1251, et seq., Safe Drinking Water Act, 14 U.S.C. §300f, et seq., Toxic Substances Control Act, 15 U.S.C. §2601, et seq., Atomic Energy Act of 1954, 42 U.S.C. §2014 et seq., and any similar federal, state or local Laws, and all regulations, guidelines, directives and other requirements thereunder, all as may be amended or supplemented from time to time. Hazardous Materials shall also expressly include asbestos containing materials.

9.	Alterations.

9.1.        Tenant shall not make any alterations, additions or improvements in or to the Premises or engage in any construction, demolition, reconstruction, renovation or other work (whether major or minor) of any kind in, at or serving the Premises ("Alterations"), without obtaining Landlord's prior written consent, not to be unreasonably withheld, conditioned or delayed taking into consideration Tenant’s Permitted Use, except Tenant may make without Landlord’s prior written consent, but upon at least ten (10) days’ prior notice to Landlord, except Tenant shall be entitled to make non-structural Alterations to the interior of the Premises (excluding the roof) without such consent, but upon at least ten (10) days’ prior notice to Landlord, provided that the cost thereof does not exceed an aggregate amount of Two Hundred Fifty Thousand Dollars ($250,000.00) in any twelve (12) month period (collectively, “Cosmetic Alterations”). Notwithstanding the foregoing, Tenant will not do anything that could have a material adverse effect on the Building or life safety systems, without obtaining Landlord's prior written consent. Any such improvements, excepting movable furniture, trade fixtures and equipment, shall become part of the realty and belong to Landlord. All alterations and improvements shall be properly permitted and installed at Tenant's sole cost, by a licensed contractor, in a good and workmanlike manner, and in conformity with all Applicable Laws. Any alterations that Tenant shall desire to make and which require the consent of Landlord shall be presented to Landlord in written form with detailed plans. Tenant shall: (a) acquire all applicable governmental permits; (b) furnish Landlord with copies of both the permits and the plans and specifications at least thirty (30) days before the commencement of the work, and (c) comply with all conditions of said permits in a prompt and expeditious manner. Any alterations shall be performed in a workmanlike manner with good and sufficient materials. Upon completion of any Alterations, Tenant shall promptly upon completion furnish Landlord with a reproducible copy of as-built drawings and specifications for any Alterations. Notwithstanding the foregoing, this Section 9 shall not apply to Construction Work to be completed by the Prior Owner in accordance with the Purchase Agreement.

9.2.        At least twenty (20) days prior to commencing any work relating to any Alterations requiring the approval of Landlord that have been so approved, Tenant shall notify Landlord in writing of the expected date of commencement. Tenant shall pay, when due, all claims for labor or materials furnished to or for Tenant for use in improving the Premises. Tenant shall not permit any mechanics' or materialmen's liens to be levied against the Premises arising out of work performed, materials furnished, or obligations to have been performed on the Premises by or at the request of Tenant. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold Landlord Indemnitees from and against any and all Claims of any kind or nature that arise before, during or after the Term on account of claims of lien of laborers or materialmen or others for work performed or materials or supplies furnished for Tenant or its contractors, agents or employees. If Tenant fails to discharge or undertake to defend against such liability, upon receipt of written notice from Landlord of such failure, Tenant shall have fifteen (15) days (the "Defense Cure Period") to cure such failure by prosecuting such a defense. If Tenant fails to do so within the Defense Cure Period, then Landlord may settle the same and Tenant's liability to Landlord shall be conclusively established by such settlement provided that such settlement is entered into on commercially reasonable terms and conditions, the amount of such liability to include both the settlement consideration and the costs and expenses (including attorneys' fees) incurred by Landlord in effecting such settlement. In the event any contractor, agent or employee notifies Tenant of its intent to file a mechanics' or materialmen's lien against the Premises, Tenant shall promptly notify Landlord of such intention to file a lien or a lawsuit with respect to such lien.

9.3.        Tenant shall repair any damage to the Premises caused by Tenant's removal of any property from the Premises. During any such restoration period, Tenant shall pay Rent to Landlord as provided herein as if such space were otherwise occupied by Tenant. The provisions of this Section shall survive the expiration or earlier termination of this Lease.

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9.4.        The Premises plus any Alterations, attached equipment, decorations, fixtures and trade fixtures; movable casework and related appliances; and other additions and improvements attached to or built into the Premises made by either of the parties (including all floor and wall coverings; paneling; sinks and related plumbing fixtures; attached benches; production equipment; walk-in refrigerators; ductwork; conduits; electrical panels and circuits; attached machinery and equipment; and built-in furniture and cabinets, in each case, together with all additions and accessories thereto), shall (unless, prior to such construction or installation, Landlord elects otherwise in writing) at all times remain the property of Landlord, shall remain in the Premises and shall (unless, prior to construction or installation thereof, Landlord elects otherwise in writing) be surrendered to Landlord upon the expiration or earlier termination of this Lease. For the avoidance of doubt, the items listed on Exhibit B attached hereto (which Exhibit B may be updated by Tenant from and after the Commencement Date, subject to Landlord's written consent) constitute Tenant's property and shall be removed by Tenant upon the expiration or earlier termination of the Lease. In addition, Cosmetic Alterations shall in no event be required to be removed from the Premises upon the expiration or earlier termination of the Term.

9.5.        If Tenant shall fail to remove any of its property from the Premises prior to the expiration of the Term, then Landlord may, at its option, remove the same in any manner that Landlord shall choose and store such effects without liability to Tenant for loss thereof or damage thereto, and Tenant shall pay Landlord, within thirty (30) days following written demand, any costs and expenses incurred due to such removal and storage or Landlord may, at its sole option and without notice to Tenant, sell such property or any portion thereof at private sale and without legal process for such price as Landlord may obtain and apply the proceeds of such sale against any (a) amounts due by Tenant to Landlord under this Lease and (b) any expenses incident to the removal, storage and sale of such personal property.

9.6.        Landlord shall not be entitled to any overhead or supervisory fees for any Alterations. Tenant shall reimburse Landlord for all third party costs actually incurred by Landlord in connection with any Alterations.

9.7.        Tenant shall require its contractors and subcontractors performing work on the Premises to name Landlord and its affiliates and any lender as additional insureds on their respective insurance policies.

9.8.        Tenant shall be permitted to install signage including Tenant’s name and/or logo upon the exterior of the Building, and/or at Tenant’s election, on a signage monument, subject to Applicable Laws and the CC&Rs (below defined), and receipt of Landlord’s prior written consent thereto, such consent not to be unreasonably withheld, conditioned or delayed. Tenant’s right to exterior signage at the Project shall be exclusive throughout the Term. Tenant shall maintain such signage in good condition and repair for the duration of the Term, and upon the expiration or earlier termination of this Lease, Tenant shall remove such signage (or, with respect to any signage monument, Tenant’s name and logo on such monument), at Tenant’s expense, and cause the area where such signage was located to be restored to the condition existing immediately prior to the installation of such signage.

10.         Odors and Fumes. Tenant shall not cause or permit (or conduct any activities that would cause) any release of any odors or fumes of any kind from the Premises. Tenant shall, at Tenant's sole cost and expense, provide odor eliminators and other devices (such as filters, air cleaners, scrubbers and whatever other equipment may in Landlord's judgment be necessary or appropriate from time to time) to abate any odors, fumes or other substances in Tenant's exhaust stream that, in Landlord's reasonable judgment, emanate from Tenant's Premises. Any work Tenant performs under this Section shall constitute Alterations. Tenant's responsibility to abate odors, fumes and exhaust shall continue throughout the Term. If Tenant fails to install satisfactory odor control equipment within thirty (30) days after Landlord's written demand made at any time (subject to extension as is reasonably required in connection with any required permitting or if such thirty (30) day period is not reasonably sufficient to install the same), then Landlord may, without limiting Landlord's other rights and remedies, require Tenant to cease and suspend any operations in the Premises that, in Landlord's reasonable determination, cause odors, fumes or exhaust. Notwithstanding the foregoing, Landlord acknowledges that the Permitted Use, including but not limited to the cultivation and processing of cannabis plant parts and resins into products, shall not be deemed to result in odors, fumes and exhaust requiring elimination or abatement unless and until there is a violation of the CC&Rs and/or Applicable Law which relates to exhaust, fumes or odors.

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11.	Repairs and Maintenance.

11.1.        Care of Premises. This Lease shall be deemed and construed to be an "absolute net lease." Tenant shall, at its sole cost and expense, keep the Premises or arrange with its management agent to keep the Premises in a working, neat, clean, sanitary, safe condition and repair, and shall keep or cause its management company to keep the Premises free from debris or trash buildup. Tenant shall make or cause its management company to make all repairs or replacements thereon or thereto, whether ordinary or extraordinary. Without limiting the foregoing, Tenant’s obligations hereunder shall include the maintenance, repair and replacement of the Building foundation, roof (including roof membrane), walls and all other structural components of the Building; all heating, ventilation, air conditioning, plumbing, electrical, mechanical, utility and safety systems serving the Building or Premises; the parking areas, roads and driveways located on the Premises; maintenance of exterior areas such as gardening and landscaping; snow removal and signage; maintenance and repair of flashings, gutters, downspouts, roof drains, skylights (and waterproofing around same); and painting. Landlord shall not be required to furnish any services or facilities or to make any repairs, replacements or alterations of any kind in or on the Premises but Landlord shall make available to Tenant all warranties obtained by Landlord for the Construction Work (as defined in the Purchase Agreement) and for any other alterations or improvements at the Premises or the Building and will reasonably cooperate with Tenant, at no or minimal cost to Landlord, following Tenant’s request in the event enforcement of Landlord’s rights thereunder shall be required. Tenant shall receive all invoices and bills relative to the Premises and, except as otherwise provided herein, shall pay for all expenses directly to the person or company submitting a bill without first having to forward payment for the expenses to Landlord. Except as otherwise provided in this Lease, Tenant hereby expressly waives the right to make repairs at the expense of Landlord as provided for in any Applicable Laws in effect at the time of execution of this Lease, or in any other Applicable Laws that may hereafter be enacted, and waives its rights under Applicable Laws relating to a landlord's duty to maintain its premises in a tenantable condition.

11.2.        Service Contracts and Invoices. Tenant shall, promptly upon Landlord's written request therefor, provide Landlord with copies of all service contracts relating to the Tenant's maintenance of the Premises and invoices received from Tenant from such service providers.

11.3.        Action by Landlord if Tenant Fails to Maintain. If Tenant refuses or neglects to repair or maintain the Premises as required hereunder to the reasonable satisfaction of Landlord, Landlord, at any time following ten (10) business days from the date on which Landlord shall make written demand on Tenant to affect such repair or maintenance, may, but shall not have the obligation to, make such repair and/or maintenance (without liability to Tenant for any loss or damage which may occur to Tenant's merchandise, fixtures or other personal property, or to Tenant's business by reason thereof) and upon completion thereof, Tenant shall pay to Landlord, as Additional Rent, Landlord's costs for making such repairs, plus interest at the Default Rate from the date of expenditure by Landlord upon demand therefor. Moreover, Tenant's failure to pay any of the charges in connection with the performance of its maintenance and repair obligations under this Lease will constitute a material default under the Lease.

11.4.        No Rent Abatement. There shall be no abatement of Rent and no liability of Landlord by reason of any injury to or interference with Tenant's business arising from the making of any repairs, alterations or improvements in or to any portion of the Premises, or in or to improvements, fixtures, equipment and personal property therein.

11.5.        Right of Entry. Landlord and Landlord's agents shall have the right to enter upon the Premises or any portion thereof for the purposes of performing any repairs or maintenance Landlord is permitted to make pursuant to this Lease, and of ascertaining the condition of the Premises or whether Tenant is observing and performing Tenant's obligations hereunder, all without unreasonable interference from Tenant or Tenant Parties. Except for emergency maintenance or repairs, the right of entry contained in this paragraph shall be exercisable at reasonable times, at reasonable hours and on reasonable notice, and subject to Tenant's authorized personnel accompanying Landlord's agents in sensitive areas of the Premises. Landlord shall use commercially reasonable efforts to minimize disruption to Tenant’s business activities in the Premises in connection with any such entry. Notwithstanding the foregoing or anything else to the contrary contained in this Lease, Landlord hereby acknowledges and agrees that, to the extent required for compliance of Tenant’s operations with the Marijuana Law, Landlord may not enter the Premises without the express written consent of Tenant. In the event of a maintenance or other type of emergency, Landlord may contact Josh Genderson to gain entry to the Premises (which individual may be changed by written notice to Landlord), but in such event, only in accordance with the Marijuana Law and with a representative of Tenant present at all times. Landlord further acknowledges that Landlord has no right to assume the management and operation of Tenant’s business under any circumstances (to-wit: Tenant’s abandonment, Tenant’s failure to timely cure its default under this Lease).

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11.6.        Cooperation by Landlord. Landlord agrees to join in the application of any permits or authorizations required by governmental authorities to include the joinder of the owner of the Premises in connection with any alterations, improvements or replacements at the Premises or Building as soon as may be reasonably practicable following Tenant’s written request, but in all events no later than fifteen (15) days after written notice, provided in no event shall Landlord be obligated to incur any costs or liability in connection with the foregoing.

12.         Liens. Tenant shall keep the Premises free from any liens arising out of work or services performed, materials furnished to or obligations incurred by Tenant. Tenant further covenants and agrees that any mechanic's or materialman's lien filed against the Premises for work or services claimed to have been done for, or materials claimed to have been furnished to, or obligations incurred by Tenant shall be discharged or bonded by Tenant within ten (10) days after Tenant receives notice of the filing thereof, at Tenant's sole cost and expense. Should Tenant fail to discharge or bond against any lien of the nature described in this Section, Landlord may, at Landlord's election, pay such claim or otherwise provide security to eliminate the lien as a claim against title, and Tenant shall immediately reimburse Landlord for the costs thereof as Additional Rent. Tenant shall indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any Claims arising from any such liens, including any administrative, court or other legal proceedings related to such liens. In the event that Tenant leases or finances the acquisition of office equipment, furnishings or other personal property of a removable nature utilized by Tenant in the operation of Tenant's business, Tenant warrants that any Uniform Commercial Code financing statement shall, upon its face or by exhibit thereto, indicate that such financing statement is applicable only to removable personal property of Tenant located within the Premises.

13.         CC&Rs. This Lease is subject to any recorded covenants, conditions or restrictions on the Property or Premises, as the same may be amended, amended and restated, supplemented or otherwise modified from time to time (the "CC&Rs"). Tenant shall, at its sole cost and expense, comply with the CC&Rs.

14.         Utilities and Services. Tenant shall make all arrangements for and pay for all water, sewer, gas, heat, light, power, telephone service and any other service or utility Tenant requires at the Premises. Except as otherwise expressly set forth in this Lease, Landlord shall not be liable for any failure or interruption of any utility service being furnished to the Premises, and no such failure or interruption shall entitle Tenant to any abatement or right to terminate this Lease. In the event that any utilities are furnished by Landlord, Tenant shall pay to Landlord the cost thereof as an Operating Expense.

15.         Estoppel Certificate. Tenant shall, within ten (10) business days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing substantially in the form attached to this Lease as Exhibit C, or on any other form reasonably requested by a current or proposed lender or encumbrancer or proposed purchaser, (a) certifying that this Lease is unmodified and in full force and effect (or, if modified, stating the nature of such modification and certifying that this Lease as so modified is in full force and effect) and the dates to which rental and other charges are paid in advance, if any, (b) acknowledging that there are not, to Tenant's actual knowledge, any uncured defaults on the part of Landlord hereunder, or specifying such defaults if any are claimed, and (c) setting forth such further information with respect to this Lease or the Premises as may be requested thereon. Each Guarantor shall, within ten (10) days after receipt of written notice from Landlord, execute, acknowledge and deliver a statement in writing in the same form. Tenant's or any Guarantor's failure to deliver any such statement within such the prescribed time shall, at Landlord's option, constitute a Default (as defined below) under this Lease, and, in any event, shall be binding upon Tenant or such Guarantor (as applicable) that the Lease and such Guaranty are in full force and effect and without modification except as may be represented by Landlord in any certificate prepared by Landlord and delivered to Tenant or such Guarantor (as applicable) for execution.

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16.	Assignment or Subletting.

16.1.      None of the following (each, a "Transfer"), either voluntarily or by operation of Applicable Laws, shall be directly or indirectly performed without Landlord's prior written consent, such consent not to be unreasonably withheld, conditioned or delayed: (a) Tenant selling, hypothecating, assigning, pledging, encumbering or otherwise transferring this Lease or subletting the Premises or (b) a controlling interest in Tenant being sold, assigned or otherwise transferred (other than as a result of shares in Tenant being sold on a public stock exchange, or transferred to an Affiliated Party (defined below) or otherwise by reason of a Permitted Transfer (defined below)). For purposes of the preceding sentence, "control" means (x) owning (directly or indirectly) more than seventy percent (70%) of the stock or other equity interests of another person or (y) possessing, directly or indirectly, the power to direct or cause the direction of the management and policies of such person.

16.2.      In the event Tenant desires to effect a Transfer, then, at least twenty (20) days prior to the date when Tenant desires the Transfer to be effective (the "Transfer Date"), Tenant shall provide written notice to Landlord (the "Transfer Notice") containing information (including references) concerning the character of the proposed transferee, assignee or sublessee; the proposed Transfer Date; the most recent financial statements of Tenant and of the proposed transferee, assignee or sublessee ("Required Financials"); any ownership or commercial relationship between Tenant and the proposed transferee, assignee or sublessee; and the consideration and all other material terms and conditions of the proposed Transfer, all in such detail as Landlord shall reasonably require. In no event shall Landlord be deemed to be unreasonable for declining to consent to a Transfer to a transferee, assignee or sublessee of lacking financial qualifications or seeking a change in the Permitted Use, or jeopardizing directly or indirectly the status of Landlord or any of Landlord's affiliates as a Real Estate Investment Trust under the Internal Revenue Code of 1986, as amended from time to time.

16.3.      The following are conditions precedent to a Transfer or to Landlord considering a request by Tenant to a Transfer:

16.3.1.     Tenant shall remain fully liable under this Lease and each Guarantor shall continue to remain fully liable under such Guarantor’s Guaranty, including with respect to the Term after the Transfer Date. Tenant agrees that it shall not be (and shall not be deemed to be) a guarantor or surety of this Lease, however, and waives its right to claim that it is a guarantor or surety or to raise in any legal proceeding any guarantor or surety defenses permitted by this Lease or by Applicable Laws;

16.3.2.     Tenant shall provide Landlord with evidence reasonably satisfactory to Landlord that the value of Landlord's interest under this Lease shall not be diminished or reduced by the proposed Transfer. Such evidence shall include evidence respecting the relevant business experience and financial responsibility and status of the proposed transferee, assignee or sublessee;

16.3.3.     Tenant shall reimburse Landlord for Landlord's actual costs and expenses, including attorneys' fees, charges and disbursements incurred in connection with the review, processing and documentation of such request, not to exceed Three Thousand Dollars ($3,000.00);

16.3.4.     If Tenant's transfer of rights or sharing of the Premises provides for the receipt by, on behalf of or on account of Tenant of any consideration of any kind whatsoever (including a premium rental for a sublease or lump sum payment for an assignment, but excluding Tenant's reasonable costs in marketing and subleasing the Premises and amounts of such payments not directly attributable to the value of Tenant’s leasehold interest hereunder) in excess of the rental and other charges due to Landlord under this Lease, Tenant shall pay fifty percent (50%) of all of such excess to Landlord, after making deductions for any reasonable marketing expenses, tenant improvement funds expended by Tenant, alterations, cash concessions, brokerage commissions, attorneys' fees and free rent actually paid by Tenant. If such consideration consists of cash paid to Tenant, payment to Landlord shall be made upon receipt by Tenant of such cash payment;

16.3.5.     The proposed transferee, assignee or sublessee shall agree that, in the event Landlord gives such proposed transferee, assignee or sublessee notice that Tenant is in default under this Lease, such proposed transferee, assignee or sublessee shall thereafter make all payments otherwise due Tenant directly to Landlord, which payments shall be received by Landlord without any liability being incurred by Landlord, except to credit such payment against those due by Tenant under this Lease, and any such proposed transferee, assignee or sublessee shall agree to attorn to Landlord or its successors and assigns should this Lease be terminated for any reason; provided, however, that in no event shall Landlord or its Lenders, successors or assigns be obligated to accept such attornment;

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16.3.6.     Tenant shall not then be in material default hereunder in any respect or in default beyond any applicable notice and cure period;

16.3.7.     Such proposed transferee, assignee or sublessee's use of the Premises shall be the same as the Permitted Use;

16.3.8.    Landlord shall not be bound by any provision of any agreement pertaining to the Transfer, except for Landlord's written consent to the same;

16.3.9.     Tenant shall pay all transfer and other taxes (including interest and penalties) assessed or payable for any Transfer;

16.3.10.   Landlord's consent (or waiver of its rights) for any Transfer shall not waive Landlord's right to consent or refuse consent to any later Transfer; and

16.3.11.   Tenant shall deliver to Landlord a list of Hazardous Materials (as defined below), certified by the proposed transferee, assignee or sublessee to be true and correct, that the proposed transferee, assignee or sublessee intends to use or store in the Premises. Additionally, Tenant shall deliver to Landlord, on or before the date any proposed transferee, assignee or sublessee takes occupancy of the Premises, all of the items relating to Hazardous Materials of such proposed transferee, assignee or sublessee as described in Section 8.

16.4.      Any Transfer that is not in compliance with the provisions of this Section or with respect to which Tenant does not fulfill its obligations pursuant to this Section shall be void and shall, at the option of Landlord, terminate this Lease.

16.5.      Notwithstanding any Transfer, Tenant shall remain fully and primarily liable for the payment of all Rent and other sums due or to become due hereunder, and for the full performance of all other terms, conditions and covenants to be kept and performed by Tenant. The acceptance of Rent or any other sum due hereunder, or the acceptance of performance of any other term, covenant or condition thereof, from any person or entity other than Tenant shall not be deemed a waiver of any of the provisions of this Lease or a consent to any Transfer.

16.6.      If Tenant delivers to Landlord a Transfer Notice indicating a desire to transfer this Lease to a proposed transferee or assignee, then Landlord shall have the option, exercisable by giving notice to Tenant within ten (10) days after Landlord's receipt of such Transfer Notice, to terminate this Lease as of the date specified in the Transfer Notice as the Transfer Date, except for those provisions that, by their express terms, survive the expiration or earlier termination hereof. If Landlord exercises such option, then Tenant shall have the right to withdraw such Transfer Notice by delivering to Landlord written notice of such election within five (5) days after Landlord's delivery of notice electing to exercise Landlord's option to terminate this Lease In the event Tenant withdraws the Transfer Notice as provided in this Section, this Lease shall continue in full force and effect. No failure of Landlord to exercise its option to terminate this Lease shall be deemed to be Landlord's consent to a proposed Transfer.

16.7.      If Tenant sublets the Premises or any portion thereof, Tenant hereby immediately and irrevocably assigns to Landlord, as security for Tenant's obligations under this Lease, all rent from any such subletting, and appoints Landlord as assignee and attorney-in-fact for Tenant, and Landlord (or a receiver for Tenant appointed on Landlord's application) may collect such rent and apply it toward Tenant's obligations under this Lease; provided that, until the occurrence of a Default (as defined below) by Tenant, Tenant shall have the right to collect such rent.

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16.8.      So long as Tenant is not entering into the Permitted Transfer (as defined below) for the purpose of avoiding or otherwise circumventing the remaining terms of this Article 16, Tenant may assign its entire interest under this Lease or sublease all or a portion of the Premises, without the consent of Landlord, to: (a) an affiliate, subsidiary, or parent of Tenant, or (b) a corporation, partnership or other legal entity wholly owned by or under common ownership with Tenant (collectively, an “Affiliated Party”), or (c) to any entity with or into which Tenant or any Affiliated Party may merge or consolidate, or (d) to any entity acquiring substantially all of the assets of or a controlling interests within Tenant, provided that all of the following conditions are satisfied (each such Transfer is referred to herein as a “Permitted Transfer”): (1) Tenant is not in material default under this Lease or in default beyond any applicable notice and cure periods; (2) Tenant shall give Landlord written notice at least ten (10) days prior to the effective date of the proposed commencement of the proposed Permitted Transfer, or within ten (10) days following the earliest date permitted by Applicable Law, if later; and (3) Tenant or the prospective transferee continues to have a net worth which is at least equal to Tenant’s net worth as of the day prior to the Permitted Transfer and reasonably sufficient to comply with the obligations under this Lease. Tenant’s notice to Landlord shall include information and documentation showing that each of the above conditions has been satisfied. As used in this Section 16.8, (A) “parent” shall mean a company which owns a majority of Tenant’s voting equity; (B) “subsidiary” shall mean an entity wholly owned by Tenant or at least fifty-one percent (51%) of whose voting equity is owned by Tenant; (C) “affiliate” shall mean an entity controlled by, controlling or under common control with Tenant; and (D) “control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity. Any transfers under this Section 16.8 shall not be subject to any recapture right, termination or profit splitting options that Landlord may have under this Article 16.

17.	Indemnification and Exculpation.

17.1.      Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against any and all Claims of any kind or nature, real or alleged, arising from injury to or death of any person or damage to any property occurring within or about the Premises arising directly or indirectly out of the presence at or use or occupancy of the Premises or Project by a Tenant Party, (a) any act or omission on the part of any Tenant Party, (b) a breach or default by Tenant in the performance of any of its obligations hereunder or (c) injury to or death of persons or damage to or loss of any property, real or alleged, arising from the serving of any intoxicating substances at the Premises or Project, except to the extent any of the foregoing are directly caused by any negligent act or the gross negligence or willful misconduct of any Landlord Party. Tenant's obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Tenant under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation. Tenant's obligations under this Section shall survive the expiration or earlier termination of this Lease.

Landlord agrees to indemnify, save, defend (at Tenant's option and with counsel reasonably acceptable to Tenant) and hold Tenant and its agents, employees, affiliates, owners and contractors (collectively, “Tenant Indemnitees”) harmless from and against any and all Claims of any kind or nature, real or alleged, arising from injury to or death of any person or damage to any property occurring within or about the Premises arising directly or indirectly out (i) of the negligent act or the gross negligence or willful misconduct of Landlord or its agents, employees or contractors (“collectively, “Landlord Parties”), or (ii) a breach or default by Landlord in the performance of any of its obligations hereunder. Landlord's obligations under this Section shall not be affected, reduced or limited by any limitation on the amount or type of damages, compensation or benefits payable by or for Landlord under workers' compensation acts, disability benefit acts, employee benefit acts or similar legislation. Landlord's obligations under this Section shall survive the expiration or earlier termination of this Lease.

17.2.      Notwithstanding anything in this Lease to the contrary, Landlord shall not be liable to Tenant for and Tenant assumes all risk of (a) damage or losses caused by fire, electrical malfunction, gas explosion or water damage of any type (including broken water lines, malfunctioning fire sprinkler systems, roof leaks or stoppages of lines), and (b) damage to personal property (in each case, regardless of whether such damages are foreseeable). Tenant further waives any claim for injury to Tenant's business or loss of income relating to any such damage or destruction of personal property as described in this Section. Notwithstanding anything in the foregoing or this Lease to the contrary, except as otherwise provided herein or as may be required by Applicable Laws, in no event shall either party be liable to the other for any consequential, special or indirect damages arising out of this Lease, including lost profits.

17.3.      Except as otherwise expressly provided in this Lease, Landlord shall not be liable for any damages arising from any act, omission or neglect of any third party.

17.4.      The provisions of this Section shall survive the expiration or earlier termination of this Lease.

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18.	Insurance; Waiver of Subrogation.

18.1.      Landlord shall maintain a policy or policies of insurance protecting Landlord against the following (all of which shall be payable by Tenant as Operating Expenses):

18.1.1.     Fire and other perils normally included within the classification of fire and extended coverage, together with insurance against vandalism and malicious mischief, to the extent of the full replacement cost of the Premises and the Project, including, at Landlord's option, earthquake and flood coverage, exclusive of trade fixtures, equipment and improvements insured by Tenant, with agreed value, full replacement and other endorsements which Landlord may elect to maintain;

18.1.2.     Twenty-four (24) months of rental loss insurance and to the extent of 100% of the gross rentals from the Premises;

18.1.3.     Comprehensive general liability insurance with a single limit of not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, a general aggregate not less than $2,000,000 for bodily injury or death and property damage with respect to the Premises, and not less than $4,000,000 of excess umbrella liability insurance; and

18.1.4.     At Landlord's sole option, environmental liability or environmental clean-up/remediation insurance in such amounts and with such deductibles and other provisions as Landlord may determine in its sole and absolute discretion.

18.2.      Tenant shall, at its own cost and expense, procure and maintain during the Term the following insurance for the benefit of Tenant and Landlord (as their interests may appear) with insurers lawfully authorized to do business in the state where the Premises are located:

18.2.1.     Commercial General Liability insurance on a broad-based occurrence coverage form, with coverages including but not limited to bodily injury (including death), property damage (including loss of use resulting therefrom), premises/operations, personal & advertising injury, and contractual liability with limits of liability of not less than $2,000,000 for bodily injury and property damage per occurrence, $5,000,000 general aggregate, which limits may be met by use of excess and/or umbrella liability insurance provided that such coverage is at least as broad as the primary coverages required herein.

18.2.2.     Commercial Automobile Liability insurance covering liability arising from the use or operation of any auto, including those owned, hired or otherwise operated or used by or on behalf of the Tenant. The coverage shall be on a broad-based occurrence form with combined single limits of not less than $1,000,000 per accident for bodily injury and property damage.

18.2.3.     Commercial Property insurance covering property damage to the full replacement cost value and business interruption. Covered property shall include all tenant improvements in the Premises (to the extent not insured by Landlord) and Tenant's property including personal property, furniture, fixtures, machinery, equipment, stock, inventory and improvements and betterments, which may be owned by Tenant or Landlord and required to be insured hereunder, or which may be leased, rented, borrowed or in the care custody or control of Tenant, or Tenant's agents, employees or subcontractors. Such insurance, with respect only to all Alterations or other work performed on the Premises by Tenant (collectively, "Tenant Work"), shall name Landlord and Landlord's current and future mortgagees as loss payees as their interests may appear, expressly excluding any personal property of Tenant, including but not limited to such personal property listed in Exhibit B attached hereto. Such insurance shall be written on an "all risk" of physical loss or damage basis including the perils of fire, extended coverage, electrical injury, mechanical breakdown, windstorm, vandalism, malicious mischief, sprinkler leakage, back-up of sewers or drains, flood, earthquake, terrorism and such other risks Landlord may from time to time designate, for the full replacement cost value of the covered items with an agreed amount endorsement with no co-insurance. Business interruption coverage shall have limits sufficient to cover Tenant's lost profits and necessary continuing expenses, including rents due Landlord under the Lease. The minimum period of indemnity for business interruption coverage shall be twelve (12) months plus twelve (12) months' extended period of indemnity.

18.2.4.     Workers' Compensation insurance as is required by statute or law, or as may be available on a voluntary basis and Employers' Liability insurance with limits of not less than the following: each accident, Five Hundred Thousand Dollars ($500,000); disease, Five Hundred Thousand Dollars ($500,000); disease (each employee), Five Hundred Thousand Dollars ($500,000).

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18.2.5.     Pollution Legal Liability insurance is required if Tenant stores, handles, generates or treats Hazardous Materials on or about the Premises (Landlord acknowledging that for purposes hereof, cannabis shall not be deemed a Hazardous Material). Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage including physical injury to or destruction of tangible property including the resulting loss of use thereof, clean-up costs, and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such compensatory damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the commencement date of this Lease, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate and for a period of two (2) years thereafter.

18.3.      During all construction by Tenant at the Premises, with respect to tenant improvements being constructed (including any Alterations), Tenant shall cause the insurance required in Exhibit G-1 to be in place.

18.4.      The insurance required of Tenant by this Section shall be with companies reasonably acceptable to Landlord, taking into consideration which particular insurers are then operating in Maryland and offering coverage for businesses engaged in the Permitted Use at reasonable rates. Tenant shall obtain for Landlord from the insurance companies/broker or cause the insurance companies/broker to furnish certificates of insurance evidencing all coverages required herein to Landlord. Landlord reserves the right to require complete, certified copies of all required insurance policies including any endorsements. No such policy shall be cancelable or subject to reduction of coverage or other modification or cancellation except after ten (10) days' prior written notice to Landlord from Tenant or its insurers (except in the event of non-payment of premium, in which case ten (10) days' written notice shall be given). All such policies shall be written as primary policies, not contributing with and not in excess of the coverage that Landlord may carry. Tenant's required policies shall contain severability of interests clauses stating that, except with respect to limits of insurance, coverage shall apply separately to each insured or additional insured. Tenant shall, at least ten (10) days prior to the expiration of such policies, furnish Landlord with renewal certificates of insurance or binders. Tenant agrees that if Tenant does not take out and maintain such insurance, Landlord may (but shall not be required to) procure such insurance on Tenant's behalf and at its cost to be paid by Tenant as Additional Rent. Commercial General Liability, Commercial Automobile Liability, Umbrella Liability and Pollution Legal Liability insurance as required above shall name Landlord, IIP Operating Partnership, LP and Innovative Industrial Properties, Inc. and their respective officers, employees, agents, general partners, members, subsidiaries, affiliates and Lenders ("Landlord Parties") as additional insureds as respects liability arising from work or operations performed by or on behalf of Tenant, Tenant's use or occupancy of Premises, and ownership, maintenance or use of vehicles by or on behalf of Tenant.

18.5.      Tenant assumes the risk of damage to any fixtures, goods, inventory, merchandise, equipment and leasehold improvements, and Landlord shall not be liable for injury to Tenant's business or any loss of income therefrom, relative to such damage, all as more particularly set forth within this Lease. Tenant shall, at Tenant's sole cost and expense, carry such insurance as Tenant desires for Tenant's protection with respect to personal property of Tenant or business interruption.

18.6.      Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant, on behalf of themselves and their respective insurers, hereby waive any and all rights of recovery or subrogation against the Landlord Parties and Tenant Parties, respectively, with respect to any loss, damage, claims, suits or demands, howsoever caused, that are covered, or should have been covered, by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder. If necessary, each party hereto agrees to endorse the required insurance policies to permit waivers of subrogation as required hereunder and hold harmless and indemnify the Landlord Parties, or Tenant Parties, respectively, for any loss or expense incurred as a result of a failure to obtain such waivers of subrogation from insurers. Each party hereto, upon obtaining the policies of insurance required or permitted under this Lease, shall give notice to its insurance carriers that the foregoing waiver of subrogation is contained in this Lease.

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18.7.      Landlord may require insurance policy limits required under this Lease to be raised to conform with the commercially reasonable requirements of Landlord's lender, if any, but not more often than once every three (3) years, and then only in conformity with insurance requirements then applicable to tenants of comparable buildings in the market.

18.8.      Any costs incurred by Landlord pursuant to this Section shall be included as Operating Expenses payable by Tenant pursuant to this Lease, except to the extent excluded above.

18.9.      Notwithstanding any provision herein to the contrary, Landlord recognizes that procurement of insurance by Tenant may become difficult from time-to-time by reason of the Permitted Use and that Landlord will not impose upon Tenant any obligations hereunder that if imposed would require payment of a premium at a rate in excess of 500% of the cost of such insurance as of the date of this Lease, subject to adjustment annually based on the U.S. Consumer Price Index (the “Insurance Waiver Threshold”). In such event, Tenant shall notify Landlord thereof and Tenant shall not be deemed to be in default hereunder as a result of Tenant’s failure or inability to obtain such insurance policies otherwise required hereunder; provided, however, that Tenant shall (a) continue to use commercially reasonable efforts to obtain such insurance at a cost that is below the Insurance Waiver Threshold and as soon as Tenant becomes aware that such insurance is available at a cost below the Insurance Waiver Threshold, Tenant shall procure and maintain such insurance; (b) during any time period that any insurance required hereunder is not available or is available, but the cost exceeds the Insurance Waiver Threshold, Tenant shall take all commercially reasonable and prudent measures to self-insure for such risks that are not insured, including maintaining adequate net worth and net current assets for the risks so self-insured against; and (c) pay the premium of such insurance up to the Insurance Waiver Threshold, if Landlord, in its sole and absolute discretion, determines to pay the difference between the premium amount ant the Insurance Waiver Threshold to secure the insurance. Notwithstanding the foregoing, Tenant's failure or inability to obtain insurance policies otherwise required hereunder shall be an event of default if Tenant's failure or inability to obtain such insurance policies is due to Tenant's specific acts or omissions, and not as a result of the general unavailability or change in pricing of insurance policies in the cannabis industry.

18.10.    The provisions of this Section shall survive the expiration or earlier termination of this Lease.

19.	Subordination and Attornment.

19.1.      As of the date hereof, there are no mortgages, deeds of trust or leases that are superior to this Lease. Subject to Tenant’s receipt of a SNDA (below defined) this Lease shall be subject and subordinate to the lien of any mortgage, deed of trust, or lease in which Landlord is tenant that may be hereafter in force against the Premises or any portion thereof and to all advances made or hereafter to be made upon the security thereof without the necessity of the execution and delivery of any further instruments (other than the SNDA) on the part of Tenant to effectuate such subordination.

19.2.      Notwithstanding the foregoing, Tenant shall execute and deliver upon demand such further instrument or instruments evidencing such subordination of this Lease to the lien of any such future mortgage or mortgages or deeds of trust or lease in which Landlord is tenant as may be required by Landlord. If any such mortgagee, beneficiary or landlord under a lease wherein Landlord is tenant (each, a "Mortgagee") so elects, however, this Lease shall be deemed prior in lien to any such lease, mortgage, or deed of trust upon or including the Premises regardless of date and Tenant shall execute a statement in writing to such effect at Landlord's request. Tenant shall execute any document required from Tenant under this Section within ten (10) business days after written request therefor.

19.3.      Upon written request of Landlord and opportunity for Tenant to review, Tenant agrees to execute any Lease amendments not materially altering the terms of this Lease (it being acknowledged that any change to the Permitted Use shall be deemed a material alteration), if required by a Mortgagee incident to the financing of the real property of which the Premises constitute a part.

19.4.      In the event any proceedings are brought for foreclosure, or in the event of the exercise of the power of sale under any mortgage or deed of trust made by Landlord covering the Premises, Tenant shall at the election of the purchaser at such foreclosure or sale attorn to the purchaser upon any such foreclosure or sale and recognize such purchaser as Landlord under this Lease.

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19.5.      As a condition to the subordination of this Lease to any lease or mortgage that may hereafter be secured by the Premises, Landlord shall obtain for the benefit of Tenant, a commercially reasonable subordination, non-disturbance and attornment agreement (“SNDA”) from Landlord’s current and any future Mortgagee, on such Mortgagee’s standard form thereof, which shall be commercially reasonable in the industry for the Permitted Use.

20.         Defaults and Remedies. Late payment by Tenant to Landlord of Rent and other sums due shall cause Landlord to incur costs not contemplated by this Lease, the exact amount of which shall be extremely difficult and impracticable to ascertain. Such costs include processing and accounting charges and late charges that may be imposed on Landlord by the terms of any mortgage or trust deed covering the Premises. Therefore, if any installment of Rent due from Tenant is not received by Landlord within five (5) business days after the date such payment is due, Tenant shall pay to Landlord (a) an additional sum of five percent (5%) of the overdue Rent as a late charge plus (b) interest at an annual rate (the "Default Rate") equal to the lesser of (a) ten percent (10%) and (b) the highest rate permitted by Applicable Laws. The parties agree that this late charge represents a fair and reasonable estimate of the costs that Landlord shall incur by reason of late payment by Tenant and shall be payable as Additional Rent to Landlord due with the next installment of Rent. Landlord's acceptance of any Additional Rent (including a late charge or any other amount hereunder) shall not be deemed an extension of the date that Rent is due or prevent Landlord from pursuing any other rights or remedies under this Lease, at law or in equity. Notwithstanding the foregoing, Landlord shall waive such late charge and interest on the first such late payment in any twelve (12) month period so long as Tenant pays such amount in full within five (5) business days following receipt of written notice from Landlord that such amount is past due.

20.2.      No payment by Tenant or receipt by Landlord of a lesser amount than the Rent payment herein stipulated shall be deemed to be other than on account of the Rent, nor shall any endorsement or statement on any check or any letter accompanying any check or payment as Rent be deemed an accord and satisfaction, and Landlord may accept such check or payment without prejudice to Landlord's right to recover the balance of such Rent or pursue any other remedy provided in this Lease or in equity or at law.

20.3.      If Tenant fails to pay any sum of money required to be paid by it hereunder or perform any other act on its part to be performed hereunder, in each case within the applicable cure period (if any) described herein, then Landlord may (but shall not be obligated to), without waiving or releasing Tenant from any obligations of Tenant, make such payment or perform such act. Notwithstanding the foregoing, in the event of an emergency, Landlord shall have the right to enter the Premises and act in accordance with its rights as provided elsewhere in this Lease. Tenant shall pay to Landlord as Additional Rent all sums so paid or incurred by Landlord, together with interest at the Default Rate, computed from the date such sums were paid or incurred.

20.4.      The occurrence of any one or more of the following events shall constitute a "Default" hereunder by Tenant:

20.4.1.     Tenant abandons the Premises without the payment of Rent when due or providing for the on-going maintenance and repair of the Premises as required pursuant to the terms of this Lease;

20.4.2.     Tenant fails to make any payment of Rent, as and when due, where such failure shall continue for a period of five (5) business days after written notice thereof from Landlord to Tenant;

20.4.3.     Tenant fails to observe or perform any obligation or covenant contained herein, after the expiration of any applicable notice and cure periods, or if no cure period is otherwise defined in this Lease, within thirty (30) days after written notice thereof from Landlord; provided however, that no Default shall be deemed to exist if such cure is not reasonably capable of completion within such cure period and Tenant commences to cure such default within such cure period and thereafter diligently prosecutes such cure to completion;

20.4.4.     Tenant makes an assignment for the benefit of creditors, or a receiver, trustee or custodian is appointed to or does take title, possession or control of all or substantially all of Tenant's assets;

20.4.5.     Tenant files a voluntary petition under the United States Bankruptcy Code or any successor statute (as the same may be amended from time to time, the "Bankruptcy Code") or an order for relief is entered against Tenant pursuant to a voluntary or involuntary proceeding commenced under any chapter of the Bankruptcy Code;

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20.4.6.     Any involuntary petition is filed against Tenant under any chapter of the Bankruptcy Code and is not dismissed within one hundred twenty (120) days;

20.4.7.     A default exists under any Guaranty executed by a Guarantor in favor of Landlord, after the expiration of any applicable notice and cure periods;

20.4.8.     Tenant's interest in this Lease is attached, executed upon or otherwise judicially seized and such action is not released within one hundred twenty (120) days of the action;

20.4.9.     A governmental authority seizes any part of the Property seeking forfeiture, whether or not a judicial forfeiture proceeding has commenced;

20.4.10.   A final, non-appealable judgment having the effect of establishing that Tenant's operation violates Landlord's contractual obligations (i) pursuant to any private covenants of record restricting Landlord's Building containing the Premises and which were in effect on the date of this Lease or were otherwise approved by Tenant in writing, or (ii) of good faith and fair dealing to any third party, including other tenants of the Building containing the Premises or occupants or owners of any other building within the Project; or

20.4.11.   Subject to the provisions of Section 18.9 hereof, an event occurs that results in any insurance carrier that provides insurance coverage with respect to any aspect of the Project providing notice to the Landlord of its intent to cancel such insurance coverage, and Landlord, exercising commercially reasonable efforts, is not able to procure comparable replacement insurance coverage that is reasonably acceptable to Landlord prior to the actual cancellation date specified in the notice of the cancelling insurance carrier.

20.5.      Notices given under this Section shall specify the alleged default and shall demand that Tenant perform the provisions of this Lease or pay the Rent that is in arrears, as the case may be, within the applicable period of time, or quit the Premises. No such notice shall be deemed a forfeiture or a termination of this Lease unless Landlord elects otherwise in such notice.

20.6.      In the event of a Default by Tenant, with or without notice or demand (except to the extent required under Applicable Law) and without limiting Landlord in the exercise of any right or remedy that Landlord may have under Applicable Laws or this Lease, Landlord has the right to do any or all of the following:

20.6.1.     Halt any Alterations (including the Tenant Improvements) and order Tenant's contractors to stop work;

20.6.2.     Terminate Tenant's right to possession of the Premises by written notice to Tenant or by any lawful means, in which case Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage; and

20.6.3.     Terminate this Lease, in which event Tenant shall immediately surrender possession of the Premises to Landlord. In such event, Landlord shall have the immediate right to re-enter and remove all persons and property, and such property may be removed and stored elsewhere at the cost and for the account of Tenant, all without service of notice or resort to legal process and without being deemed guilty of trespass or becoming liable for any loss or damage. In the event that Landlord shall elect to so terminate this Lease, then Landlord shall be entitled to recover from Tenant all damages reasonably incurred by Landlord by reason of Tenant's default, including:

20.6.3.1.  The sum of: (i) the worth at the time of award (computed by allowing interest at the Default Rate) of any unpaid Rent that had accrued at the time of such termination; plus (ii) the worth at the time of award of the amount by which the unpaid Rent that would have accrued during the period commencing with termination of the Lease and ending at the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus; (iii) the worth at the time of award of the amount by which the unpaid Rent for the balance of the Term after the time of award exceeds that portion of the loss of Landlord's rental income from the Premises that Tenant proves to Landlord's reasonable satisfaction could have been reasonably avoided; plus (iv) any other amount necessary to compensate Landlord for all the detriment caused by Tenant's failure to perform its obligations under this Lease or that in the ordinary course of things would be likely to result therefrom, including the cost of restoring the Premises to the condition required under the terms of this Lease, including any rent payments not otherwise chargeable to Tenant (e.g., during any "free" rent period or rent holiday); plus (v) At Landlord's election, such other amounts in addition to or in lieu of the foregoing as may be permitted from time to time by Applicable Laws; or

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20.6.3.2.  At Landlord's election, as minimum liquidated damages in addition to any (i) amounts paid or payable to Landlord pursuant to Section 20.6.3.1.(i) prior to such election and (ii) costs of restoring the Premises to the condition required under the terms of this Lease, an amount (the "Election Amount") equal to either (A) the positive difference (if any, and measured at the time of such termination) between (1) the then-present value of the total Rent and other benefits that would have accrued to Landlord under this Lease for the remainder of the Term if Tenant had fully complied with the Lease minus (2) the then-present cash rental value of the Premises as determined by Landlord for what would be the then-unexpired Term if the Lease remained in effect, computed using the discount rate of the Federal Reserve Bank of San Francisco at the time of the award plus one (1) percentage point (the "Discount Rate") or (B) twelve (12) months (or such lesser number of months as may then be remaining in the Term) of Base Rent and Additional Rent at the rate last payable by Tenant pursuant to this Lease, in either case as Landlord specifies in such election. Landlord and Tenant agree that the Election Amount represents a reasonable forecast of the minimum damages expected to occur in the event of a breach, taking into account the uncertainty, time and cost of determining elements relevant to actual damages, such as fair market rent, time and costs that may be required to re-lease the Premises, and other factors; and that the Election Amount is not a penalty.

20.7.      In addition to any other remedies available to Landlord at law or in equity and under this Lease, Landlord may continue this Lease in effect after Tenant's Default or abandonment and recover Rent as it becomes due. In addition, Landlord shall not be liable in any way whatsoever for its failure or refusal to relet the Premises. For purposes of this Section, the following acts by Landlord will not constitute the termination of Tenant's right to possession of the Premises: Acts of maintenance or preservation or efforts to relet the Premises, including alterations, remodeling, redecorating, repairs, replacements or painting as Landlord shall consider advisable for the purpose of reletting the Premises or any part thereof; or the appointment of a receiver upon the initiative of Landlord to protect Landlord's interest under this Lease or in the Premises.

20.8.      Notwithstanding the foregoing, in the event of a Default by Tenant, Landlord may elect at any time to terminate this Lease and to recover damages to which Landlord is entitled.

20.9.      If Landlord does not elect to terminate this Lease as provided in this Section 20, then Landlord may, from time to time, recover all Rent as it becomes due under this Lease. At any time thereafter, Landlord may elect to terminate this Lease and to recover damages to which Landlord is entitled.

20.10.    All of Landlord's rights, options and remedies hereunder shall be construed and held to be nonexclusive and cumulative. Notwithstanding any provision of this Lease to the contrary, in no event shall Landlord be required to mitigate its damages with respect to any default by Tenant, except as required by Applicable Laws. Any such obligation imposed by Applicable Laws upon Landlord to relet the Premises after any termination of this Lease shall be subject to the reasonable requirements of Landlord to lease to high quality tenants on such terms as Landlord may from time to time deem appropriate in its discretion, and Landlord shall not be obligated to relet the Premises to any party (a) unacceptable to a Lender, (b) that requires Landlord to make improvements to or re-demise the Premises, (c) that desires to change the Permitted Use, (e) that desires to lease the Premises for more or less than the remaining Term or (e) to whom Landlord or an affiliate of Landlord may desire to lease other available space in the Project or at another property owned by Landlord or an affiliate of Landlord.

20.11.    To the extent permitted by Applicable Laws, Tenant waives any and all rights of redemption granted by or under any present or future Applicable Laws if Tenant is evicted or dispossessed for any cause, or if Landlord obtains possession of the Premises due to Tenant's default hereunder or otherwise.

20.12.

20.12.1.   Landlord shall not be in default or liable for damages under this Lease unless Landlord fails to perform obligations required of Landlord within a reasonable time, not to exceed thirty (30) days; provided however, that no Default by Landlord shall be deemed to exist if such cure is not reasonably capable of completion within such thirty (30) day period and Landlord commences to cure such default within such cure period and thereafter diligently prosecutes such cure to completion. In no event shall Tenant have the right to terminate or cancel this Lease or to withhold or abate rent or to set off any Claims against Rent as a result of any default or breach by Landlord of any of its covenants, obligations, representations, warranties or promises hereunder, except as may otherwise be expressly set forth in this Lease.

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20.12.2.   In addition to the foregoing, if Landlord shall fail to perform any obligations of Landlord under this Lease and such failure continues for thirty (30) days after receipt of written notice from Tenant of the need therefore, and such failure materially and adversely affects Tenant’s business operations at the Premises, Tenant, in addition to any other rights it may have hereunder, may perform said obligations on Landlord’s behalf and charge Landlord for the reasonable cost thereof. If, in circumstances reasonably believed by Tenant to constitute an emergency, in Tenant's reasonable opinion, or the performance of any such obligations is immediately necessary to avoid any immediate harm or damage to the Premises or Tenant’s fixtures, equipment, inventory or other personal property located therein, then, no prior thirty (30) days' notice shall be required, but Tenant shall give Landlord whatever notice is reasonable in the circumstances and may perform said obligations on Landlord’s behalf and charge Landlord for the reasonable cost thereof. In either event, if Landlord fails to pay any such amount to Tenant within thirty (30) days of Tenant billing Landlord therefor (with reasonable supporting documentation), Tenant shall have the right to (i) set off such amount, together with interest thereon at the Default Rate, against fifty percent (50%) of the future monthly payments of Base Rent until Tenant is fully reimbursed for such amount, and (ii) set off all post-judgment or undisputed amounts due, together with interest thereon at the Default Rate, against future payments of Base Rent until Tenant is fully reimbursed.

20.13.    In the event of any default by Landlord, Tenant shall give notice by registered or certified mail to any (a) beneficiary of a deed of trust or (b) mortgagee under a mortgage covering the Premises or any portion thereof and to any landlord of any lease of land upon or within which the Premises are located, and shall offer such beneficiary, mortgagee or landlord a reasonable opportunity to cure the default, including time to obtain possession of the Premises by power of sale or a judicial action if such should prove necessary to effect a cure, not to exceed an additional sixty (60) days beyond Landlord’s cure period; provided that Landlord shall have previously furnished to Tenant in writing the names and addresses of all such persons who are to receive such notices.

20.14.    Notwithstanding anything in the Lease to the contrary, Landlord shall not have any lien or security interest upon, in or to any of Tenant's regulated goods, or inventory, now or subsequently located upon or in the Premises and Landlord hereby waives any such lien or security interest that it may now or hereafter have on any of Tenant’s regulated goods, or inventory brought on to the Premises from time to time (and Tenant shall have the right to remove any of the same from time to time). Landlord further waives any right of distraint or other similar right that Landlord may now or hereafter have in any or all of the foregoing.  Landlord shall execute, acknowledge and deliver to Tenant within fifteen (15) days of request, any and all instruments that may be necessary to confirm the foregoing waiver as may be reasonably requested by the MMCC, Tenant or Tenant’s lenders from time to time.

21.	Damage or Destruction.

21.1.      Tenant's Obligation to Rebuild.  If the Premises are damaged or destroyed, Tenant shall immediately provide notice thereof to Landlord, and shall promptly thereafter deliver to Landlord Tenant's good faith estimate of the time it will take to repair and rebuild the Premises (the "Estimated Time For Repair"). Subject to the other provisions of this Section 21, Tenant shall promptly and diligently repair and rebuild the Premises in accordance Section 21 unless Landlord or Tenant terminates this Lease in accordance with Section 21.2.

21.2.      Termination.

21.2.1.    Landlord's Right to Terminate.

21.2.1.1.  Landlord shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if any of the following occurs (each, a "Termination Condition"): (i) insurance proceeds, together with additional amounts Tenant agrees to contribute under this Section 21, are not confirmed to be available to Landlord, within ninety (90) days following the date of damage, to pay 100% of the cost to fully repair the damaged Premises, excluding the deductible for which Tenant shall also be responsible for paying as an Operating Expense; (ii) based upon the Estimated Time For Repair, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within twenty-four (24) months after the date of the damage or destruction; (iii) subject to the terms and conditions of Section 21.2.1.1. hereof, all or a substantial portion of the Premises are destroyed or damaged during the last twenty-four (24) months of the Term; or (iv) Tenant is in Default at the time of such damage or destruction past any period of notice and cure as elsewhere provided in this Lease. For purposes of this Section 21.2, a "substantial portion" of the Premises shall be deemed to be damaged or destroyed if the Premises is rendered unsuitable for the continued use and occupancy of Tenant's business substantially in the same manner conducted prior to the event causing the damage or destruction.

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21.2.1.2.  If all or a substantial portion of the Premises are destroyed or damaged within the last twenty-four (24) months of the Term, and Landlord desires to terminate this Lease under Section 21.2.1.1. hereof, Landlord shall deliver a Termination Notice to Tenant pursuant to Section 21.2.3 below and Tenant shall have a period of thirty (30) days after receipt of the  Termination Notice ("Tenant's Early Option Period") to exercise its Purchase Option or its option to extend the initial Term or the first Extension Period, as applicable, by providing Landlord with written notice of Tenant's exercise of its respective option prior to the expiration of Tenant's Early Option Period. If Tenant exercises its option rights under the immediately preceding sentence, the Termination Notice shall be deemed rescinded and Tenant shall proceed to repair and rebuild the Premises in accordance with the other provisions of this Section 21. If Tenant fails to deliver such written notice to Landlord prior to the end of Tenant's Early Option Period, then Tenant shall be deemed to have waived its Purchase Option or to extend the Term, as the case may be, and the last day of Tenant's Early Option Period shall be deemed to be the date of the occurrence of the Termination Condition under Section 21.2.1.1.

21.2.2.     Tenant's Right to Terminate.  Provided that such damage or destruction was not caused by the gross negligence or intentional misconduct of any Tenant Party, Tenant shall have the right to terminate this Lease following damage to or destruction of all or a substantial portion of the Premises if (a) the Premises are destroyed or damaged during the last twelve (12) months of the Term; or (b) based upon the Estimated Time For Repair, the Premises cannot, with reasonable diligence, be fully repaired by Tenant within twenty-four (24) months after the date of the damage or destruction, either of which shall be deemed to constitute a Termination Condition.

21.2.3.     Exercise of Termination Right. If a party elects to terminate this Lease and has the right to so terminate, such party will give the other party written notice of its election to terminate ("Termination Notice") within thirty (30) days after the occurrence of the applicable Termination Condition, and this Lease will terminate fifteen (15) days after the receiving party’s receipt of such Termination Notice, except in the case of a termination by Landlord under Section 21.2.1.1, in which case this Lease will terminate fifteen (15) days after expiration of the Tenant Early Option Period if Tenant timely fails to exercise timely Tenant's option to extend the Term. If this Lease is terminated pursuant to Section 21.2, Landlord shall, subject to the rights of its lender(s), be entitled to receive and retain all the insurance proceeds resulting from such damage, including rental loss insurance, except for those proceeds payable under policies obtained by Tenant which specifically insure Tenant's personal property, trade fixtures and machinery, and any items Tenant is permitted to remove from the Premises upon the expiration or earlier termination of this Lease.

21.3.        Tenant's Obligation to Repair. If Tenant is required to repair or rebuild any damage or destruction of the Premises under Section 21.1, then Tenant shall (a) submit its plans to repair such damage and reconstruct the Premises to Landlord for review and approval, which approval shall not be unreasonably withheld; (b) diligently repair and rebuild the Premises in the same or better condition and with the same or better quality of materials as the condition of the Premises following the completion of the Construction Work (as defined in the Purchase Agreement), and in a manner that is consistent with the plans and specifications previously approved by Landlord, or such new plans and specifications reasonably approved by Landlord; (c) obtain all permits and governmental approvals necessary to repair or reconstruct the Premises (which permits shall not contain any conditions that are materially more restrictive than the permits in existence on the date hereof); (d) cause all work to be performed only by qualified contractors that are reasonably approved by Landlord; (e) allow Landlord and its consultants and agents to enter the Premises in accordance with and subject to the terms of this Lease at all reasonable times to inspect the Premises and Tenant's ongoing work and cooperate reasonably in good faith with their effort to ensure that the work is proceeding in a manner that is consistent with this Lease; (f) comply with all applicable laws and permits in connection with the performance of such work; (g) timely pay all of its consultants, suppliers and other contractors in connection with the performance of such work; (h) notify Landlord if Tenant receives any notice of any default or any violation of any applicable law or any permit or similar notice in connection with such work; (i) deliver as-built plans for the Premises within thirty (30) days after the completion of such repair and restoration; (j) ensure that Landlord has fee simple title to the Premises during such work without any claim by any contractor or other party; (k) maintain such insurance as required under this Lease; and (l) comply with such other conditions as Landlord may reasonably require. In addition, in connection with any restoration, Tenant shall, at its expense, replace or fully repair all of Tenant's personal property and any alterations installed by Tenant existing at the time of such damage or destruction to the extent required for Tenant to recommence normal business operations in the Premises. To the fullest extent permitted by law, Tenant shall indemnify, protect, defend and hold Landlord (and its employees and agents) harmless from and against any and all claims, costs, expenses, suits, judgments, actions, investigations, proceedings and liabilities arising out of or in connection with Tenant's obligations under this Section 21, including, without limitation, any acts, omissions or negligence in the making or performance of any such repairs or replacements. In the event Tenant does not repair and rebuild the Premises to the extent required pursuant to this Section 21, Tenant shall be in breach, and Landlord shall have the right to retain all casualty insurance proceeds and condemnation proceeds.

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21.4.        Application of Insurance Proceeds for Repair and Rebuilding. Landlord shall cause the insurance proceeds of policies held by Landlord (the "Insurance Proceeds") on account of such damage or destruction to be held by Landlord and disbursed as follows:

21.4.1.     Minor Restorations. If (i) the estimated cost of restoration is less than One Million Dollars ($1,000,000.00), (ii) prior to commencement of restoration, no Default or event which, with the passage of time, would give rise to a Default shall exist and no mechanics' or materialmen's liens shall have been filed and remain undischarged, (iii) the architects, contracts, contractors, plans and specifications for the restoration shall have been approved by Landlord (which approval shall not be unreasonably withheld or delayed), (iv) Landlord shall be provided with reasonable assurance against mechanics' liens, accrued or incurred, as Landlord or its lenders may reasonably require and such other documents and instruments as Landlord or its lenders may reasonably require, and (v) Tenant shall have provided some form of security for the completion of such repair and restoration, whether in the form of performance and payment bonds reasonably acceptable to Landlord in an amount and form, and from a surety, reasonably acceptable to Landlord, and naming Landlord as an additional obligee or such other form of security (such as a completion guaranty from an acceptable guarantor) reasonably acceptable to Landlord; then Landlord shall make available that portion of the Insurance Proceeds to Tenant for application to pay the costs of restoration incurred by Tenant and Tenant shall promptly complete such restoration.

21.4.2.     Other Than Minor Restorations. If the estimated cost of restoration is equal to or exceeds One Million Dollars ($1,000,000.00), and if Tenant provides evidence satisfactory to Landlord that sufficient funds are available to restore the Premises, Landlord shall make disbursements from the available Insurance Proceeds from time to time in an amount not exceeding the cost of the work completed since the date covered by the last disbursement, upon receipt of (i) satisfactory evidence, including architect's certificates, of the stage of completion, of the estimated cost of completion and of performance of the work to date in a good and workmanlike manner in accordance with the contracts, plans and specifications, (ii) reasonable assurance against mechanics' or materialmen's liens, accrued or incurred, as Landlord or its lenders may reasonably require, (iii) contractors' and subcontractors' sworn statements, (iv) intentionally omitted, (v) intentionally omitted, (vi) such other documents and instruments as Landlord or its lenders may reasonably require, and (vii) other evidence of cost and payment so that Landlord can verify that the amounts disbursed from time to time are represented by work that is completed, in place and free and clear of mechanics' lien claims.

21.4.3.     Requests for Disbursements. Requests for disbursement shall be made no more frequently than monthly and shall be accompanied by a certificate of Tenant describing in detail the work for which payment is requested, stating the cost incurred in connection therewith and stating that Tenant has not previously received payment for such work; the certificate to be delivered by Tenant upon completion of the work shall, in addition, state that the work has been completed and complies with the applicable requirements of this Lease. Landlord may retain 10% of each requisition until the restoration is fully completed. In addition, in the case of Alterations costing in excess of $1,000,000 made after the Tenant Improvements, unless Tenant provides performance and payment bonds or some other form of security reasonably acceptable to Landlord, Landlord may withhold from amounts otherwise to be paid to Tenant, any amount that is necessary in Landlord's reasonable judgment to protect Landlord from any potential loss due to work that is improperly performed or claims by Tenant's contractors and consultants.

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21.4.4.     Costs in Excess of Insurance Proceeds. In addition, prior to commencement of restoration and at any time during restoration, if the estimated cost of restoration, as determined by the evaluation of an independent engineer acceptable to Landlord and Tenant, exceeds the amount of the Insurance Proceeds, Tenant will provide evidence reasonably satisfactory to Landlord that the amount of such excess will be available to restore the Premises. Any Insurance Proceeds remaining upon completion of restoration shall be refunded to Tenant up to the amount of Tenant's payments pursuant to the immediately preceding sentence. If no such refund is required, any sum of Insurance Proceeds remaining upon completion of restoration shall be paid to Landlord. In the event Landlord and Tenant cannot agree on an independent engineer, an independent engineer designated by Tenant and an independent engineer designated by Landlord shall within five (5) business days select an independent engineer licensed to practice in Maryland who shall resolve such dispute within ten (10) business days after being retained by Landlord. All fees, costs and expenses of such third engineer so selected shall be shared equally by Landlord and Tenant.

21.5.        Abatement of Rent. In the event of repair, reconstruction and restoration as provided in this Section, all Rent to be paid by Tenant under this Lease shall be abated proportionately based on the extent to which Tenant's use of the Premises is impaired during the period of such repair, reconstruction or restoration, unless Landlord provides Tenant with other space during the period of repair, reconstruction and restoration that, in Tenant's reasonable opinion, is suitable for the temporary conduct of Tenant's business. Tenant shall not otherwise be entitled to any compensation or damages from Landlord for loss of the use of the Premises, damage to Tenant's personal property or any inconvenience occasioned by such damage, repair or restoration.

21.6.        Replacement Cost. The determination in good faith by Landlord of the estimated cost of repair of any damage, of the replacement cost, or of the time period required for repair shall be conclusive for purposes of this Section 21.

21.7.        This Section 21 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any damage or destruction.

22.	Eminent Domain.

22.1.        In the event (a) the whole of the Premises or (b) such part thereof as shall substantially interfere with Tenant's use and occupancy of the Premises for the Permitted Use shall be taken for any public or quasi-public purpose by any lawful power or authority by exercise of the right of appropriation, condemnation or eminent domain, or sold to prevent such taking, Tenant or Landlord may terminate this Lease effective as of the date possession is required to be surrendered to such authority, except with regard to (y) items occurring prior to the taking and (z) provisions of this Lease that, by their express terms, survive the expiration or earlier termination hereof.

22.2.        Tenant shall be entitled to any award that is specifically awarded as compensation for (a) the taking of Tenant's personal property that was installed at Tenant's expense, including but not limited to any property listed in Exhibit B attached hereto, and (b) the costs of Tenant moving to a new location. Except as set forth in the previous sentence, any award for such taking shall be the property of Landlord, except to the extent such taking is a temporary taking and this Lease does not terminate, in which case the entire such award shall be the property of Tenant, net of any costs incurred by Landlord to restore the Premises pursuant to Section 22.3 or to obtain such award, for which Landlord shall be entitled to be reimbursed prior to remitting the balance of such award to Tenant.

22.3.        If, upon any taking of the nature described in this Section, this Lease continues in effect, then Landlord shall promptly proceed to restore the Premises to substantially their same condition prior to such partial taking. To the extent such restoration is infeasible, as determined by Landlord in its sole and absolute discretion, the Rent shall be decreased proportionately to reflect the loss of any portion of the Premises no longer available to Tenant.

22.4.        This Section 22 sets forth the terms and conditions upon which this Lease may terminate in the event of any damage or destruction. Accordingly, the parties hereby waive the provisions of any Applicable Laws (and any successor statutes) permitting the parties to terminate this Lease as a result of any governmental taking.

23.         Surrender. At least thirty (30) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall provide Landlord with a facility decommissioning and Hazardous Materials closure plan for the Premises ("Exit Survey") prepared by an independent third party state-certified professional with appropriate expertise, which Exit Survey must be reasonably acceptable to Landlord. In addition, at least ten (10) days prior to Tenant's surrender of possession of any part of the Premises, Tenant shall conduct a site inspection with Landlord. In addition, Tenant agrees to remain responsible after the surrender of the Premises in accordance with the term of this Lease, and to the extent not contradictory to Tenant’s surrender obligations under this Lease, to comply with the terms of the Exit Survey. Tenant's obligations under this Section shall survive the expiration or earlier termination of the Lease. The provisions of this Section shall survive the termination or expiration of this Lease, and no surrender of possession of any part of the Premises shall release Tenant from any of its obligations hereunder, unless such surrender is accepted in writing by Landlord.

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24.        Bankruptcy. In the event a debtor, trustee or debtor in possession under the Bankruptcy Code, or another person with similar rights, duties and powers under any other Applicable Laws, proposes to cure any default under this Lease or to assume or assign this Lease and is obliged to provide adequate assurance to Landlord that (a) a default shall be cured, (b) Landlord shall be compensated for its damages arising from any breach of this Lease and (c) future performance of Tenant's obligations under this Lease shall occur, then such adequate assurances shall include any or all of the following, as designated by Landlord in its sole and absolute discretion: (w) those acts specified in the Bankruptcy Code or other Applicable Laws as included within the meaning of "adequate assurance," even if this Lease does not concern a facility described in such Applicable Laws; (x) a prompt cash payment to compensate Landlord for any monetary defaults or actual damages arising directly from a breach of this Lease; (y) a cash deposit in an amount at least equal to the then-current amount of the Security Deposit; or (z) the assumption or assignment of all of Tenant's interest and obligations under this Lease.

25.        Brokers. Tenant represents and warrants that it has had no dealings with any real estate broker or agent in connection with the negotiation of this Lease and that it knows of no real estate broker or agent that is or might be entitled to a commission in connection with this Lease. Tenant agrees to indemnify, save, defend (at Landlord's option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from any and all cost or liability for compensation claimed by any broker or agent employed or engaged by Tenant or claiming to have been employed or engaged by Tenant. The provisions of this Section shall survive the expiration or termination of this Lease.

26.        Definition of Landlord. With regard to obligations imposed upon Landlord pursuant to this Lease, the term "Landlord," as used in this Lease, shall refer only to Landlord or Landlord's then-current successor-in-interest. In the event of any transfer, assignment or conveyance of Landlord's interest in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, Landlord herein named (and in case of any subsequent transfers or conveyances, the subsequent Landlord) shall be automatically freed and relieved, from and after the date of such transfer, assignment or conveyance, from all liability for the performance of any covenants or obligations contained in this Lease thereafter to be performed by Landlord and, without further agreement, the transferee, assignee or conveyee of Landlord's interest in this Lease or in Landlord's fee title to or leasehold interest in the Property, as applicable, shall be deemed to have assumed and agreed to observe and perform any and all covenants and obligations of Landlord hereunder during the tenure of its interest in the Lease or the Property. Landlord or any subsequent Landlord may transfer its interest in the Premises or this Lease without Tenant's consent.

27.        Limitation of Landlord's Liability. If Landlord is in default under this Lease and, as a consequence, Tenant recovers a monetary judgment against Landlord, the judgment shall be satisfied only out of (a) the proceeds of sale received on execution of the judgment and levy against the right, title and interest of Landlord in the Premises, (b) rent or other income or proceeds from such real property receivable by Landlord or (c) the consideration received by Landlord from the sale, financing, refinancing or other disposition of all or any part of Landlord's right, title or interest in the Premises. Neither Landlord nor any of its affiliates, nor any of their respective partners, shareholders, directors, officers, employees, members or agents shall be personally liable for Landlord's obligations or any deficiency under this Lease. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be sued or named as a party in any suit or action. No partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates shall be required to answer or otherwise plead to any service of process, and no judgment shall be taken or writ of execution levied against any partner, shareholder, director, officer, employee, member or agent of Landlord or any of its affiliates. Each of the covenants and agreements of this Section 28 shall be applicable to any covenant or agreement either expressly contained in this Lease or imposed by Applicable Laws and shall survive the expiration or earlier termination of this Lease.

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28.         Control by Landlord. Landlord reserves full control over the Premises to the extent not inconsistent with the terms of this Lease; provided, however, that such rights shall be exercised in a way that does not adversely affect Tenant’s beneficial use and occupancy of the Premises in any material manner or that otherwise renders Tenant’s operations in violation of the Marijuana Law. Tenant shall have access to the Premises twenty-four (24) hours per day. Tenant shall, at Landlord's request, promptly execute such further documents as may be reasonably appropriate to assist Landlord in the performance of its obligations hereunder; provided that Tenant need not execute any document that creates additional liability or obligations for Tenant or that deprives Tenant of the quiet enjoyment and use of the Premises as provided for in this Lease. Landlord may, upon twenty-four (24) hours' prior notice (which may be oral or by email to the office manager or other Tenant-designated individual at the Premises; but provided that no time restrictions shall apply or advance notice be required if an emergency necessitates immediate entry), enter the Premises, in accordance with and subject to the applicable provisions of this Lease, to (u) inspect the same and to determine whether Tenant is in compliance with its obligations hereunder, (v) inspect the Construction Work required to be completed by the Prior Owner, (w) supply any service Landlord is required to provide hereunder, (x) post notices of nonresponsibility and (y) show the Premises to prospective tenants during the final year of the Term and current and prospective purchasers and lenders at any time (in all situations provided that Landlord's personnel are accompanied by Tenants' authorized personnel in sensitive areas of the Premises). Subject to the terms of this Lease, in no event shall Tenant's Rent abate as a result of Landlord's activities pursuant to this Section 28; provided, however, that all such activities shall be conducted in such a manner so as to cause as little interference to Tenant as is reasonably possible. If an emergency necessitates immediate access to the Premises, Landlord may use whatever force is necessary to enter the Premises, and any such entry to the Premises shall not constitute a forcible or unlawful entry to the Premises, a detainer of the Premises, or an eviction of Tenant from the Premises or any portion thereof.

29.         Joint and Several Obligations. If more than one person or entity executes this Lease as Tenant, then (a) each of them is jointly and severally liable for the keeping, observing and performing of all of the terms, covenants, conditions, provisions and agreements of this Lease to be kept, observed or performed by Tenant, and such terms, covenants, conditions, provisions and agreements shall be binding with the same force and effect upon each and all of the persons executing this Lease as Tenant; and (b) the term "Tenant," as used in this Lease, shall mean and include each of them, jointly and severally. The act of, notice from/to, refund to, or signature of any one or more of them with respect to the tenancy under this Lease, including any renewal, extension, expiration, termination or modification of this Lease, shall be binding upon each and all of the persons executing this Lease as Tenant with the same force and effect as if each and all of them had so acted, so given or received such notice or refund, or so signed.

30.         Representations. Each of Tenant and Landlord guarantees, warrants and represents that (a) such party is duly incorporated or otherwise established or formed and validly existing under the laws of its state of incorporation, establishment or formation, (b) such party is duly qualified to do business in the state in which the Property is located, (c) such party has full corporate, partnership, trust, association or other appropriate power and authority to enter into this Lease and to perform its obligations hereunder, (d) each person (and all of the persons if more than one signs) signing this Lease on behalf of such party is duly and validly authorized to do so and (e) neither (i) the execution, delivery or performance of this Lease nor (ii) the consummation of the transactions contemplated hereby will violate or conflict with any provision of documents or instruments under which such party is constituted or to which such party is a party. In addition, Tenant guarantees, warrants and represents that none of (x) it, (y) its affiliates or partners nor (z) to its actual knowledge, its members, shareholders or other equity owners or any of their respective employees, officers, directors, representatives or agents is a person or entity with whom U.S. persons or entities are restricted from doing business under regulations of the Office of Foreign Asset Control ("OFAC") of the Department of the Treasury (including those named on OFAC's Specially Designated and Blocked Persons List) or under any statute, executive order (including the September 24, 2001, Executive Order Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) or other similar governmental action.

31.         Confidentiality. Tenant shall keep the terms and conditions of this Lease confidential and shall not (a) disclose to any third party any terms or conditions of this Lease or any other Lease-related document (including subleases, assignments, work letters, construction contracts, letters of credit, subordination agreements, non-disturbance agreements, brokerage agreements or estoppels) or (b) provide to any third party an original or copy of this Lease (or any Lease-related document). Notwithstanding the foregoing, confidential information under this Section may be released by Landlord or Tenant under the following circumstances: (x) if required by Applicable Laws or in any judicial proceeding; provided that the releasing party has given the other party reasonable notice of such requirement, if feasible, (y) to a party's attorneys, investors, accountants, brokers and other bona fide consultants or advisers; provided such third parties agree to be bound by this Section or (z) to bona fide prospective assignees or subtenants of this Lease; provided they agree in writing to be bound by this Section.

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32.         Notices. Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in Subsection 32(a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with Subsection 32(a); (y) one (1) business day after deposit with a reputable international overnight delivery service, if given if given in accordance with Subsection 32(b); or (z) upon transmission, if given in accordance with Subsection 32(c). Except as otherwise stated in this Lease, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Lease shall be addressed to Tenant at the Premises, or to Landlord or Tenant at the addresses shown in Section 2. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

33.	Right of First Offer; Purchase Option.

33.1.	Right of First Offer.

33.1.1.     Provided that at the time Tenant exercises its rights under this Section 33.1: (i) this Lease remains in full force and effect, and (ii) there is not then an outstanding Default which has continued beyond the expiration of applicable notice and cure periods, then in the event Landlord intends to market the Property for sale, then and in such event Landlord shall give Tenant notice thereof to Tenant (the "Notice of Marketing"), which notice shall include the offering price and other basic terms on which Landlord intends to offer for the sale of the Property (the "Proposed Sale Terms"). Tenant shall have a period of thirty (30) days from Tenant’s receipt of a Notice of Marketing to notify Landlord of its decision to purchase or not purchase the Property upon the Proposed Sale Terms set forth in the Notice of Marketing. If Landlord either receives a notice from Tenant that Tenant does not desire to purchase the Property or Landlord fails to receive any notice from Tenant within said thirty (30) day period, then Landlord shall have the right to proceed to sell the Property to any third party for terms no less favorable to Landlord than the Proposed Sale Terms. If for any reason Landlord fails to sell the Property within eighteen (18) months of the date Landlord first gives notice to Tenant pursuant to this Section 33.1.1, or if Landlord determines to sell the Property upon terms that are less favorable than the Proposed Sale Terms set forth in the Notice of Marketing, then Landlord must reoffer the Property to Tenant by delivering a second Notice of Marketing setting forth the revised Proposed Sale Terms. Tenant shall have a fifteen (15) day period from Tenant’s receipt of the second Notice of Marketing to notify Seller of its decision to purchase or not purchase the Property upon the Proposed Sale Terms set forth in the second Notice of Marketing. If Landlord either receives a notice from Tenant that Tenant does not desire to purchase the Property or Landlord fails to receive any notice from Tenant within the applicable time period, then Landlord shall have the right to proceed to sell the Property to any third party upon the Proposed Sale Terms set forth in the immediately prior Notice of Marketing, and this process shall continue throughout the Term.

33.1.2.     If Landlord timely receives a notice from Tenant which indicates that Tenant desires to purchase the Property upon the Property Sale Terms, then the parties shall cooperate and coordinate in good faith to arrange a closing at the earliest reasonably convenient closing date (but in no event more than sixty (60) days after Landlord’s receipt of Tenant’s notice of its desire to purchase the Property upon the Property Sale Terms) and shall consummate such closing in accordance with local custom and practice regarding the closing prorations and adjustments and responsibility for closing costs and recording fees. Within five (5) business days of Landlord’s receipt of Tenant’s notice to purchase, Tenant shall place into escrow, with an escrow agent satisfactory to Landlord and Tenant, earnest money in the amount of five percent (5%) of the purchase price, which shall serve as liquidated damages to Landlord in the event Tenant fails to close on the Property. Tenant shall accept the Property “AS IS,” “WHERE IS,” and “WITH ALL FAULTS,” with no warranty or representation of any nature whatsoever. The purchase price shall be payable in cash or other method acceptable to Landlord.

33.1.3.     Notwithstanding anything to the contrary herein, Tenant’s rights under this Section 33.1 shall not apply to: (i) any transfer of the Property by Landlord to an affiliate of Landlord; (ii) any sale/leaseback transaction made in connection with a bona fide financing; (iii) any sale or transfer of the direct or indirect interests in Landlord (other than in order to allow a transfer of the Building in avoidance of Tenant’s rights under this Section 33.1); (iv) any joint venture transaction in which Landlord retains an ownership interest in the Premises, directly or indirectly; or (v) any portfolio transaction (including any joint venture) that includes at least one other real estate asset and has an aggregate value of not less than $40,000,000, unless Tenant agrees to purchase the entire portfolio.

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33.1.4.     The Lease shall terminate upon transfer of title to Tenant pursuant to this Section 33.1, or pursuant to Section 33.2, below; provided, however, that in the event Tenant takes title in an entity which is an Affiliate of Tenant, a Guarantor or any affiliate of any Guarantor, then Tenant may elect to have this lease continue in full force and effect following such transfer of title; provided further that this Section 33.1 shall thereafter terminate and be of no further force or effect.

33.1.5.     Intentionally omitted.

33.1.6.    The Proposed Sale Terms set forth in any Notice of Marketing shall be held confidential by Tenant and not disclosed to any third party except as required by Applicable Laws or in connection with any dispute between Landlord and Tenant regarding this Section 33.1 and for disclosures to Tenant’s attorneys and third-party consultants to the extent reasonably required for Tenant to evaluate such information.

33.2.        Purchase Option. Provided that at the time Tenant exercises its rights under this Section 33.2: (i) this Lease remains in full force and effect, (ii) there is not then an outstanding Default by Tenant under this Lease which has continued beyond applicable notice and cure periods, and (iii) Tenant is occupying one hundred percent (100%) of the Premises, then and in such event Tenant shall have a one-time option to purchase the Property at the end of the initial Term or provided that the damage or destruction was not caused by the gross negligence or intentional misconduct of any Tenant Party, if this Lease shall have terminated by reason of the provisions contained in Section 21.2.1 or 21.2.2 above (the "Purchase Option"). The Purchase Option may be exercised by Tenant sending written notice (the "Purchase Option Exercise Notice") to Landlord during the time period commencing on the date that is eighteen (18) months prior to the expiration of the initial Term and ending on the date that is nine (9) months prior to the expiration of the initial Term (the "Option Period"), provided in the event Tenant is entitled to exercise the Purchase Option following a termination of this Lease under Section 21.2.1 or 21.2.2, Tenant may exercise the Purchase Option by delivering the Purchase Option Exercise Notice to Landlord within thirty (30) days following such termination. In the event that Tenant fails to deliver a Purchase Option Exercise Notice during the Purchase Option Period, then Tenant’s Purchase Option shall be deemed void and of no further force or effect. In the event that Tenant timely delivers the Purchase Option Exercise Notice to Landlord, then the purchase price (the "Option Purchase Price") to be paid by Tenant to Landlord for the Property shall be the greater of: (A) the fair market value of an occupied rental property with a comparable use; or (B) a seven and one-half percent (7.5%) capitalization rate derived from market rental rates for industrial properties in the relevant competitive market. Landlord and Tenant shall negotiate in good faith regarding the amount of the Option Purchase Price for a period of up to thirty (30) days following Tenant’s exercise of the Purchase Option. In the event the parties fail to reach agreement within such thirty (30) day period, at the election of either party, the Option Purchase Price shall be determined in accordance with the terms of Section 32.2.2, below. Until the Option Purchase Price is finally determined, Tenant’s obligation to fund five percent (5%) of the Option Purchase Price into escrow as provided in Section 33.2.1, below, shall be based upon Tenant’s determination of the Option Purchase Price. In the event the final Option Purchase Price is determined to be different than Tenant’s determination, Tenant shall fund the escrow account in the amount of such discrepancy, or the escrow agent shall refund to Tenant the amount of such discrepancy, as applicable, within ten (10) business days following final determination of the Option Purchase Price. Landlord acknowledges that following Tenant’s timely exercise of the Purchase Option in accordance with this Section 33.2, Tenant may designate a different person or entity to take title to the Property at the closing.

33.2.1.     If Landlord timely receives a Purchase Option Exercise Notice from Tenant, then (i) the parties shall cooperate and coordinate in good faith to arrange for the closing to occur upon the expiration of the initial Term, (ii) the closing shall be conducted in accordance with local custom and practice regarding the closing prorations and adjustments and responsibility for closing costs and recording fees, (iii) Tenant shall place into escrow, with an escrow agent satisfactory to Landlord and Tenant, earnest money in the amount of five percent (5%) of the Option Purchase Price no later than the expiration of the Purchase Option Exercise Period, which shall serve as liquidated damages to Landlord in the event that Tenant fails to close on the Property, (iv) Tenant shall accept the Property “AS IS,” “WHERE IS,” and “WITH ALL FAULTS,” with no warranty or representation of any nature whatsoever, and (v) at the closing, the Option Purchase Price shall be payable in cash or other method acceptable to Landlord.

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33.2.2.     Any disputes regarding the provisions of this Section 33.2, including but not limited to any disputes regarding the Option Purchase Price, shall be resolved by arbitration as follows: the parties shall promptly meet and confer to attempt in good faith to resolve such dispute, and if such dispute is not resolved within thirty (30) days after Landlord or Tenant delivers written notice of such dispute to the other, the parties shall direct the local office of the JAMS to appoint an arbitrator who shall have a minimum of ten (10) years’ experience in commercial real estate disputes and who shall not be affiliated with either Landlord or Tenant and has not worked for either party or its affiliates at any time during the prior ten (10) years. Both Landlord and Tenant shall have the opportunity to present evidence and outside consultants to the arbitrator. The arbitration shall be conducted in accordance with the expedited commercial arbitration rules of the JAMS insofar as such rules are not inconsistent with the provisions of this Lease (in which case the provisions of the Lease shall govern). The cost of the arbitration (exclusive of each party’s witness and attorneys’ fees, which shall be paid by such party) shall be borne equally by the parties. The arbitrator’s decision shall be final and binding upon the parties.

33.2.3.     Tenant acknowledges that a Purchase Option Memorandum (as defined in the Purchase Agreement) has been recorded against the Premises to reflect the Purchase Option set forth herein. In the event that: (a) Tenant fails to timely and properly exercise the Purchase Option during the Option Period; (b) Tenant assigns its rights under this Lease or otherwise subleases all or any portion of the Premises other than in the case of a Permitted Transfer; (c) this Lease is terminated for any reason (other than by reason of a casualty); or (d) Tenant fails to timely exercise the Purchase Option following termination of the Lease by reason of a casualty, then the Purchase Option shall be deemed terminated and of no force or effect and Landlord shall be entitled to record the Termination of Purchase Option Memorandum (as defined in the Purchase Agreement). Tenant agrees to promptly execute and deliver any such further documents as may be reasonably requested by Landlord to remove the Purchase Option Memorandum from record title to the Premises.

34.          Guaranties. In the event that any entity affiliated with Tenant is formed after the Execution Date which entity conducts business in the cannabis industry in the state of Maryland (each, a “New Full Guarantor”), Tenant shall promptly cause such New Full Guarantor to execute a Full Guaranty in the form attached hereto as Exhibit D and deliver such executed Full Guaranty to Landlord. Any failure by Tenant to provide such Full Guaranty within thirty (30) days following the formation of such New Full Guarantor shall be deemed a material default under this Lease. The obligations of each Full Guarantor shall be joint and several and Tenant shall cause each Full Guarantor to execute and deliver such further documentation as may be reasonably required to confirm such Full Guarantor’s full and unconditional guaranty of Tenant’s obligations under this Lease.

35.          Miscellaneous.

35.1.        To induce Landlord to enter into this Lease, Tenant agrees to provide Landlord with such information and financial statements of the Tenant and any Guarantor requested by Landlord that are required to be included in any filings to be made by Landlord or Landlord's affiliates with the U.S.  Securities and Exchange Commission (the "SEC"), subject to Tenant's and any Guarantor’s right to seek confidential treatment of such disclosure by appropriate filings and/or action before the SEC.  Tenant shall supply the requested information within sixty (60) days of Landlord's request.  Such financial statements of Tenant and each Guarantor shall include consolidated balance sheets, statements of operations, statements of cash flows and statements of stockholders equity, and related footnotes, prepared in accordance with U.S. generally accepted accounting principles (“GAAP”), and shall be reviewed or audited by Tenant's or Guarantor’s independent auditors (within the requirements of Regulation S-X under the rules and regulations of the SEC, as interpreted by the staff of the SEC), as reasonably requested by the Landlord and required by the SEC. Tenant further agrees that to the extent not previously delivered by Tenant and any Guarantor per Landlord’s request in connection with any required filings with the SEC, within fifteen (15) days following Landlord’s written request (on no more frequently than a quarterly basis), Tenant shall provide, or cause any Guarantor to provide, Landlord with such financial statements (to the extent available) and information as may be reasonably requested by Landlord. Tenant represents and warrants that all financial statements, records and information furnished by Tenant to Landlord in connection with this Lease are true, correct and complete in all respects and that all financial statements, records and information furnished by each Guarantor to Landlord in connection with this Lease are true, correct and complete in all respects. The provisions of this Section shall not apply to Tenant or any Guarantor (as applicable) during any time period that Tenant or such Guarantor is a corporation whose shares are traded on any nationally recognized stock exchange. Notwithstanding any provision to the contrary set forth in this Section 35.1, in the event that the Limited Guarantor delivers the Limited Guaranty pursuant to the terms and conditions set forth in this Lease, the financial statements required to be delivered by the Limited Guarantor shall not be required to be prepared in accordance with GAAP unless disclosure of such financial statements is required to be made to the SEC and the SEC requires that such financial statements be prepared in accordance with GAAP.

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35.2.        The terms of this Lease are intended by the parties as a final, complete and exclusive expression of their agreement with respect to the terms that are included herein, and may not be contradicted or supplemented by evidence of any other prior or contemporaneous agreement.

35.3.        Neither party shall record this Lease.

35.4.        Landlord and Tenant have each participated in the drafting and negotiation of this Lease, and the language in all parts of this Lease shall be in all cases construed as a whole according to its fair meaning and not strictly for or against either Landlord or Tenant.

35.5.        Except as otherwise expressly set forth in this Lease, each party shall pay its own costs and expenses incurred in connection with this Lease and such party’s performance under this Lease; provided that, if either party commences an action, proceeding, demand, claim, action, cause of action or suit against the other party arising out of or in connection with this Lease, then the substantially prevailing party shall be reimbursed by the other party for all reasonable costs and expenses, including reasonable attorneys’ fees and expenses, incurred by the substantially prevailing party in such action, proceeding, demand, claim, action, cause of action or suit, and in any appeal in connection therewith (regardless of whether the applicable action, proceeding, demand, claim, action, cause of action, suit or appeal is voluntarily withdrawn or dismissed).

35.6.        Time is of the essence with respect to the performance of every provision of this Lease.

35.7.        Each provision of this Lease performable by Tenant shall be deemed both a covenant and a condition.

35.8.        Notwithstanding anything to the contrary contained in this Lease, Tenant’s obligations under this Lease are independent and shall not be conditioned upon performance by Landlord.

35.9.        Whenever consent or approval of either party is required, that party shall not unreasonably withhold, condition or delay such consent or approval, except as may be expressly set forth to the contrary.

35.10.     Any provision of this Lease that shall prove to be invalid, void or illegal shall in no way affect, impair or invalidate any other provision hereof, and all other provisions of this Lease shall remain in full force and effect and shall be interpreted as if the invalid, void or illegal provision did not exist.

35.11.     Each of the covenants, conditions and agreements herein contained shall inure to the benefit of and shall apply to and be binding upon the parties hereto and their respective heirs; legatees; devisees; executors; administrators; and permitted successors and assigns. This Lease is for the sole benefit of the parties and their respective heirs, legatees, devisees, executors, administrators and permitted successors and assigns, and nothing in this Lease shall give or be construed to give any other person or entity any legal or equitable rights. Nothing in this Section shall in any way alter the provisions of this Lease restricting assignment or subletting.

35.12.     This Lease shall be governed by, construed and enforced in accordance with the laws of the state in which the Premises are located, without regard to such state’s conflict of law principles.

35.13.     Landlord covenants that Tenant, upon paying the Rent and performing its obligations contained in this Lease, may peacefully and quietly have, hold and enjoy the Premises, free from any claim by Landlord or persons claiming under Landlord, but subject to all of the terms and provisions hereof, provisions of Applicable Laws and rights of record to which this Lease is or may become subordinate. This covenant is in lieu of any other quiet enjoyment covenant, either express or implied.

35.14.     Each of Tenant and Landlord guarantees, warrants and represents to the other party that the individual or individuals signing this Lease have the power, authority and legal capacity to sign this Lease on behalf of and to bind all entities, corporations, partnerships, limited liability companies, joint venturers or other organizations and entities on whose behalf such individual or individuals have signed.

35.15.     This Lease may be executed in one or more counterparts, each of which, when taken together, shall constitute one and the same document.

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35.16.      No provision of this Lease may be modified, amended or supplemented except by an agreement in writing signed by Landlord and Tenant.

35.17.      No waiver of any term, covenant or condition of this Lease shall be binding upon Landlord unless executed in writing by Landlord. The waiver by Landlord of any breach or default of any term, covenant or condition contained in this Lease shall not be deemed to be a waiver of any preceding or subsequent breach or default of such term, covenant or condition or any other term, covenant or condition of this Lease.

35.18.      To the extent permitted by Applicable Laws, the parties waive trial by jury in any action, proceeding or counterclaim brought by the other party hereto related to matters arising out of or in any way connected with this Lease; the relationship between Landlord and Tenant; Tenant’s use or occupancy of the Premises; or any claim of injury or damage related to this Lease or the Premises.

[The remainder of this page is intentionally left blank. Signature page follows.]

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IN WITNESS WHEREOF, the parties hereto have duly executed this Lease on the day and year first above written.

LANDLORD:

IIP-MD 1 LLC,
a Delaware limited liability company

By:	/s/ Robert Sistek
Name:	Robert Sistek
Title:	CFO and EVP, Investments

TENANT:

HOLISTIC INDUSTRIES LLC,
a Maryland limited liability company

By:	/s/ Josh Genderson
Name:	Josh Genderson
Title:	CEO

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EXHIBIT A

PREMISES

Being all of Parcel 56, as delineated on a Plat of Subdivision entitled “Plat Thirteen, Steeplechase Business Park, Parcels 51-54 & 56”, and recorded among the Land Records of Prince George’s County, Maryland in Plat Book MMB 241 as Plat No. 34.

EXHIBIT B

TENANT’S PERSONAL PROPERTY

Description	Number

Fertigation
Ozone water treatment CA80	2
Fertigation Manager HFM 1200	1
Air Compressor, Air Dryer, Filter System	1
Reverse Osmosis	1
Water tank 5000 g	4
Water tank 750 g	2
Water softener	1
Monitor with contactor panel	5
Motorized PVC ball valve 1.5 in.	1
Motorized PVC ball valve 2 in.	2
Motorized 3 way mixing valve with control panel	1
EC Meter for recycling system	1
Fertigation Manager Irrigation zone expansion	2
Water pump	1
Micro Z Media Filter	2
Water pump	2
2 in Series 8 Nylon Control Valve	24
Judo Filter	11
UV sterilizing unit	1

Benching
Benching	1
Crop support	1
Tipper	1

Propagation
Heat mats
Digital heat mat thermometer	50
Propagation tray	50
Propagation dome	100
Shelving	100

Trim
Trim machines	4
Bucker	1
Accessories	4

Processing
Butane extractor w/pump and chiller	1
Molecular Distillation Wiped Film Evaporator Still	1
Walk in deep freezer	1
Walk in hood	2
Large Roto-vap/chiller and all supplies	1
Vacuum Ovens	1
Winterization freezers	2
Decarboxylation Oven	1
Pumps	2
Decarboxylation vessel	1
Auto-cartridge filler	1
Balances	3
Roto-vap continuous recycler	1

EXHIBIT C

FORM OF TENANT ESTOPPEL CERTIFICATE

To:	IIP-MD 1, LLC

17190 Bernardo Center Drive

San Diego, California 92128

Attention: General Counsel

Re:	[PREMISES ADDRESS] (the "Premises") at 9220 Alaking Court, Capitol Heights, Maryland (the "Property")

The undersigned tenant ("Tenant") hereby certifies to you as follows:

1.           Tenant is a tenant at the Property under a lease (the "Lease") for the Premises dated as of [_______], 2017. The Lease has not been cancelled, modified, assigned, extended or amended [except as follows: [_______]], and there are no other agreements, written or oral, affecting or relating to Tenant's lease of the Premises or any other space at the Property. The lease term expires on [_______], 2033.

2.           Tenant took possession of the Premises, currently consisting of [_______] square feet, on [_______], 20[__], and commenced to pay rent on [_______], 20[__]. Tenant has full possession of the Premises, has not assigned the Lease or sublet any part of the Premises, and does not hold the Premises under an assignment or sublease[, except as follows: [_______]].

3.           All base rent, rent escalations and additional rent under the Lease have been paid through [_______], 20[__]. There is no prepaid rent[, except $[_______]][, and the amount of security deposit is $[_______] [in cash][OR][in the form of a letter of credit]]. Tenant currently has no right to any future rent abatement under the Lease, except as expressly provided therein.

4.           Base rent is currently payable in the amount of $[_______] per month.

5.           All work to be performed for Tenant under the Lease has been performed as required under the Lease and has been accepted by Tenant[, except [_______]], and all allowances to be paid to Tenant, including allowances for tenant improvements, moving expenses or other items, have been paid.

6.           The Lease is in full force and effect, and to Tenant’s current, actual knowledge, free from default and free from any event that could become a default under the Lease, and Tenant has no claims against the landlord or offsets or defenses against rent, and there are no disputes with the landlord. Tenant has received no notice of prior sale, transfer, assignment, hypothecation or pledge of the Lease or of the rents payable thereunder[, except [_______]].

7.           Tenant has no rights or options to purchase the Property except as provided in the Lease.

8.           To Tenant's knowledge, no hazardous wastes have been generated, treated, stored or disposed of by or on behalf of Tenant in, on or around the Premises in violation of any environmental laws.

9.           The undersigned has executed this Estoppel Certificate with the knowledge and understanding that [INSERT NAME OF LANDLORD, PURCHASER OR LENDER, AS APPROPRIATE] or its assignee is [acquiring the Property/making a loan secured by the Property] in reliance on this certificate and that the undersigned shall be bound by this certificate. The statements contained herein may be relied upon by [INSERT NAME OF PURCHASER OR LENDER, AS APPROPRIATE], IIP-MD 1, LLC, IIP Operating Partnership, LP, Innovative Industrial Properties, Inc., and any [other] mortgagee of the Property and their respective successors and assigns.

[Signature page follows]

Any capitalized terms not defined herein shall have the respective meanings given in the Lease.

Dated this [____] day of [_______], 20[__].

[_______],

a [_______]

By:
Name:
Title:

EXHIBIT D

FORM OF GUARANTY OF LEASE

This Guaranty of Lease ("Guaranty") is executed effective on the ____ day of [_______], 2017, by [_______], a [_______] ("Guarantor"), whose address for notices is [________________], in favor of IIP-MD 1 LLC, a Delaware limited partnership ("Landlord"), whose address for notices is 17190 Bernardo Center Drive, San Diego, California 92128, Attn: General Counsel.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1.           Recitals. This Guaranty is made with reference to the following recitals of facts which constitute a material part of this Guaranty:

(a)           Landlord, as Landlord, and [_______], a [_______], as Tenant ("Tenant"), entered into that certain Lease dated as of [_______], 2017 (the "Lease"), with respect to certain space in the building located at 9220 Alaking Court, Capital Heights, Maryland 20743, as more particularly described in the Lease (the "Leased Premises").

(b)           Guarantor is [DESCRIBE RELATIONSHIP OF GUARANTOR TO TENANT] and is therefore receiving a substantial benefit for executing this Guaranty.

(c)           Landlord would not have entered into the Lease with Tenant without having received the Guaranty executed by Guarantor as an inducement to Landlord.

(d)           By this Guaranty, Guarantor intends to absolutely, unconditionally and irrevocably guarantee the full, timely, and complete (i) payment of all rent and other sums required to be paid by Tenant under the Lease and any other indebtedness of Tenant, (ii) performance of all other terms, covenants, conditions and obligations of Tenant arising out of the Lease and all foreseeable and unforeseeable damages that may arise as a foreseeable or unforeseeable consequence of any non-payment, non-performance or non-observance of, or non-compliance with, any of the terms, covenants, conditions or other obligations described in the Lease (including, without limitation, all attorneys' fees and disbursements and all litigation costs and expenses incurred or payable by Landlord or for which Landlord may be responsible or liable, or caused by any such default), and (iii) payment of any and all expenses (including reasonable attorneys' fees and expenses and litigation expenses) incurred by Landlord in enforcing any of the rights under the Lease or this Guaranty within thirty (30) days after Landlord's written demand therefor (collectively, the "Guaranteed Obligations").

2.           Guaranty. From and after the Execution Date (as such term is defined under the Lease), Guarantor absolutely, unconditionally and irrevocably guarantees, as principal obligor and not merely as surety, to Landlord, the full, timely and unconditional payment and performance, of the Guaranteed Obligations strictly in accordance with the terms of the Lease, as such Guaranteed Obligations may be modified, amended, extended or renewed from time to time. This is a Guaranty of payment and performance and not merely of collection. Guarantor agrees that Guarantor is primarily liable for and responsible for the payment and performance of the Guaranteed Obligations. Guarantor shall be bound by all of the provisions, terms, conditions, restrictions and limitations contained in the Lease which are to be observed or performed by Tenant, the same as if Guarantor was named therein as Tenant with joint and several liability with Tenant, and any remedies that Landlord has under the Lease against Tenant shall apply to Guarantor as well. If Tenant defaults in any Guaranteed Obligation under the Lease, Guarantor shall in lawful money of the United States, pay to Landlord on demand the amount due and owing under the Lease. Guarantor waives any rights to notices of acceptance, modifications, amendment, extension or breach of the Lease. The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant or any other guarantor. Guarantor acknowledges that this Guaranty and Guarantor's obligations and liabilities under this Guaranty are and shall at all times continue to be absolute and unconditional in all respects and shall be the separate and independent undertaking of Guarantor without regard to the genuineness, validity, legality or enforceability of the Lease, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations and liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor hereunder or otherwise with respect to the Lease or to Tenant. Guarantor hereby absolutely, unconditionally and irrevocably waives any and all rights it may have to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or otherwise with respect to the Lease, in any action or proceeding brought by the holder hereof to enforce the obligations or liabilities of Guarantor under this Guaranty, but such waiver shall not extend to any defenses, set-offs, counterclaims or cross-claims that Tenant may have against Landlord under the Lease. This Guaranty sets forth the entire agreement and understanding of Landlord and Guarantor, and Guarantor acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Guaranty or with respect to the obligations or liabilities of Guarantor under this Guaranty. The obligations of Guarantor under this Guaranty shall be continuing and irrevocable (a) during any period of time when the liability of Tenant under the Lease continues, and (b) until all of the Guaranteed Obligations have been fully discharged by payment, performance or compliance. If at any time all or any part of any payment received by Landlord from Tenant or Guarantor or any other person under or with respect to the Lease or this Guaranty has been refunded or rescinded pursuant to any court order, or declared to be fraudulent or preferential, or are set aside or otherwise are required to be repaid to Tenant, its estate, trustee, receiver or any other party, including as a result of the insolvency, bankruptcy or reorganization of Tenant or any other party (an "Invalidated Payment"), then Guarantor's obligations under the Guaranty shall, to the extent of such Invalidated Payment be reinstated and deemed to have continued in existence as of the date that the original payment occurred. This Guaranty shall not be affected or limited in any manner by whether Tenant may be liable, with respect to the Guaranteed Obligations individually, jointly with other primarily, or secondarily.

3.           No Impairment of Guaranteed Obligations. Guarantor further agrees that Guarantor's liability for the Guaranteed Obligations shall in no way be released, discharged, impaired or affected or subject to any counterclaim, setoff or deduction by (a) any waiver, consent, extension, indulgence, compromise, release, departure from or other action or inaction of Landlord under or in respect of the Lease or this Guaranty, or any obligation or liability of Tenant, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect to the Lease or this Guaranty, (b) any change in the time, manner or place of payment or performance of the Guaranteed Obligations, (c) the acceptance by Landlord of any additional security or any increase, substitution or change therein, (d) the release by Landlord of any security or any withdrawal thereof or decrease therein, (e) any assignment of the Lease or any subletting of all or any portion of the Leased Premises (with or without Landlord's consent), (f) any holdover by Tenant beyond the term of the Lease (g) any termination of the Lease to the extent of Tenant obligations which expressly survive termination, (h) any release or discharge of Tenant in any bankruptcy, receivership or other similar proceedings, (i) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy or of any remedy for the enforcement of Tenant's liability under the Lease resulting from the operation of any present or future provisions of any bankruptcy code or other statute or from the decision in any court, or the rejection or disaffirmance of the Lease in any such proceedings, (j) any merger, consolidation, reorganization or similar transaction involving Tenant, even if Tenant ceases to exist as a result of such transaction, (k) the change in the corporate relationship between Tenant and Guarantor or any termination of such relationship, (l) any change in the direct or indirect ownership of all or any part of the shares in Tenant, or (m) to the extent permitted under applicable law, any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, which might otherwise constitute a legal or equitable defense or discharge of the liabilities of Guarantor or which might otherwise limit recourse against Guarantor. Guarantor further understands and agrees that Landlord may at any time enter into agreements with Tenant to amend and modify the Lease, and may waive or release any provision or provisions of the Lease, and, with reference to such instruments, may make and enter into any such agreement or agreements as Landlord and Tenant may deem proper and desirable, without in any manner impairing or affecting this Guaranty or any of Landlord's rights hereunder or Guarantor's obligations hereunder, unless otherwise agreed in writing thereunder or under the Lease.

4.	Remedies.

a)            If Tenant defaults with respect to the Guaranteed Obligations, and if Guarantor does not fulfill Tenant's obligations immediately upon its receipt of written notice of such default from Landlord, Landlord may at its election proceed immediately against Guarantor, Tenant, or any combination of Tenant, Guarantor, and/or any other guarantor. It is not necessary for Landlord, in order to enforce payment and performance by Guarantor under this Guaranty, first or contemporaneously to institute suit or exhaust remedies against Tenant or other liable for any of the Guaranteed Obligations or to enforce rights against any collateral securing any of it. Guarantor hereby waives any right to require Landlord to join Tenant in any action brought hereunder or to commence any action against or obtain any judgment against Tenant or to pursue any other remedy or enforce any other right. If any portion of the Guaranteed Obligations terminates and Landlord continues to have any rights that it may enforce against Tenant under the Lease after such termination, then Landlord may at its election enforce such rights against Guarantor. Unless and until all Guaranteed Obligations have been fully satisfied, Guarantor shall not be released from its obligations under this Guaranty irrespective of: (i) the exercise (or failure to exercise) by Landlord of any of Landlord's rights or remedies (including, without limitation, compromise or adjustment of the Guaranteed Obligations or any part thereof); or (ii) any release by Landlord in favor of Tenant regarding the fulfillment by Tenant of any obligation under the Lease.

b)            Notwithstanding anything in the foregoing to the contrary, Guarantor hereby covenants and agrees to and with Landlord that Guarantor may be joined in any action by or against Tenant in connection with the Lease. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by or against Tenant (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

5.           Waivers. With the exception of the defense of prior payment, performance or compliance by Tenant or Guarantor of or with the Guaranteed Obligations which Guarantor is called upon to pay or perform, or the defense that Landlord's claim against Guarantor is barred by the applicable statute of limitations, Guarantor hereby waives and releases all defenses of the law of guaranty or suretyship to the extent permitted by law.

6.           Rights Cumulative. All rights, powers and remedies of Landlord under this Guaranty shall be cumulative and in addition to all rights, powers and remedies given to Landlord by law.

7.           Representations and Warranties. Guarantor hereby represents and warrants that (a) intentionally omitted; (b) Landlord has made no representation to Guarantor as to the creditworthiness or financial condition of Tenant; (c) Guarantor has full power to execute, deliver and carry out the terms and provisions of this Guaranty and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty; (d) Guarantor's execution and delivery of, and the performance of its obligations under, this Guaranty does not conflict with or violate any of Guarantor's organizational documents, or any contract, agreement or decree which Guarantor is a party to or which is binding on Guarantor; (e) the individual executing this Guaranty on behalf of Guarantor has the authority to bind Guarantor to the terms and conditions of this Guaranty; (f) Guarantor has been represented by counsel of its choice in connection with this Guaranty; (g) this Guaranty when executed and delivered shall constitute the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms; and (h) there is no action, suit, or proceeding pending or, to the knowledge of Guarantor, threatened against Guarantor before or by any governmental authority which questions the validity or enforceability of, or Guarantor's ability to perform under, this Guaranty.

8.           Subordination. In the event of Tenant's insolvency or the disposition of the assets of Tenant, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Tenant applicable to the payment of all claims of Landlord and/or Guarantor shall be paid to Landlord and shall be first applied by Landlord to the Guaranteed Obligations. Any indebtedness of Tenant now or hereafter held by Guarantor, whether as original creditor or assignee or by way of subrogation, restitution, reimbursement, indemnification or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations during any period in which Tenant is in Default under the Lease beyond the expiration of applicable notice and cure periods. So long as an uncured Default exists under the Lease, (a) at Landlord's written request, Guarantor shall cause Tenant to pay to Landlord all or any part of any funds invested in or loaned to Tenant by Guarantor which Guarantor is entitled to withdraw or collect and (b) any such indebtedness or other amount collected or received by Guarantor shall be held in trust for Landlord and shall forthwith be paid over to Landlord to be credited and applied against the Guaranteed Obligations. Subject to the foregoing, Guarantor shall be entitled to receive from Landlord any amounts that are, from time to time, due to Guarantor in the ordinary course of business. During any period in which Tenant is in Default under the Lease, Guarantor shall have no right of subrogation against Tenant by reason of any payments, acts or performance by Guarantor under this Guaranty.

9.           Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY.

10.         Attorneys’ Fees. In the event any litigation or other proceeding ("Proceeding") is initiated by any party against any other party to enforce this Guaranty, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual reasonable attorneys' fees relating to or arising out of such Proceeding.

11.         Modification. This Guaranty may be modified only by a contract in writing executed by Guarantor and Landlord.

12.         Invalidity. If any provision of the Guaranty shall be invalid or unenforceable, the remainder of this Guaranty shall not be affected by such invalidity or unenforceability. In the event, and to the extent, that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, then Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a co-tenant therein with joint and several liability.

13.         Successors and Assigns. Unless otherwise agreed in writing or under the Lease, this Guaranty shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Guaranty.

14.         Notices. Any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in subsections (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Except as otherwise stated in this Guaranty, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Guaranty shall be addressed to Guarantor or Landlord at the address set forth above in the introductory paragraph of this Guaranty. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

15.         Waiver. Any waiver of a breach or default under this Guaranty must be in a writing that is duly executed by Landlord and shall not be a waiver of any other default concerning the same or any other provision of this Guaranty. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver.

16.         Withholding. Unless otherwise agreed in the Lease, any and all payments by Guarantor to Landlord under this Guaranty shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (collectively, "Taxes"). If Guarantor shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under this Guaranty to Landlord: (a) the sum payable shall be increased as necessary so that after making all required deductions, the Landlord receives an amount equal to the sum it would have received had no such deductions been made; (b) Guarantor shall make such deductions; and (c) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws. For the avoidance of doubt, the foregoing obligations shall in no manner include any additional tax liability of Landlord associated with the imposition of any taxes or penalties pursuant to Section 280E of the Internal Revenue Code of 1986, as amended from time to time

17.          Financial Condition of Tenant. Landlord shall have no obligation to disclose or discuss with Guarantor Landlord's assessment of the financial condition of Tenant. Guarantor has adequate means to obtain information from Tenant on a continuing basis concerning the financial condition of Tenant and its ability to perform his its Guaranteed Obligations, and Guarantor assumes responsibility for being and keeping informed of Tenant's financial condition and of all circumstances bearing upon the risk of Tenant's failure to perform the Guaranteed Obligations.

18.         Bankruptcy. So long as the Guaranteed Obligations remain outstanding, Guarantor shall not, without Landlord’s prior written consent, commence or join with any other person in commencing any bankruptcy or similar proceeding of or against Tenant. Guarantor's obligations hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any bankruptcy or similar proceeding (voluntary or involuntary) involving Tenant or by any defense that Tenant may have by reason of an order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay to Landlord or allow the claim of Landlord in respect of any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

19.         Conveyance or Transfer. Without Landlord’s prior written consent, Guarantor shall not convey, sell, lease or transfer for any of its properties or assets to any person or entity to the extent that such conveyance, sale, lease or transfer could have a material adverse effect on Guarantor’s ability to fulfill any of the Guaranteed Obligations.

20.         [NOTE: ONLY WHERE GUARANTOR IS NOT A DIRECT OR INDIRECT PARENT OF TENANT: [Limitation on Obligations Guaranteed.

(a)           Notwithstanding any other provision hereof, the right of recovery against Guarantor under Section 2 shall not exceed $1.00 less than the lowest amount that would render Guarantor's obligations under Section 2 void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of Guarantor hereunder. To effectuate the foregoing, the Guaranteed Obligations in respect of the guarantee set forth in Section 2 at any time shall be limited to the maximum amount as would result in the Guaranteed Obligations with respect thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 and its related contribution rights, but before taking into account any liabilities under any other guarantee by Guarantor. For purposes of the foregoing, all guarantees of Guarantor other than the guarantee under Section 2 will be deemed to be enforceable and payable after the guaranty under Section 2. To the fullest extent permitted by applicable law, this Section shall be for the benefit solely of creditors and representatives of creditors of Guarantor and not for the benefit of Guarantor or the holders of any equity interest in Guarantor.

(b)           Guarantor agrees that obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of Guarantor under Section 2 without impairing the guarantee contained in Section 2 or affecting Landlord's rights and remedies hereunder.]]

21.         Financials. To induce Landlord to enter into this Lease, Guarantor shall, within ninety (90) days after the end of Guarantor’s financial year, furnish Landlord with a certified copy of Guarantor’s year-end unconsolidated financial statements for the previous year, certified by the chief financial officer of Guarantor as correct and complete copies of such financial statements, fairly presenting Guarantor’s financial condition as of the time set forth therein and in the event such financials are required to be disclosed to the SEC (as defined in the Lease), such financial statements shall have been prepared in accordance with GAAP.

22.         Joint and Several Liability. Guarantor’s liability under this Guaranty shall be joint and several with any and all other Guarantors in accordance with the terms and conditions of the Lease.

[REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

GUARANTOR

[_______],

a [_______]

By:
Name:
Title:

EXHIBIT E

FORM OF LIMITED GUARANTY OF LEASE

This Limited Guaranty of Lease ("Guaranty") is executed effective on the ____ day of [_______], 20[__], by [RICHARD COHEN, an individual] ("Guarantor"), whose address for notices is [________________], in favor of IIP-MD 1 LLC, a Delaware limited partnership ("Landlord"), whose address for notices is 17190 Bernardo Center Drive, San Diego, California 92128, Attn: General Counsel.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1.           Recitals. This Guaranty is made with reference to the following recitals of facts which constitute a material part of this Guaranty:

(a)           Landlord, as Landlord, and Holistic Industries LLC, a Maryland limited liability company, as Tenant ("Tenant"), entered into that certain Lease dated as of [_______], 2017 (the "Lease"), with respect to certain space in the building located at 9220 Alaking Court, Capital Heights, Maryland 20743, as more particularly described in the Lease (the "Leased Premises").

(b)           Guarantor is [DESCRIBE RELATIONSHIP OF GUARANTOR TO TENANT] and is therefore receiving a substantial benefit for executing this Guaranty.

(c)           Landlord would not have entered into the Lease with Tenant without having received the Guaranty executed by Guarantor as an inducement to Landlord.

(d)           By this Guaranty, Guarantor intends to absolutely, unconditionally and irrevocably guarantee the full, timely, and complete (i) payment of all rent and other sums required to be paid by Tenant under the Lease and any other indebtedness of Tenant, (ii) performance of all other terms, covenants, conditions and obligations of Tenant arising out of the Lease and all foreseeable and unforeseeable damages that may arise as a foreseeable or unforeseeable consequence of any non-payment, non-performance or non-observance of, or non-compliance with, any of the terms, covenants, conditions or other obligations described in the Lease (including, without limitation, all attorneys' fees and disbursements and all litigation costs and expenses incurred or payable by Landlord or for which Landlord may be responsible or liable, or caused by any such default), and (iii) payment of any and all expenses (including reasonable attorneys' fees and expenses and litigation expenses) incurred by Landlord in enforcing any of the rights under the Lease or this Guaranty within thirty (30) days after Landlord's written demand therefor (collectively, the "Guaranteed Obligations"), subject to the limitations set forth herein.

2.           Guaranty. From and after the Execution Date (as such term is defined under the Lease), Guarantor absolutely, unconditionally and irrevocably guarantees, as a principal obligor and not merely as surety, to Landlord, the full, timely and unconditional payment and performance, of the Guaranteed Obligations strictly in accordance with the terms of the Lease, as such Guaranteed Obligations may be modified, amended, extended or renewed from time to time. This is a Guaranty of payment and performance and not merely of collection. Guarantor agrees that Guarantor is primarily liable for and responsible for the payment and performance of the Guaranteed Obligations. Guarantor shall be bound by all of the provisions, terms, conditions, restrictions and limitations contained in the Lease which are to be observed or performed by Tenant, the same as if Guarantor was named therein as Tenant with joint and several liability with Tenant, and any remedies that Landlord has under the Lease against Tenant shall apply to Guarantor as well. If Tenant defaults in any Guaranteed Obligation under the Lease, Guarantor shall in lawful money of the United States, pay to Landlord on demand the amount due and owing under the Lease. Guarantor waives any rights to notices of acceptance, modifications, amendment, extension or breach of the Lease. If Guarantor is a natural person, it is expressly agreed that this Guaranty shall survive the death of such guarantor and shall continue in effect. The obligations of Guarantor under this Guaranty are independent of the obligations of Tenant or any other guarantor. Guarantor acknowledges that this Guaranty and Guarantor's obligations and liabilities under this Guaranty are and shall at all times continue to be absolute and unconditional in all respects and shall be the separate and independent undertaking of Guarantor without regard to the genuineness, validity, legality or enforceability of the Lease, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations and liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor hereunder or otherwise with respect to the Lease or to Tenant. Guarantor hereby absolutely, unconditionally and irrevocably waives any and all rights it may have to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Tenant) relating to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or otherwise with respect to the Lease, in any action or proceeding brought by the holder hereof to enforce the obligations or liabilities of Guarantor under this Guaranty, but such waiver shall not extend to any defenses, set-offs, counterclaims or cross-claims that Tenant may have against Landlord under the Lease. This Guaranty sets forth the entire agreement and understanding of Landlord and Guarantor, and Guarantor acknowledges that no oral or other agreements, understandings, representations or warranties exist with respect to this Guaranty or with respect to the obligations or liabilities of Guarantor under this Guaranty. The obligations of Guarantor under this Guaranty shall be continuing and irrevocable (a) during any period of time when the liability of Tenant under the Lease continues, and (b) until all of the Guaranteed Obligations have been fully discharged by payment, performance or compliance. If at any time all or any part of any payment received by Landlord from Tenant or Guarantor or any other person under or with respect to the Lease or this Guaranty has been refunded or rescinded pursuant to any court order, or declared to be fraudulent or preferential, or are set aside or otherwise are required to be repaid to Tenant, its estate, trustee, receiver or any other party, including as a result of the insolvency, bankruptcy or reorganization of Tenant or any other party (an "Invalidated Payment"), then Guarantor's obligations under the Guaranty shall, to the extent of such Invalidated Payment be reinstated and deemed to have continued in existence as of the date that the original payment occurred. This Guaranty shall not be affected or limited in any manner by whether Tenant may be liable, with respect to the Guaranteed Obligations individually, jointly with other primarily, or secondarily.

3.           Limitations on Guaranty. Notwithstanding any provision in this Guaranty to the contrary, Guarantor’s liability under this Guaranty (a) shall not exceed Three Million Dollars ($3,000,000.00) (the “Cap”), and (b) such Cap shall automatically be reduced to One Million Five Hundred Thousand Dollars ($1,500,000.00) (the “Lower Cap”) at such time as Tenant has (y) commenced operations at the Leased Premises for the Permitted Use (as defined in the Lease), and (z) Tenant has achieved an annualized EBITDA (as defined below) for the preceding twelve (12) months period that is equal to two times the then-current Rent (as defined in the Lease) for such time period (the “EBITDA Guarantor Condition”). For purposes of the foregoing, the term “EBITDA” shall mean net income before interest, taxes, depreciation and amortization. Guarantor’s obligations hereunder shall remain subject to the Cap and shall not be reduced to the Lower Cap until such time as Tenant has delivered to Landlord reasonable supporting documentation that Tenant has satisfied the conditions set forth in Subsections (y) and (z) above, including a certification from the principal financial officer of Tenant confirming that such conditions have been satisfied and that the documentation provided to Landlord evidencing satisfaction of the EBITDA Guarantor Condition is true, correct and complete in all material respects and does not contain any misrepresentations or material omissions of facts. Upon Tenant’s delivery of such information, Guarantor’s liability under this Guaranty shall be deemed reduced to and shall not exceed the Lower Cap, effective as of the date Tenant achieved the EBITDA Guarantor Condition.

4.           No Impairment of Guaranteed Obligations. Guarantor further agrees that Guarantor's liability for the Guaranteed Obligations shall in no way be released, discharged, impaired or affected or subject to any counterclaim, setoff or deduction by (a) any waiver, consent, extension, indulgence, compromise, release, departure from or other action or inaction of Landlord under or in respect of the Lease or this Guaranty, or any obligation or liability of Tenant, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect to the Lease or this Guaranty, (b) any change in the time, manner or place of payment or performance of the Guaranteed Obligations, (c) the acceptance by Landlord of any additional security or any increase, substitution or change therein, (d) the release by Landlord of any security or any withdrawal thereof or decrease therein, (e) any assignment of the Lease or any subletting of all or any portion of the Leased Premises (with or without Landlord's consent), (f) any holdover by Tenant beyond the term of the Lease (g) any termination of the Lease to the extent of Tenant obligations which expressly survive termination, (h) any release or discharge of Tenant in any bankruptcy, receivership or other similar proceedings, (i) the impairment, limitation or modification of the liability of Tenant or the estate of Tenant in bankruptcy or of any remedy for the enforcement of Tenant's liability under the Lease resulting from the operation of any present or future provisions of any bankruptcy code or other statute or from the decision in any court, or the rejection or disaffirmance of the Lease in any such proceedings, (j) any merger, consolidation, reorganization or similar transaction involving Tenant, even if Tenant ceases to exist as a result of such transaction, (k) the change in the corporate relationship between Tenant and Guarantor or any termination of such relationship, (l) any change in the direct or indirect ownership of all or any part of the shares in Tenant, or (m) to the extent permitted under applicable law, any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, which might otherwise constitute a legal or equitable defense or discharge of the liabilities of Guarantor or which might otherwise limit recourse against Guarantor. Guarantor further understands and agrees that Landlord may at any time enter into agreements with Tenant to amend and modify the Lease, and may waive or release any provision or provisions of the Lease, and, with reference to such instruments, may make and enter into any such agreement or agreements as Landlord and Tenant may deem proper and desirable, without in any manner impairing or affecting this Guaranty or any of Landlord's rights hereunder or Guarantor's obligations hereunder, unless otherwise agreed in writing thereunder or under the Lease.

5.	Remedies.

(a)           If Tenant defaults with respect to the Guaranteed Obligations, and if Guarantor does not fulfill Tenant's obligations immediately upon its receipt of written notice of such default from Landlord, Landlord may at its election proceed immediately against Guarantor, Tenant, or any combination of Tenant, Guarantor, and/or any other guarantor. It is not necessary for Landlord, in order to enforce payment and performance by Guarantor under this Guaranty, first or contemporaneously to institute suit or exhaust remedies against Tenant or other liable for any of the Guaranteed Obligations or to enforce rights against any collateral securing any of it. Guarantor hereby waives any right to require Landlord to join Tenant in any action brought hereunder or to commence any action against or obtain any judgment against Tenant or to pursue any other remedy or enforce any other right. If any portion of the Guaranteed Obligations terminates and Landlord continues to have any rights that it may enforce against Tenant under the Lease after such termination, then Landlord may at its election enforce such rights against Guarantor. Unless and until all Guaranteed Obligations have been fully satisfied, Guarantor shall not be released from its obligations under this Guaranty irrespective of: (i) the exercise (or failure to exercise) by Landlord of any of Landlord's rights or remedies (including, without limitation, compromise or adjustment of the Guaranteed Obligations or any part thereof); or (ii) any release by Landlord in favor of Tenant regarding the fulfillment by Tenant of any obligation under the Lease.

(b)           Notwithstanding anything in the foregoing to the contrary, Guarantor hereby covenants and agrees to and with Landlord that Guarantor may be joined in any action by or against Tenant in connection with the Lease. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by or against Tenant (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

6.           Waivers. With the exception of the defense of prior payment, performance or compliance by Tenant or Guarantor of or with the Guaranteed Obligations which Guarantor is called upon to pay or perform, or the defense that Landlord's claim against Guarantor is barred by the applicable statute of limitations, Guarantor hereby waives and releases all defenses of the law of guaranty or suretyship to the extent permitted by law.

7.           Rights Cumulative. All rights, powers and remedies of Landlord under this Guaranty shall be cumulative and in addition to all rights, powers and remedies given to Landlord by law.

8.           Representations and Warranties. Guarantor hereby represents and warrants that (a) intentionally omitted; (b) Landlord has made no representation to Guarantor as to the creditworthiness or financial condition of Tenant; (c) Guarantor has full power to execute, deliver and carry out the terms and provisions of this Guaranty and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty; (d) Guarantor's execution and delivery of, and the performance of its obligations under, this Guaranty does not conflict with or violate any contract, agreement or decree which Guarantor is a party to or which is binding on Guarantor; (e) Guarantor has been represented by counsel of its choice in connection with this Guaranty; (f) this Guaranty when executed and delivered shall constitute the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms; and (g) there is no action, suit, or proceeding pending or, to the knowledge of Guarantor, threatened against Guarantor before or by any governmental authority which questions the validity or enforceability of, or Guarantor's ability to perform under, this Guaranty.

9.           Subordination. In the event of Tenant's insolvency or the disposition of the assets of Tenant, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Tenant applicable to the payment of all claims of Landlord and/or Guarantor shall be paid to Landlord and shall be first applied by Landlord to the Guaranteed Obligations. Any indebtedness of Tenant now or hereafter held by Guarantor, whether as original creditor or assignee or by way of subrogation, restitution, reimbursement, indemnification or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations during any period in which Tenant is in Default under the Lease beyond the expiration of applicable notice and cure periods.. So long as an uncured Default exists under the Lease, (a) at Landlord's written request, Guarantor shall cause Tenant to pay to Landlord all or any part of any funds invested in or loaned to Tenant by Guarantor which Guarantor is entitled to withdraw or collect and (b) any such indebtedness or other amount collected or received by Guarantor shall be held in trust for Landlord and shall forthwith be paid over to Landlord to be credited and applied against the Guaranteed Obligations. Subject to the foregoing, Guarantor shall be entitled to receive from Landlord any amounts that are, from time to time, due to Guarantor in the ordinary course of business. During any period in which Tenant is in Default under the Lease, Guarantor shall have no right of subrogation against Tenant by reason of any payments, acts or performance by Guarantor under this Guaranty.

10.         Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of Maryland, United States of America, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY.

11.         Attorneys’ Fees. In the event any litigation or other proceeding ("Proceeding") is initiated by any party against any other party to enforce this Guaranty, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual reasonable attorneys' fees relating to or arising out of such Proceeding.

12.         Modification. This Guaranty may be modified only by a contract in writing executed by Guarantor and Landlord.

13.         Invalidity. If any provision of the Guaranty shall be invalid or unenforceable, the remainder of this Guaranty shall not be affected by such invalidity or unenforceability. In the event, and to the extent, that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, then Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a co-tenant therein with joint and several liability.

14.         Successors and Assigns. Unless otherwise agreed in writing or under the Lease, this Guaranty shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Guaranty.

15.         Notices. Any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in subsections (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Except as otherwise stated in this Guaranty, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Guaranty shall be addressed to Guarantor or Landlord at the address set forth above in the introductory paragraph of this Guaranty. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

16.         Waiver. Any waiver of a breach or default under this Guaranty must be in a writing that is duly executed by Landlord and shall not be a waiver of any other default concerning the same or any other provision of this Guaranty. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver.

17.         Withholding. Unless otherwise agreed in the Lease, any and all payments by Guarantor to Landlord under this Guaranty shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (collectively, "Taxes"). If Guarantor shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under this Guaranty to Landlord: (a) the sum payable shall be increased as necessary so that after making all required deductions, the Landlord receives an amount equal to the sum it would have received had no such deductions been made; (b) Guarantor shall make such deductions; and (c) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws.

18.          Financial Condition of Tenant. Landlord shall have no obligation to disclose or discuss with Guarantor Landlord's assessment of the financial condition of Tenant. Guarantor has adequate means to obtain information from Tenant on a continuing basis concerning the financial condition of Tenant and its ability to perform its Guaranteed Obligations, and Guarantor assumes responsibility for being and keeping informed of Tenant's financial condition and of all circumstances bearing upon the risk of Tenant's failure to perform the Guaranteed Obligations.

19.         Bankruptcy. So long as the Guaranteed Obligations remain outstanding, Guarantor shall not, without Landlord’s prior written consent, commence or join with any other person in commencing any bankruptcy or similar proceeding of or against Tenant. Guarantor's obligations hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any bankruptcy or similar proceeding (voluntary or involuntary) involving Tenant or by any defense that Tenant may have by reason of an order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay to Landlord or allow the claim of Landlord in respect of any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

20.         Conveyance or Transfer. Without Landlord’s prior written consent, Guarantor shall not convey, sell, lease or transfer for any of its properties or assets to any person or entity to the extent that such conveyance, sale, lease or transfer could have a material adverse effect on Guarantor’s ability to fulfill any of the Guaranteed Obligations.

21.         Limitation on Obligations Guaranteed.

(a)           Notwithstanding any other provision hereof, the right of recovery against Guarantor under Section 2 shall not exceed $1.00 less than the lowest amount that would render Guarantor's obligations under Section 2 void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of Guarantor hereunder. To effectuate the foregoing, the Guaranteed Obligations in respect of the guarantee set forth in Section 2 at any time shall be limited to the maximum amount as would result in the Guaranteed Obligations with respect thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 and its related contribution rights, but before taking into account any liabilities under any other guarantee by Guarantor. For purposes of the foregoing, all guarantees of Guarantor other than the guarantee under Section 2 will be deemed to be enforceable and payable after the guaranty under Section 2. To the fullest extent permitted by applicable law, this Section shall be for the benefit solely of creditors and representatives of creditors of Guarantor and not for the benefit of Guarantor or the holders of any equity interest in Guarantor.

(b)           Guarantor agrees that obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of Guarantor under Section 2 without impairing the guarantee contained in Section 2 or affecting Landlord's rights and remedies hereunder.

23.         Financials. To induce Landlord to enter into this Lease, Guarantor shall, within ninety (90) days after the end of Guarantor’s financial year, furnish Landlord with a certified copy of Guarantor’s year-end unconsolidated financial statements for the previous year, certified by the Limited Guarantor as correct and complete copies of such financial statements, fairly presenting Guarantor’s financial condition as of the time set forth therein and in the event such financials are required to be disclosed to the SEC (as defined in the Lease) and the SEC requires the financials to be prepared in accordance with GAAP, such financial statements shall have been prepared in accordance with GAAP.

22.         Joint and Several Liability. Guarantor’s liability under this Guaranty shall be joint and several with any and all other Guarantors in accordance with the terms and conditions of the Lease.

IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

GUARANTOR

Name:	[Richard Cohen, an individual]

EXHIBIT F

FORM OF COMPLETION GUARANTY

This Guaranty of Completion of Construction ("Guaranty") is executed effective on the ____ day of [_______], 20[__], by WILLCO CONSTRUCTION CO., INC., a Maryland corporation ("Guarantor"), whose address for notices is [________________], in favor of IIP-MD 1 LLC, a Delaware limited partnership ("Landlord"), whose address for notices is 17190 Bernardo Center Drive, San Diego, California 92128, Attn: Paul E. Smithers.

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Guarantor covenants and agrees as follows:

1.	Recitals. This Guaranty is made with reference to the following recitals of facts which constitute a material part of this Guaranty:

(a)	Landlord purchased certain real property and improvements located at 9220 Alaking Court, Capitol Heights, Maryland 20743 (the “Property”), pursuant to that certain Purchase and Sale Agreement and Joint Escrow Instructions dated as of May 1, 2017 (the “Purchase Agreement”), by and between Landlord and PGHI LLC, a Maryland limited liability company (“Seller”).

(b)	Landlord, as Landlord, and Holistic Industries, LLC, a Maryland limited liability company, as Tenant ("Tenant"), entered into that certain Lease dated as of May 26, 2017 (the "Lease"), with respect to the Property, as more particularly described in the Lease (hereinafter, the "Leased Premises").

(c)	Landlord, Seller and Tenant are parties to that certain Access Agreement dated as of May 26, 2017 (the “Access Agreement”), with respect to Seller’s right to enter onto the Property for the purpose of completing the Construction Work (as such term is defined in the Purchase Agreement).

(d)	Guarantor is [DESCRIBE RELATIONSHIP OF GUARANTOR TO SELLER] and is therefore receiving a substantial benefit for executing this Guaranty.

(e)	Landlord would not have entered into the Purchase Agreement with Seller without having the right to receive the Guaranty executed by Guarantor at Closing (as defined in the Purchase Agreement) as an inducement to Landlord.

(f)	By this Guaranty, Guarantor intends to absolutely, unconditionally and irrevocably guarantee the full, timely, and complete (i) performance of all terms, covenants, conditions and obligations of Seller with respect to the Construction Work to be completed by Seller and all foreseeable and unforeseeable damages that may arise as a foreseeable or unforeseeable consequence of any non-payment, non-performance or non-observance of, or non-compliance with, any of the terms, covenants, conditions or other obligations described in the Purchase Agreement and the Access Agreement with respect to the Construction Work (including, without limitation, all attorneys' fees and disbursements and all litigation costs and expenses incurred or payable by Landlord or for which Landlord may be responsible or liable, or caused by any such default), and (ii) payment of any and all expenses (including reasonable attorneys' fees and expenses and litigation expenses) incurred by Landlord in enforcing any of the rights under this Guaranty within five (5) days after Landlord's demand thereafter (collectively, the "Guaranteed Obligations"), subject to the limitations set forth herein.

2.           Guaranty. From and after the Closing Date (as such term is defined in the Purchase Agreement), Guarantor absolutely, unconditionally and irrevocably guarantees, as a principal obligor and not merely as surety, to Landlord, the full, timely and unconditional payment and performance, of the Guaranteed Obligations strictly in accordance with the terms of the Purchase Agreement and the Access Agreement, as such Guaranteed Obligations may be modified, amended, extended or renewed from time to time. This is a Guaranty of payment and performance and not merely of collection. Guarantor agrees that Guarantor is primarily liable for and responsible for the payment and performance of the Guaranteed Obligations. Guarantor shall be bound by all of the provisions, terms, conditions, restrictions and limitations contained in the Purchase Agreement and the Access Agreement with respect to the Construction Work which are to be observed or performed by Seller, the same as if Guarantor was named therein as Seller with joint and several liability with Seller, and any remedies that Landlord has under the Purchase Agreement and Access Agreement against Seller for failure to complete the Construction Work in accordance with the terms and conditions therein shall apply to Guarantor as well. If Seller defaults in the payment of any Guaranteed Obligation, Guarantor shall in lawful money of the United States, pay to Landlord on demand the amount due and owing. Guarantor waives any rights to notices of acceptance, modifications, amendment, extension or breach of the Purchase Agreement and/or Access Agreement. The obligations of Guarantor under this Guaranty are independent of the obligations of Seller, Tenant or any other guarantor. Guarantor acknowledges that this Guaranty and Guarantor's obligations and liabilities under this Guaranty are and shall at all times continue to be absolute and unconditional in all respects and shall be the separate and independent undertaking of Guarantor without regard to the genuineness, validity, legality or enforceability of the Purchase Agreement and/or the Access Agreement, and shall at all times be valid and enforceable irrespective of any other agreements or circumstances of any nature whatsoever which might otherwise constitute a defense to this Guaranty and the obligations and liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Seller) relating to this Guaranty or the obligations or liabilities of Guarantor hereunder. Guarantor hereby absolutely, unconditionally and irrevocably waives any and all rights it may have to assert any defense, set-off, counterclaim or cross-claim of any nature whatsoever with respect to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty or the obligations or liabilities of any other person or entity (including, without limitation, Seller) relating to this Guaranty or the obligations or liabilities of Guarantor under this Guaranty, in any action or proceeding brought by the holder hereof to enforce the obligations or liabilities of Guarantor under this Guaranty. The obligations of Guarantor under this Guaranty shall be continuing and irrevocable (a) during any period of time when the liability of Seller under the Purchase Agreement and/or Access Agreement continues, and (b) until all of the Guaranteed Obligations have been fully discharged by payment, performance or compliance. If at any time all or any part of any payment received by Landlord from Seller or Guarantor or any other person under or with respect to this Guaranty has been refunded or rescinded pursuant to any court order, or declared to be fraudulent or preferential, or are set aside or otherwise are required to be repaid to Seller, its estate, trustee, receiver or any other party, including as a result of the insolvency, bankruptcy or reorganization of Seller or any other party (an "Invalidated Payment"), then Guarantor's obligations under the Guaranty shall, to the extent of such Invalidated Payment be reinstated and deemed to have continued in existence as of the date that the original payment occurred. This Guaranty shall not be affected or limited in any manner by whether Seller may be liable, with respect to the Guaranteed Obligations individually, jointly with other primarily, or secondarily.

3.           No Impairment of Guaranteed Obligations. Guarantor further agrees that Guarantor's liability for the Guaranteed Obligations shall in no way be released, discharged, impaired or affected or subject to any counterclaim, setoff or deduction by (a) any waiver, consent, extension, indulgence, compromise, release, departure from or other action or inaction of Landlord under or in respect of the Purchase Agreement, the Access Agreement and/or this Guaranty, or any obligation or liability of Seller, or any exercise or non-exercise of any right, remedy, power or privilege under or in respect to the Purchase Agreement, the Access Agreement and/or this Guaranty, (b) any change in the time, manner or place of payment or performance of the Guaranteed Obligations, (c) the acceptance by Landlord of any additional security or any increase, substitution or change therein, (d) the release by Landlord of any security or any withdrawal thereof or decrease therein, (e) any sale of the Leased Premises or any termination or assignment o of the Lease or any subletting of all or any portion of the Leased Premises (with or without Landlord's consent), (f) any release or discharge of Seller or Tenant in any bankruptcy, receivership or other similar proceedings, (g) the impairment, limitation or modification of the liability of Seller or Tenant or the estate of Seller or Tenant in bankruptcy or of any remedy for the enforcement of Seller’s or Tenant's liability under the Purchase Agreement or the Lease, respectively, resulting from the operation of any present or future provisions of any bankruptcy code or other statute or from the decision in any court, or the rejection or disaffirmance of the Lease in any such proceedings, (j) any merger, consolidation, reorganization or similar transaction involving Seller or Tenant, even if Seller or Tenant ceases to exist as a result of such transaction, (k) the change in the corporate relationship between Seller and Guarantor, Tenant and Guarantor or any termination of such relationships, (l) any change in the direct or indirect ownership of all or any part of the shares in Seller or Tenant, or (m) to the extent permitted under applicable law, any other occurrence or circumstance whatsoever, whether similar or dissimilar to the foregoing, which might otherwise constitute a legal or equitable defense or discharge of the liabilities of Guarantor or which might otherwise limit recourse against Guarantor. Guarantor further understands and agrees that Landlord may at any time enter into agreements with Seller to modify Seller’s obligations under the Purchase Agreement or Access Agreement or with Tenant to amend and modify the Lease, and may waive or release any provision or provisions of the foregoing agreement, and, with reference to such instruments, may make and enter into any such agreement or agreements as Landlord and Seller or Tenant, as applicable, may deem proper and desirable, without in any manner impairing or affecting this Guaranty or any of Landlord's rights hereunder or Guarantor's obligations hereunder, unless otherwise agreed in writing thereunder.

4.	Remedies.

(a)           If Tenant defaults with respect to the Guaranteed Obligations, and if Guarantor does not fulfill Seller's obligations immediately upon its receipt of written notice of such default from Landlord, Landlord may at its election proceed immediately against Guarantor, Seller, or any combination of Seller, Guarantor, and/or any other guarantor. It is not necessary for Landlord, in order to enforce payment and performance by Guarantor under this Guaranty, first or contemporaneously to institute suit or exhaust remedies against Seller or any other liable party for any of the Guaranteed Obligations or to enforce rights against any collateral securing any of it. Guarantor hereby waives any right to require Landlord to join Seller in any action brought hereunder or to commence any action against or obtain any judgment against Seller or to pursue any other remedy or enforce any other right. If any portion of the Guaranteed Obligations terminates and Landlord continues to have any rights that it may enforce against Seller under the Purchase Agreement and/or the Access Agreement after such termination, then Landlord may at its election enforce such rights against Guarantor. Unless and until all Guaranteed Obligations have been fully satisfied, Guarantor shall not be released from its obligations under this Guaranty irrespective of: (i) the exercise (or failure to exercise) by Landlord of any of Landlord's rights or remedies (including, without limitation, compromise or adjustment of the Guaranteed Obligations or any part thereof); or (ii) any release by Landlord in favor of Seller regarding the fulfillment by Seller of any obligation pertaining to the Construction Work.

(b)           Notwithstanding anything in the foregoing to the contrary, Guarantor hereby covenants and agrees with Landlord that Guarantor may be joined in any action by or against Seller in connection with the Construction Work. Guarantor also agrees that, in any jurisdiction, it will be conclusively bound by the judgment in any such action by or against Seller (wherever brought) as if Guarantor were a party to such action even though Guarantor is not joined as a party in such action.

5.           Waivers. With the exception of the defense of prior payment, performance or compliance by Seller or Guarantor of or with the Guaranteed Obligations which Guarantor is called upon to pay or perform, or the defense that Landlord's claim against Guarantor is barred by the applicable statute of limitations, Guarantor hereby waives and releases all defenses of the law of guaranty or suretyship to the extent permitted by law.

6.           Rights Cumulative. All rights, powers and remedies of Landlord under this Guaranty shall be cumulative and in addition to all rights, powers and remedies given to Landlord by law.

7.           Representations and Warranties. Guarantor hereby represents and warrants that (a) Guarantor has goods and net worth that are sufficient to enable Guarantor to promptly perform all of the Guaranteed Obligations as and when they are due; (b) Landlord has made no representation to Guarantor as to the creditworthiness or financial condition of Tenant; (c) Guarantor has full power to execute, deliver and carry out the terms and provisions of this Guaranty and has taken all necessary action to authorize the execution, delivery and performance of this Guaranty; (d) Guarantor's execution and delivery of, and the performance of its obligations under, this Guaranty does not conflict with or violate any of Guarantor's organizational documents, or any contract, agreement or decree which Guarantor is a party to or which is binding on Guarantor; (e) the individual executing this Guaranty on behalf of Guarantor has the authority to bind Guarantor to the terms and conditions of this Guaranty; (f) Guarantor has been represented by counsel of its choice in connection with this Guaranty; (g) this Guaranty when executed and delivered shall constitute the legal, valid and binding obligations of Guarantor enforceable against Guarantor in accordance with its terms; and (h) there is no action, suit, or proceeding pending or, to the knowledge of Guarantor, threatened against Guarantor before or by any governmental authority which questions the validity or enforceability of, or Guarantor's ability to perform under, this Guaranty.

8.           Subordination. In the event of Seller’s insolvency or the disposition of the assets of Seller, through bankruptcy, by an assignment for the benefit of creditors, by voluntary liquidation, or otherwise, the assets of Seller applicable to the payment of all claims of Landlord and/or Guarantor shall be paid to Landlord and shall be first applied by Landlord to the Guaranteed Obligations. Any indebtedness of Seller now or hereafter held by Guarantor, whether as original creditor or assignee or by way of subrogation, restitution, reimbursement, indemnification or otherwise, is hereby subordinated in right of payment to the Guaranteed Obligations. So long as an uncured event of default exists under the Purchase Agreement and/or the Access Agreement with respect to the Construction Work, (a) at Landlord's written request, Guarantor shall cause Seller shall to pay to Landlord all or any part of any funds invested in or loaned to Seller by Guarantor which Guarantor is entitled to withdraw or collect and (b) any such indebtedness or other amount collected or received by Guarantor shall be held in trust for Landlord and shall forthwith be paid over to Landlord to be credited and applied against the Guaranteed Obligations. Subject to the foregoing, Guarantor shall be entitled to receive from Landlord any amounts that are, from time to time, due to Guarantor in the ordinary course of business. Until all of the Guaranteed Obligations are fully performed, Guarantor shall have no right of subrogation against Seller by reason of any payments, acts or performance by Guarantor under this Guaranty.

9.           Governing Law. This Guaranty shall be governed by and construed in accordance with the laws of the State of New York, United States of America, without regard to principles of conflicts of laws. TO THE FULLEST EXTENT PERMITTED BY LAW, GUARANTOR HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS GUARANTY.

10.         Attorneys’ Fees. In the event any litigation or other proceeding ("Proceeding") is initiated by any party against any other party to enforce this Guaranty, the prevailing party in such Proceeding shall be entitled to recover from the unsuccessful party all costs, expenses, and actual reasonable attorneys' fees relating to or arising out of such Proceeding.

11.         Modification. This Guaranty may be modified only by a contract in writing executed by Guarantor and Landlord.

12.         Invalidity. If any provision of the Guaranty shall be invalid or unenforceable, the remainder of this Guaranty shall not be affected by such invalidity or unenforceability. In the event, and to the extent, that this Guaranty shall be held ineffective or unenforceable by any court of competent jurisdiction, then Guarantor shall be deemed to be a tenant under the Lease with the same force and effect as if Guarantor were expressly named as a co-tenant therein with joint and several liability.

13.         Successors and Assigns. Unless otherwise agreed in writing or under the Lease, this Guaranty shall be binding upon and shall inure to the benefit of the successors-in-interest and assigns of each party to this Guaranty.

14.         Notices. Any notice, consent, demand, invoice, statement or other communication required or permitted to be given hereunder shall be in writing and shall be given by (a) personal delivery, (b) overnight delivery with a reputable international overnight delivery service, such as FedEx, or (c) facsimile or email transmission, so long as such transmission is followed within one (1) business day by delivery utilizing one of the methods described in subsections (a) or (b). Any such notice, consent, demand, invoice, statement or other communication shall be deemed delivered (x) upon receipt, if given in accordance with subsection (a); (y) one business (1) day after deposit with a reputable international overnight delivery service, if given if given in accordance with subsection (b); or (z) upon transmission, if given in accordance with subsection (c). Except as otherwise stated in this Guaranty, any notice, consent, demand, invoice, statement or other communication required or permitted to be given pursuant to this Guaranty shall be addressed to Guarantor or Landlord at the address set forth above in the introductory paragraph of this Guaranty. Either party may, by notice to the other given pursuant to this Section, specify additional or different addresses for notice purposes.

15.         Waiver. Any waiver of a breach or default under this Guaranty must be in a writing that is duly executed by Landlord and shall not be a waiver of any other default concerning the same or any other provision of this Guaranty. No delay or omission in the exercise of any right or remedy shall impair such right or remedy or be construed as a waiver.

16.         Withholding. Any and all payments by Guarantor to Landlord under this Guaranty shall be made free and clear of and without deduction for any and all present or future taxes, duties, levies, imposts, deductions, assessments, fees, withholdings or similar charges, and all liabilities with respect thereto (collectively, "Taxes"). If Guarantor shall be required by any applicable laws to deduct any Taxes from or in respect of any sum payable under this Guaranty to Landlord: (a) the sum payable shall be increased as necessary so that after making all required deductions, the Landlord receives an amount equal to the sum it would have received had no such deductions been made; (b) Guarantor shall make such deductions; and (c) Guarantor shall pay the full amount deducted to the relevant taxation authority or other authority in accordance with applicable laws.

17.          Financial Condition of Tenant. Landlord shall have no obligation to disclose or discuss with Guarantor Landlord's assessment of the financial condition of Seller. Guarantor has adequate means to obtain information from Seller on a continuing basis concerning the financial condition of Seller and its ability to perform its Guaranteed Obligations, and Guarantor assumes responsibility for being and keeping informed of Seller's financial condition and of all circumstances bearing upon the risk of Seller's failure to perform the Guaranteed Obligations.

18.         Bankruptcy. So long as the Guaranteed Obligations remain outstanding, Guarantor shall not, without Landlord's prior written consent, commence or join with any other person in commencing any bankruptcy or similar proceeding of or against Seller. Guarantor's obligations hereunder shall not be reduced, limited, impaired, discharged, deferred, suspended or terminated by any bankruptcy or similar proceeding (voluntary or involuntary) involving Seller or by any defense that Seller may have by reason of an order, decree or decision of any court or administrative body resulting from any such proceeding. To the fullest extent permitted by law, Guarantor will permit any trustee in bankruptcy, receiver, debtor in possession, assignee for the benefit of creditors or similar person to pay to Landlord or allow the claim of Landlord in respect of any interest, fees, costs, expenses or other Guaranteed Obligations accruing or arising after the date on which such case or proceeding is commenced.

19.         Conveyance or Transfer. Without Landlord's written consent, Guarantor shall not convey, sell, lease or transfer any of its properties or assets to any person or entity to the extent that such conveyance, sale, lease or transfer could have a material adverse effect on Guarantor's ability to fulfill any of the Guaranteed Obligations.

20.         [NOTE: ONLY WHERE GUARANTOR IS NOT A DIRECT OR INDIRECT PARENT OF TENANT: [Limitation on Obligations Guaranteed.

(a)           Notwithstanding any other provision hereof, the right of recovery against Guarantor under Section 2 shall not exceed $1.00 less than the lowest amount that would render Guarantor's obligations under Section 2 void or voidable under applicable law, including, without limitation, the Uniform Fraudulent Conveyance Act, Uniform Fraudulent Transfer Act or any similar foreign, federal or state law to the extent applicable to the guaranty set forth herein and the obligations of Guarantor hereunder. To effectuate the foregoing, the Guaranteed Obligations in respect of the guarantee set forth in Section 2 at any time shall be limited to the maximum amount as would result in the Guaranteed Obligations with respect thereto not constituting a fraudulent transfer or conveyance after giving full effect to the liability under such guarantee set forth in Section 2 and its related contribution rights, but before taking into account any liabilities under any other guarantee by Guarantor. For purposes of the foregoing, all guarantees of Guarantor other than the guarantee under Section 2 will be deemed to be enforceable and payable after the guaranty under Section 2. To the fullest extent permitted by applicable law, this Section shall be for the benefit solely of creditors and representatives of creditors of Guarantor and not for the benefit of Guarantor or the holders of any equity interest in Guarantor.

(b)           Guarantor agrees that obligations may at any time and from time to time be incurred or permitted in an amount exceeding the maximum liability of Guarantor under Section 2 without impairing the guarantee contained in Section 2 or affecting Landlord's rights and remedies hereunder.]]

21.         Financials. Guarantor shall, within ninety (90) days after the end of Guarantor's financial year, furnish Landlord with a certified copy of Guarantor's year-end unconsolidated financial statements for the previous year, certified by the chief financial officer of Guarantor as correct and complete copies of such financial statements, fairly presenting Guarantor's financial condition as of the time set forth therein.

22.         Joint and Several Liability. Guarantor’s liability under this Guaranty shall be joint and several with any and all other Guarantors in accordance with the terms and conditions of the Purchase Agreement and/or the Access Agreement.

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IN WITNESS WHEREOF, Guarantor has caused this Guaranty to be signed by its respective officer thereunto duly authorized, all as of the date first written above.

GUARANTOR

WILLCO CONSTRUCTION CO., INC.,

a Maryland corporation

By:
Name:
Title:

EXHIBIT G

WORK LETTER

This Work Letter (this “Work Letter”) is made and entered into as of the 26th day of May, 2017, by and between IIP-MD 1 LLC, a Delaware limited liability company (“Landlord”), and Holistic Industries LLC, a Maryland limited liability company (“Tenant”), and is attached to and made a part of that certain Lease dated as of May 26, 2017 (as the same may be amended, amended and restated, supplemented or otherwise modified from time to time, the “Lease”), by and between Landlord and Tenant for the Premises located at 9220 Alaking Court, Capital Heights, Maryland 20743. All capitalized terms used but not otherwise defined herein shall have the meanings given them in the Lease.

1.           General Requirements.

1.1.         Authorized Representatives.

(a)           Landlord designates, as Landlord’s authorized representative (“Landlord’s Authorized Representative”), (i) Robert Sistek as the person authorized to initial plans, drawings, approvals and to sign change orders pursuant to this Work Letter and (ii) an officer of Landlord as the person authorized to sign any amendments to this Work Letter or the Lease. Tenant shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by the appropriate Landlord’s Authorized Representative. Landlord may change either Landlord’s Authorized Representative upon one (1) business day’s prior written notice to Tenant.

(b)           Tenant designates Josh Genderson (“Tenant’s Authorized Representative”) as the person authorized to initial and sign all plans, drawings, change orders and approvals pursuant to this Work Letter. Landlord shall not be obligated to respond to or act upon any such item until such item has been initialed or signed (as applicable) by Tenant’s Authorized Representative. Tenant may change Tenant’s Authorized Representative upon one (1) business day’s prior written notice to Landlord.

1.2.         Schedule. The schedule for design and development of the Tenant Improvements, including the time periods for preparation and review of construction documents, approvals and performance, shall be in accordance with a schedule to be prepared by Tenant (the “Schedule”). Tenant shall prepare the Schedule so that it is a reasonable schedule for the completion of the Tenant Improvements. The Schedule shall clearly identify all activities requiring Landlord participation, including specific dates and time periods when Tenant’s contractor will require access to areas of the Project outside of the Premises. As soon as the Schedule is completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Such Schedule shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If Landlord disapproves the Schedule, then Landlord shall notify Tenant in writing of its reasonable objections to such Schedule, and the parties shall confer and negotiate in good faith to reach agreement on the Schedule. The Schedule shall be subject to adjustment as mutually agreed upon in writing by the parties, or as provided in this Work Letter.

1.3.         Tenant’s Architects, Contractors and Consultants. The architect, engineering consultants, design team, general contractor and subcontractors responsible for the construction of the Tenant Improvements shall be selected by Tenant and approved by Landlord, which approval Landlord shall not unreasonably withhold, condition or delay. All Tenant contracts related to the Tenant Improvements shall provide that Tenant may assign such contracts and any warranties with respect to the Tenant Improvements to Landlord at any time.

2.           Tenant Improvements. All Tenant Improvements shall be performed by Tenant’s contractor, at Tenant’s sole cost and expense (subject to Landlord’s obligations with respect to any portion of the TI Allowance) and in accordance with the Approved Plans (as defined below), the Lease and this Work Letter. All material and equipment furnished by Tenant or its contractors as the Tenant Improvements shall be new or “like new;” the Tenant Improvements shall be performed in a first-class, workmanlike manner. Tenant shall take, and shall require its contractors to take, commercially reasonable steps to protect the Premises during the performance of any Tenant Improvements, including covering or temporarily removing any window coverings so as to guard against dust, debris or damage. All Tenant Improvements shall be performed in accordance with Article 17 of the Lease; provided that, notwithstanding anything in the Lease or this Work Letter to the contrary, in the event of a conflict between this Work Letter and Article 17 of the Lease, the terms of this Work Letter shall govern.

B-2

2.1.         Work Plans. Tenant shall prepare and submit to Landlord for approval schematics covering the Tenant Improvements prepared in conformity with the applicable provisions of this Work Letter (the “Draft Schematic Plans”). The Draft Schematic Plans shall contain sufficient information and detail to accurately describe the proposed design to Landlord and such other information as Landlord may reasonably request. Landlord shall notify Tenant in writing within five (5) business days after receipt of the Draft Schematic Plans whether Landlord approves or objects to the Draft Schematic Plans and of the manner, if any, in which the Draft Schematic Plans are unacceptable. Landlord’s failure to respond within such five (5) business day period shall be deemed approval by Landlord. If Landlord reasonably objects to the Draft Schematic Plans, then Tenant shall revise the Draft Schematic Plans and cause Landlord’s objections to be remedied in the revised Draft Schematic Plans. Tenant shall then resubmit the revised Draft Schematic Plans to Landlord for approval, such approval not to be unreasonably withheld, conditioned or delayed. Landlord’s approval of or objection to revised Draft Schematic Plans and Tenant’s correction of the same shall be in accordance with this Section until Landlord has approved the Draft Schematic Plans in writing or been deemed to have approved them. The iteration of the Draft Schematic Plans that is approved or deemed approved by Landlord without objection shall be referred to herein as the “Approved Schematic Plans.”

2.2.         Construction Plans. Tenant shall prepare final plans and specifications for the Tenant Improvements that (a) are consistent with and are logical evolutions of the Approved Schematic Plans and (b) incorporate any other Tenant-requested (and Landlord-approved) Changes (as defined below). As soon as such final plans and specifications (“Construction Plans”) are completed, Tenant shall deliver the same to Landlord for Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. All such Construction Plans shall be submitted by Tenant to Landlord in electronic .pdf, CADD and full-size hard copy formats, and shall be approved or disapproved by Landlord within ten (10) business days after delivery to Landlord. Landlord’s failure to respond within such ten (10) business day period shall be deemed approval by Landlord. If the Construction Plans are disapproved by Landlord, then Landlord shall notify Tenant in writing of its objections to such Construction Plans, and the parties shall confer and negotiate in good faith to reach agreement on the Construction Plans. Promptly after the Construction Plans are approved by Landlord and Tenant, two (2) copies of such Construction Plans shall be initialed and dated by Landlord and Tenant, and Tenant shall promptly submit such Construction Plans to all appropriate Governmental Authorities for approval. The Construction Plans so approved, and all change orders approved (to the extent required) by Landlord, are referred to herein as the “Approved Plans.”

2.3.         Changes to the Tenant Improvements. Any material changes to the Approved Plans (each, a “Change”) requested by Tenant shall be subject to the prior written approval of Landlord, not to be unreasonably withheld, conditioned or delayed. Any such Change request shall detail the nature and extent of any requested Changes, including any modification of the Approved Plans and the Schedule, as applicable, necessitated by the Change. In the event that Landlord fails to respond to any such Change request within five (5) business days of receipt, such Change shall be deemed approved.

3.           Completion of Tenant Improvements. Tenant, at its sole cost and expense (except for the TI Allowance), shall perform and complete the Tenant Improvements in all respects (a) in substantial conformance with the Approved Plans, (b) otherwise in compliance with provisions of the Lease and this Work Letter and (c) in accordance with Applicable Laws, the requirements of Tenant’s insurance carriers, the requirements of Landlord’s insurance carriers (to the extent Landlord provides its insurance carriers’ requirements to Tenant) and the board of fire underwriters having jurisdiction over the Premises. The Tenant Improvements shall be deemed completed at such time as Tenant shall furnish to Landlord (t) evidence reasonably satisfactory to Landlord that (i) all Tenant Improvements have been completed and paid for in full (which shall be evidenced by the general contractor’s and each subcontractor’s and material supplier’s final unconditional waivers and releases of liens, each in a form acceptable to Landlord and complying with Applicable Laws, and a Certificate of Substantial Completion in the form of the American Institute of Architects document G704, executed by the project architect), (ii) all Tenant Improvements have been accepted by Landlord (acceptance being deemed given if such Tenant Improvements are performed in substantial accordance with the Approved Plans), (iii) any and all liens related to the Tenant Improvements have either been discharged of record (by payment, bond, order of a court of competent jurisdiction or otherwise) or waived by the party filing such lien (which may be established by provision of a lien search of the Prince George’s County land records and/or evidence of any such bonds) and (iv) no security interests relating to the Tenant Improvements are outstanding, (u) the certificate of occupancy has been issued with respect to the Tenant Improvements ), (v) certificates of insurance required by the Lease to be purchased and maintained by Tenant, (w) complete “as built” drawing print sets, project specifications and shop drawings and electronic CADD files on disc (showing the Tenant Improvements as an overlay on the Building “as built” plans for work performed by their architect and engineers in relation to the Tenant Improvements, and (x) a commissioning report prepared by a licensed, qualified commissioning agent hired by Tenant and approved by Landlord for all new or affected mechanical, electrical and plumbing systems and (y) copies of manufacturers’ warranties, operation and maintenance manuals and the like.

4.           Insurance.

4.1.         Property Insurance. At all times during the period beginning with commencement of construction of the Tenant Improvements and ending with final completion of the Tenant Improvements, Tenant shall maintain, or cause to be maintained (in addition to the insurance required of Tenant pursuant to the Lease), property insurance insuring Landlord and the Landlord Parties, as their interests may appear. Such policy shall, on a completed values basis for the full insurable value at all times, insure against loss or damage by fire, vandalism and malicious mischief and other such risks as are customarily covered by the so-called “broad form extended coverage endorsement” upon all Tenant Improvements and the general contractor’s and any subcontractors’ machinery, tools and equipment, all while each forms a part of, or is contained in, the Tenant Improvements or any temporary structures on the Premises, or is adjacent thereto; provided that, for the avoidance of doubt, insurance coverage with respect to the general contractor’s and any subcontractors’ machinery, tools and equipment shall be carried on a primary basis by such general contractor or the applicable subcontractor(s). Tenant agrees to pay any deductible, and Landlord is not responsible for any deductible, for a claim under such insurance. Such property insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties, and shall name Landlord and its affiliates as loss payees as their interests may appear. In addition, any policies of liability insurance (general, automotive and umbrella) maintained by Tenant’s contractors or subcontractors with respect to work or operations performed at the Premises or Building or maintenance or usage of automobiles by or on behalf of such contractors or subcontractors shall name Landlord and Tenant as additional insureds on a primary and non-contributory basis. Such liability insurance shall contain an express waiver of any right of subrogation by the insurer against Landlord and the Landlord Parties and Tenant and the Tenant Parties.

4.2.         Workers’ Compensation Insurance. At all times during the period of construction of the Tenant Improvements, Tenant shall, or shall cause its contractors or subcontractors to, maintain statutory workers’ compensation insurance as required by Applicable Laws.

5.           Liability. Tenant assumes sole responsibility and liability for any and all injuries or the death of any persons, including Tenant’s contractors and subcontractors and their respective employees, agents and invitees, and for any and all damages to property caused by, resulting from or arising out of any negligence or willful misconduct on the part of Tenant, Tenant’s contractors or subcontractors, or their respective employees, agents and invitees in the prosecution of the Tenant Improvements. Tenant agrees to indemnify, save, defend (at Landlord’s option and with counsel reasonably acceptable to Landlord) and hold the Landlord Indemnitees harmless from and against all Claims due to, because of or arising out of any and all such injuries, death or damage, whether real or alleged, and Tenant and Tenant’s contractors and subcontractors shall assume and defend at their sole cost and expense all such Claims; provided, however, that nothing contained in this Work Letter shall be deemed to indemnify or otherwise hold Landlord harmless from or against liability caused by the negligence or willful misconduct of Landlord or any Landlord Party. Any deficiency in design or construction of the Tenant Improvements shall be solely the responsibility of Tenant, notwithstanding the fact that Landlord may have approved of the same in writing.

6.           TI Allowance.

6.1.         Application of TI Allowance. Landlord shall contribute the TI Allowance toward the costs and expenses incurred in connection with the performance of the Tenant Improvements, in accordance with Section 5 of the Lease. If the entire TI Allowance is not applied toward or reserved for the costs of the Tenant Improvements, then Tenant shall not be entitled to a credit of such unused portion of the TI Allowance. Tenant may apply the TI Allowance for the payment of construction and other costs in accordance with the terms and provisions of the Lease.

6.2.         Costs Exceeding TI Allowance. Landlord shall not be obligated to reimburse Tenant for costs or expenses relating to the Tenant Improvements that exceed the amount of the TI Allowance. Landlord shall not unreasonably withhold, condition or delay its approval of any budget for Tenant Improvements that is proposed by Tenant.

6.3.         Fund Requests. Upon completion of the Tenant Improvements and submission by Tenant to Landlord of (a) a statement (a “Fund Request”) setting forth the total amount of the TI Allowance requested, (b) a summary of the Tenant Improvements performed using AIA standard form Application for Payment (G 702) executed by the general contractor and by the architect, (c) invoices from the general contractor, the architect, and any subcontractors, material suppliers and other parties in the amount of the TI Allowance requested by Tenant for reimbursement, (d) unconditional lien releases from the general contractor and each subcontractor and material supplier (or conditional releases conditioned only upon payment) with respect to all payments made by Tenant for the Tenant Improvements in a form acceptable to Landlord and complying with Applicable Laws; (e) the items required to be delivered by Tenant pursuant to Section 5.4 of the Lease; (f) to the extent not previously delivered with respect to the Construction Work (as defined in the Purchase Agreement), a one (1) year workmanship warranty from each of the contractors that have performed the Construction Work to date and/or the Tenant Improvements, for costs in excess of $2,500 from the applicable date of completion of such contractor’s applicable work, and all warranties (except to the extent such warranties relate to the Tenant’s equipment or trade fixtures) for any equipment installed as part of the Construction Work and/or Tenant Improvements; and (g) an “as-built” ALTA survey of the Premises that depicts the Building and other improvements constructed thereon and is otherwise reasonably satisfactory to Landlord, then Landlord shall, within fifteen (15) days following receipt by Landlord of the Fund Request and all accompanying materials required by this Section, pay to Tenant the amount of the TI Allowance requested. In addition to the foregoing, Tenant shall also promptly deliver to Landlord such other “close out” materials as Landlord reasonably requests.

7.           Miscellaneous.

7.1.         Incorporation of Lease Provisions. Sections 35.2 through 35.18 of the Lease are incorporated into this Work Letter by reference, and shall apply to this Work Letter in the same way that they apply to the Lease.

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IN WITNESS WHEREOF, Landlord and Tenant have executed this Work Letter to be effective on the date first above written.

LANDLORD:

IIP-MD 1 LLC,

a Delaware limited liability company

By:
Name:
Title:

TENANT:

HOLISTIC INDUSTRIES LLC,

a Maryland limited liability company

By:
Name:
Title:

EXHIBIT G-1

TENANT WORK INSURANCE SCHEDULE

Tenant shall be responsible for requiring all of Tenant contractors doing construction or renovation work to purchase and maintain such insurance as shall protect it from the claims set forth below which may arise out of or result from any Tenant Work whether such Tenant Work is completed by Tenant or by any Tenant contractors or by any person directly or indirectly employed by Tenant or any Tenant contractors, or by any person for whose acts Tenant or any Tenant contractors may be liable:

1.	Claims under workers' compensation, disability benefit and other similar employee benefit acts which are applicable to the Tenant Work to be performed.

2.	Claims for damages because of bodily injury, occupational sickness or disease, or death of employees under any applicable employer's liability law.

3.	Claims for damages because of bodily injury, or death of any person other than Tenant's or any Tenant contractors' employees.

4.	Claims for damages insured by usual personal injury liability coverage which are sustained (a) by any person as a result of an offense directly or indirectly related to the employment of such person by Tenant or any Tenant contractors or (b) by any other person.

5.	Claims for damages, other than to the Tenant Work itself, because of injury to or destruction of tangible property, including loss of use therefrom.

6.	Claims for damages because of bodily injury or death of any person or property damage arising out of the ownership, maintenance or use of any motor vehicle.

Tenant contractors' Commercial General Liability Insurance shall include premises/operations (including explosion, collapse and underground coverage if such Tenant Work involves any underground work), elevators, independent contractors, products and completed operations, and blanket contractual liability on all written contracts, all including broad form property damage coverage.

Tenant contractors' Commercial General, Automobile, Employers and Umbrella Liability Insurance shall be written for not less than limits of liability as follows:

a. Commercial General Liability: Bodily Injury and Property Damage	Commercially reasonable amounts, but in any event no less than $1,000,000 per occurrence and $2,000,000 general aggregate, with $2,000,000 products and completed operations aggregate.

b. Commercial Automobile Liability: Bodily Injury and Property Damage	$1,000,000 per accident
c. Employer's Liability: Each Accident Disease – Policy Limit Disease – Each Employee	$500,000 $500,000 $500,000
d. Umbrella Liability: Bodily Injury and Property Damage	Commercially reasonable amounts (excess of coverages a, b and c above), but in any event no less than $3,000,000 per occurrence / aggregate.

All subcontractors for Tenant contractors shall carry the same coverages and limits as specified above, unless different limits are reasonably approved by Landlord. The foregoing policies shall contain a provision that coverages afforded under the policies shall not be canceled or not renewed until at least ten (10) days' prior written notice has been given to the Landlord. Certificates of insurance including required endorsements showing such coverages to be in force shall be filed with Landlord prior to the commencement of any Tenant Work and prior to each renewal. Coverage for completed operations must be maintained for the lesser of five (5) years and the applicable statue of repose following completion of the Tenant Work, and certificates evidencing this coverage must be provided to Landlord. The minimum A.M. Best's rating of each insurer shall be A- VII. Landlord and its mortgagees shall be named as an additional insureds under Tenant contractors' Commercial General Liability, Commercial Automobile Liability and Umbrella Liability Insurance policies as respects liability arising from work or operations performed, or ownership, maintenance or use of autos, by or on behalf of such contractors. Each contractor and its insurers shall provide waivers of subrogation with respect to any claims covered or that should have been covered by valid and collectible insurance, including any deductibles or self-insurance maintained thereunder.

If any contractor's work involves the handling or removal of asbestos (as determined by Landlord in its sole and absolute discretion), such contractor shall also carry Pollution Legal Liability insurance. Such coverage shall include bodily injury, sickness, disease, death or mental anguish or shock sustained by any person; property damage, including physical injury to or destruction of tangible property (including the resulting loss of use thereof), clean-up costs and the loss of use of tangible property that has not been physically injured or destroyed; and defense costs, charges and expenses incurred in the investigation, adjustment or defense of claims for such damages. Coverage shall apply to both sudden and non-sudden pollution conditions including the discharge, dispersal, release or escape of smoke, vapors, soot, fumes, acids, alkalis, toxic chemicals, liquids or gases, waste materials or other irritants, contaminants or pollutants into or upon land, the atmosphere or any watercourse or body of water. Claims-made coverage is permitted, provided the policy retroactive date is continuously maintained prior to the Commencement Date, and coverage is continuously maintained during all periods in which Tenant occupies the Premises. Coverage shall be maintained with limits of not less than $1,000,000 per incident with a $2,000,000 policy aggregate.